Exhibit 99.3

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY
STOCK OFFERING

Marathon Bancorp, Inc. │Wausau, Wisconsin

HOLDING COMPANY FOR:
Marathon Bank │ Wausau, Wisconsin

Valuation Date: November 20, 2020

1311-A Dolley Madison Boulevard, Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

November 20, 2020

Board of Directors

Marathon Bank

500 Scott Street

Wausau, Wisconsin 54402

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the stock issuance transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) as originally issued by the Office of Thrift Supervision (“OTS”) and accepted by the Federal Deposit Insurance Corporation (the “FDIC”), the Wisconsin Department of Financial Institutions (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Reorganization

The board of directors of Marathon Bank (“Marathon” or the “Bank”) has approved the Plan of Reorganization pursuant to which the Bank will reorganize from a Wisconsin-chartered mutual savings bank into a two-tier mutual holding company structure. After the reorganization, Marathon Bancorp, Inc. (“Marathon Bancorp” or “Bancorp”) will be the mid-tier stock holding company and Marathon MHC (the “MHC”) will be the top-tier mutual holding company. After the offering, purchasers in the offering will own 45% and the MHC will own 55% of the outstanding shares of common stock of Bancorp. After the reorganization is completed, Bancorp will own all of the outstanding capital stock of the Bank.

Marathon Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members as such terms are defined for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated or firm commitment offering.

At this time, no other activities are contemplated for the Company other than 100% ownership of its subsidiary, the Bank, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan (the “ESOP”). In the future, Marathon Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

1311-A Dolley Madison Boulevard, Suite 2A	Telephone: (703) 528-1700
McLean, VA 22101	Fax No.: (703) 528-1788
www.rpfinancial.com	Toll-Free No.: (866) 723-0594
E-Mail: mail@rpfinancial.com

Board of Directors
November 20, 2020

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Bank and the other parties engaged by Marathon to assist in the minority stock offering process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Bancorp, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Department and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Marathon that has included a review of audited financial information for the years ended 2016 through 2020 and unaudited financial statements as of and for the three months ended September 30, 2020, a review of various unaudited information and internal financial reports through September 30, 2020, and due diligence related discussions with the Bank’s management; Bonadio & Co., LLP, the Bank’s independent auditor; Luse Gorman, PC, the Bank’s counsel for the stock issuance and Janney Montgomery Scott, LLC, the Bank’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Marathon operates and have assessed Marathon’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Marathon and the industry as a whole. We have analyzed the potential effects of the stock offering on Marathon’s operating characteristics and financial performance as they relate to the pro forma market value of Marathon Bancorp. We have reviewed the economic and demographic characteristics of the Bank’s primary market area. We have compared Marathon’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyzes thrifts subject to announced or rumored acquisitions, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Marathon’s representation that the information contained in the regulatory applications and additional information furnished to us by Marathon and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Marathon, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Marathon. The valuation considers Marathon only as a going concern and should not be considered as an indication of Marathon’s liquidation value.

Board of Directors
November 20, 2020

Our appraised value is predicated on a continuation of the current operating environment for Marathon and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Marathon Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Marathon Bancorp following completion of the stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Marathon Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 20, 2020, the estimated aggregate pro forma market value of the shares to be issued immediately following the minority stock offering, both shares issued publicly as well as to the MHC, equaled $18,000,000 at the midpoint, equal to 1,800,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $15,300,000 and a maximum value of $20,700,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,530,000 at the minimum and 2,070,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $23,805,000 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,380,500. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $6,885,000 at the minimum, $8,100,000 at the midpoint, $9,315,000 at the maximum and $10,712,250 at the super maximum of the valuation range.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the stock offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Marathon Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of Marathon as of September 30, 2020, the date of the financial data included in the prospectus.

Board of Directors
November 20, 2020

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Marathon, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Marathon Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

James J. Oren
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

Marathon Bancorp, Inc.

Wausau, Wisconsin

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Reorganization		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.3
Income and Expense Trends		I.7
Interest Rate Risk Management		I.10
Lending Activities and Strategy		I.11
Loan Originations, Purchases and Sales		I.15
Asset Quality		I.15
Funding Composition and Strategy		I.16
Subsidiary Operations		I.16
Legal Proceedings		I.16

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Interest Rate Environment		II.6
Demographic and Economic Trends		II.7
Local Economy/Employment Base		II.9
Market Area Largest Employers		II.10
Market Area Unemployment Data		II.11
Deposit Trends		II.12
Competition		II.14

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Credit Risk		III.11
Interest Rate Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

Marathon Bancorp, Inc.

Wausau, Wisconsin

(continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.8
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.9
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.15
	C.	The Acquisition Market	IV.17
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments			IV.18
Valuation Approaches: Fully-Converted Basis			IV.19
Basis of Valuation- Fully-Converted/Non Fully-Converted Pricing Ratios			IV.20
1.	Price-to-Earnings ("P/E")		IV.20
2.	Price-to-Book ("P/B")		IV.22
3.	Price-to-Assets ("P/A")		IV.24
Comparison to Publicly-Traded MHCs			IV.25
Comparison to Recent Offerings			IV.26
Valuation Conclusion			IV.28

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES
Marathon Bancorp, Inc.

Wausau, Wisconsin

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheets	I.4
1.2	Historical Income Statements	I.8

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Market Area Largest Employers	II.11
2.4	Unemployment Trends	II.12
2.5	Deposit Summary	II.13
2.6	Market Area Deposit Competitors – As of June 30, 2020	II.15

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Credit Risk Measures and Related Information	III.13
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.15

4.1	Peer Group Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.17
4.3	Valuation Adjustments	IV.19
4.4	Public Market Pricing Versus Peer Group (Fully-Conversion Basis)	IV.22
4.5	Public Market Pricing Versus Peer Group (MHC Basis)	IV.24
4.6	Publicly-Traded MHCs (Fully Conv. Basis) versus the Peer Group	IV.27
4.7	Peer Group of MHC Institutions (Fully Converted Basis)	IV.28

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. Overview and Financial Analysis

Introduction

Marathon is a Wisconsin-chartered mutual savings bank originally organized in 1902. The Bank is headquartered in the town of Wausau, Marathon County, Wisconsin, in central Wisconsin. The Bank operates a community banking business through its headquarters office, two additional branch offices in Marathon County, and a branch office in Ozaukee County, located in southeastern Wisconsin within the Milwaukee-Waukesha-West Allis metropolitan statistical area (the “Milwaukee MSA”). The Bank’s deposit base is generally concentrated in areas surrounding the office locations. The Bank’s primary market area coverage for lending operations expands beyond central Wisconsin to the southeastern section of the state of Wisconsin, to include the Milwaukee MSA. A map of the Bank’s offices is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). Marathon is subject to regulatory oversight and examination by the Wisconsin Department of Financial Institutions as its chartering agency and by the FDIC for deposit insurance purposes. At September 30, 2020, Marathon reported $172.0 million in assets, $134.6 million in deposits and equity of $21.1 million, equal to 12.29% of assets. Marathon’s audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization

The board of directors of Marathon Bank (“Marathon” or the “Bank”) has approved the Plan of Reorganization pursuant to which the Bank will reorganize from a Wisconsin-chartered mutual savings bank into a two-tier mutual holding company structure. After the reorganization, Marathon Bancorp, Inc. (“Marathon Bancorp” or “Bancorp”) will be the mid-tier stock holding company and Marathon MHC (the “page 1MHC”) will be the top-tier mutual holding company. After the offering, purchasers in the offering will own 45% and the MHC will own 55% of the outstanding shares of common stock of Bancorp. After the reorganization is completed, Bancorp will own all of the outstanding capital stock of the Bank.

Marathon Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members as such terms are defined for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated or firm commitment offering.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

At this time, no other activities are contemplated for the Company other than 100% ownership of its subsidiary, the Bank, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan (the “ESOP”). In the future, Marathon Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Marathon has been serving Marathon County and the related central Wisconsin marketplace as a locally-owned and operated financial institution since its founding in 1902. For many years Marathon operated as a traditional thrift institution, originating for portfolio long-term fixed rate residential loans funded with certificates of deposit. Since approximately 2014, under new senior management, the Bank has acted to update the various operational areas of the Bank, such as credit underwriting, information technology and compliance in order to more fully meet current industry standards. Further, the Bank has strived to diversify the loan portfolio into commercial real estate loans, particularly in the southeastern Wisconsin region because of the attractiveness of that region in terms of the economic base and activity. An additional benefit of this strategy has been an increase in lower cost core deposit accounts, related to the commercial lending activities. The Bank’s products and services are focused on the lending and investment needs of the local retail and commercial customer base as well as households in the market area. Based on the operating history and growth of the Bank since its founding, the Bank has established, to certain degree, its name recognition and overall reputation in the central Wisconsin area, and is extending such reputuation to the Milwaukee MSA. In addition, the Bank views itself as an integral part of the local communities served, and thus has historically strongly supported the retail customer base through providing residential loan products.

The equity from the stock offering will increase the Bank’s liquidity, lending capacity, leverage and growth capacity and the overall financial strength. Marathon’s higher equity position resulting from the infusion of stock proceeds is anticipated to reduce interest rate risk through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. The increased equity is expected to reduce overall funding costs for the asset base. The Bank will be better positioned to pursue growth and revenue diversification. The projected use of proceeds is highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

•	The Company. The Company will retain a portion of the net conversion proceeds. At present, the net funds retained at the holding company level are expected to be initially invested primarily into short-term liquid investments, after providing funds to capitalize the MHC, fund the loan to the employee stock ownership plan and fund the cash contribution to the charitable foundation. Over time, the funds may be utilized for various other corporate purposes.

•	The Bank. 50% of the net conversion proceeds will be infused into the Bank as cash and equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are expected to be deposited as an interest-earning deposit, providing additional funds for reinvestment in earning assets.

With the Bank’s enhanced equity position, following the completion of the offering, Marathon intends to continue to pursue the following strategies in order to operate as a well-capitalized and profitable community bank focused on meeting the needs of individuals, small businesses, and community organizations in Marathon County and the related regional market area:

•	Operate as a community oriented financial institution, focusing on service and a local customer base;

•	Continue to focus on residential real estate lending, both first and second position security, including the sale of fixed rate loans into the secondary market;

•	Emphasize commercial real estate/multi-family lending;

•	Increase core deposits, with an emphasis on low cost demand deposits;

•	Expand market area coverage through branch or whole-bank acquisitions or fee-based businesses;

•	Manage credit risk to maintain a low level of nonperforming assets through a strict and disciplined credit culture.

•	Grow internally or through bank or branch acquisitions or additional de novo branching;

Balance Sheet Trends

Table 1.1 presents the Bank’s historical balance sheet data for the most recent five fiscal years and as of September 30, 2020 and reflects data for Marathon as a mutual savings bank. Over this period, Marathon’s total assets have increased at a 4.1% annual rate, with loans receivable, representing the majority of the asset base, increasing at an 8.2% annual rate, a higher rate than assets over the same time period.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Table 1.1

Marathon Bank

Historical Balance Sheets

													2016-2020
	As of June 30,										As of September 30,		Annualized
	2016		2017		2018		2019		2020		2020		Growth
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$145,125	100.00%	$149,839	100.00%	$148,365	100.00%	$152,609	100.00%	$170,650	100.00%	$172,041	100.00%	4.08%
Loans Receivable (net)	83,870	57.79%	87,339	58.29%	101,440	68.37%	115,670	75.80%	116,919	68.51%	117,255	68.16%	8.20%
Cash and Equivalents	6,135	4.23%	15,376	10.26%	6,921	4.66%	3,750	2.46%	26,219	15.36%	29,358	17.06%	44.54%
FHLB Stock	278	0.19%	266	0.18%	265	0.18%	265	0.17%	262	0.15%	262	0.15%	-1.39%
Investment Securities	47,366	32.64%	39,319	26.24%	31,742	21.39%	23,683	15.52%	17,849	10.46%	15,910	9.25%	-22.64%
Bank Owned Life Insurance	5,163	3.56%	5,319	3.55%	5,478	3.69%	5,640	3.70%	5,804	3.40%	5,846	3.40%	2.97%

Fixed Assets	1,218	0.84%	1,126	0.75%	1,461	0.98%	1,852	1.21%	1,969	1.15%	1,941	1.13%	11.59%
OREO	202	0.14%	181	0.12%	139	0.09%	0	0.00%	0	0.00%	64	0.04%	-23.70%
Deferred Tax Asset	0	0.00%	0	0.00%	0	0.00%	871	0.57%	700	0.41%	537	0.31%	NM
Other Assets	893	0.62%	913	0.61%	919	0.62%	878	0.58%	928	0.54%	868	0.50%	-0.67%

Deposits	$124,845	86.03%	$128,795	85.96%	$128,793	86.81%	$131,269	86.02%	$134,015	78.53%	$134,610	78.24%	1.79%
Borrowings	1,000	0.69%	1,000	0.67%	0	0.00%	0	0.00%	14,374	8.42%	14,438	8.39%	87.42%
Other Liabilities	1,188	0.82%	1,754	1.17%	1,254	0.85%	1,200	0.79%	1,479	0.87%	1,851	1.08%	11.00%
Equity	18,092	12.47%	18,290	12.21%	18,318	12.35%	20,140	13.20%	20,782	12.18%	21,142	12.29%	3.73%
Net Unrealized Gain/(Loss) on Investment/MBS Available for Sale	$846	0.58%	$25	0.02%	$(647)	-0.44%	$(158)	-0.10%	$67	0.04%	$116	0.07%

Loans/Deposits	67.18%		67.81%		78.76%		88.12%		87.24%		87.11%
Offices Open	4		4		4		4		4		4

(1)   Ratios are as a percent of ending assets.

Source:  Marathon Bancorp's draft prospectus and draft audited and unaudited financial statements.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

Assets have mostly steadily increased since fiscal 2016 as a result of efforts and strategies put into place by directors and management. Funding for such growth consisted of both deposits and borrowings, as the Bank has made use of available low-cost borrowings. Newly added funds were directed to various categories within the asset base, including the loan portfolio, which has increased from 58% of assets in FY2016 to 68% of assets as of September 30, 2020. Cash and investments have been maintained at sufficient levels for liquidity purposes, while some funds have been placed into bank owned life insurance (“BOLI”). Equity reached $21.1 million at September 30, 2020 or 12.27% of assets. A summary of Marathon’s key operating ratios for the past five years is presented in Exhibit I-3.

A key long-term business strategy of Marathon is to increase the investment in whole loans receivable. As such, the Bank’s loan portfolio totaled $117.3 million, or 68.1% of assets at September 30, 2020, an increase from $83.8 million, or 57.8% of assets as of June 30, 2016. The combination of the increase in loans receivable as a percent of assets and the additional use of deposits to fund assets resulted in the loan/deposit ratio increasing from 66.7% at June 30, 2016 to 87.1% at September 30, 2020.

Marathon‘s investment in loans reflects the Bank’s historical concentration in traditional long-term fixed rate 1-4 family residential loans, along with the loan diversification mentioned above. The 1-4 family residential loan portfolio comprised approximately 34% of total loans as of September 30, 2020, down from 41% of loans in FY2019. In recent years, the Bank has pursued additional lending in the areas of commercial real estate, construction/land and commercial and industrial loans, resulting in a decline in the 1-4 family residential portfolio as a portion of the loan portfolio. The commercial real estate/multifamily lending activities represent a primary part of the Bank’s business strategy to maximize revenue (in terms of yield on portfolio loans) and provide benefits in areas such as interest rate risk. Further, Marathon also maintains balances of construction/land loans and commercial and industrial loans. Consumer loans have historically been limited to small amounts of personal loans to consumers.

The intent of the Bank’s cash and investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Marathon’s cash operating needs and credit and interest rate risk objectives. Historically, the level of cash and equivalents has fluctuated in the range of 2.5% to 17.0% based on the operating environment and cash needs. The ratio equaled 17.1% as of September 30, 2020.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Regarding the investment securities portfolio, as of September 30, 2020 the Bank held investments both as available for sale (“AFS”) and as held to maturity (“HTM”), and the portfolio is managed in concert with the overall asset/liability management policy guidance and to maximize revenue. As of June 30, 2019, securities classified as AFS and HTM equaled 85% and 15% of total investments, respectively. The investment portfolio consisted of a variety of investment types, including mortgage backed securities, municipal bonds and corporate bonds. The only other investment security consisted of the required equity investment of FHLB of Chicatgo of $262,000. The level of cash and investments is anticipated to increase initially following the stock offering, pending gradual redeployment into higher yielding loans. Details of the Bank’s held-to-maturity investment securities portfolio are presented in Exhibit I-4.

Marathon owns the corporate office/full service office in Wausau and the Mosinee, Wisconsin office. The corporate office building accounts for most of the fixed assets investment on the balance sheet. Details of the investment in fixed assets by branch are presented in Exhibit II-2. The investment in fixed assets has increased in recent periods due in part to the opening of the Ozaukee County office in 2018, along with other investments to upgrade the Bank’s operating buildings and equipment.

Reflecting favorable asset quality, Marathon has recorded minimal balances of other real estate owned (“OREO”) over the period from 2016 to 2020. Marathon maintains an investment in bank-owned life insurance (“BOLI”) policies, as a source of funding for employee benefit expenses and to provide tax-advantaged income. As of September 30, 2020, the cash surrender value of the Bank’s BOLI equaled $5.8 million or 3.40% of assets.

As shown in Table 1.1, since June 30, 2016 Marathon’s funding needs have been provided by retail deposits, borrowings and retained earnings. The balance of the Bank’s deposits has increased at a slower pace than assets since 2016, recording an annualized growth rate of 1.8%. Borrowings have increased at a higher rate, in particular in more recent periods. Borrowings use is generally based on the indicated cost of these funds in comparison to deposits, and the respective term for interest rate risk management purposes, along with the ability to obtain such funds in a timely manner to support the lending and overall growth objectives. As a result of the relative growth in assets, the proportion of assets funded with deposits has decreased from 86% to 78% since fiscal 2016. The Bank maintains a concentration of deposits in certificates of deposit (reflective of the traditional thrift operations), which comprised 34% of deposits at September 30, 2020, with this ratio decreasing from 45% as of June 30, 2019.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

The balance of equity increased between fiscal 2016 and September 30, 2020 as Marathon recorded consistent profitable operations. Reflecting the combination of this increase in equity and the increase in assets over that time period, the equity-to-assets ratio has remained in the range of 12% to 13% of assets over that time period, and equaled 12.27% at September 30, 2020. All of the Bank’s equity is tangible, and the Bank maintained surpluses relative to all of its regulatory capital requirements at September 30, 2020. The pro forma return on equity (“ROE”) is expected to initially decline given the increased equity position.

Income and Expense Trends

Table 1.2 presents the Bank’s income and expense trends over the past five fiscal years and for the 12 months ended September 30, 2020. The table reveals the Bank has recorded consistently profitable operations over the time period, and profitability has averaged 0.57% of average assets since fiscal 2016. Non-operating items have been substantially limited and consistent only of gains on a life insurance policy payout and a small amount of gains on the sale of investment securities.

Marathon’s net interest income to average assets ratio has reflected the impact of market interest rate trends and internal asset investment and funding strategies over the time period shown in Table 1.2. Net interest income as a percent of average assets increased through FY2019, reflecting the higher interest rate environment at that time, with the asset yields supported by the increasing investment in commercial, construction and other loans. The noted rise and then fall of funding costs in Table 1.2 reflects the interest rate environment and also has been impacted by the increase in lower cost core deposit from the lending diversification, along with the increased borrowings used in recent periods. Both the interest income and interest expense ratios have followed the same trend, with such rates rising through FY2019 and then declining thereafter. This is indicative of the Bank’s increased focus on interest rate risk management and the benefits of the diversified lending away from long-term fixed rate residential loans. The Bank’s interest rate spreads and yields and costs for the past three and one-half years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Table 1.2

Marathon Bank

Historical Income Statements

	For the Year Ended June 30,										For the 12 Mths Ended,
	2016		2017		2018		2019		2020		September 30, 2020
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$5,244	3.61%	$5,263	3.57%	$5,563	3.73%	$6,125	4.07%	$5,909	3.66%	$5,859	3.70%
Interest Expense	(934)	-0.64%	(881)	-0.60%	(1,044)	-0.70%	(1,360)	-0.90%	(1,357)	-0.84%	(1,279)	-0.81%
Net Interest Income	$4,310	2.97%	$4,382	2.97%	$4,519	3.03%	$4,765	3.17%	$4,552	2.82%	$4,580	2.89%
Provision for Loan Losses	0	0.00%	0	0.00%	0	0.00%	0	0.00%	(150)	-0.09%	(150)	-0.09%
Net Interest Income after Provisions	$4,310	2.97%	$4,382	2.97%	$4,519	3.03%	$4,765	3.17%	$4,402	2.72%	$4,430	2.80%

Other Income	$545	0.38%	$510	0.35%	$461	0.31%	$419	0.28%	$400	0.25%	$384	0.24%
Mortgage Banking Income	91	0.06%	110	0.07%	162	0.11%	103	0.07%	606	0.37%	914	0.58%
Operating Expense	(4,583)	-3.16%	(4,409)	-2.99%	(4,441)	-2.98%	(4,852)	-3.22%	(4,903)	-3.03%	(5,009)	-3.17%
Net Operating Income	$363	0.25%	$593	0.40%	$701	0.47%	$435	0.29%	$505	0.31%	$719	0.45%

Gain on Life Insur/IOTLA Settlement	$768	0.53%	$420	0.28%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Gain(Loss) on Sale of Securities	0	0.00%	5	0.00%	0	0.00%	17	0.01%	0	0.00%	0	0.00%
Total Non-Operating Income (Exp.)	$768	0.53%	$425	0.29%	$0	0.00%	$17	0.01%	$0	0.00%	$0	0.00%

Net Income Before Tax	$1,131	0.78%	$1,018	0.69%	$701	0.47%	$452	0.30%	$505	0.31%	$719	0.45%
Income Taxes	0	0.00%	0	0.00%	0	0.00%	880	0.58%	(87)	-0.05%	(135)	-0.09%
Net Income (Loss)	$1,131	0.78%	$1,018	0.69%	$701	0.47%	$1,332	0.89%	$418	0.26%	$584	0.37%

Adjusted Earnings:
Net Income	$1,131	0.78%	$1,018	0.69%	$701	0.47%	$1,332	0.89%	$418	0.26%	$584	0.37%
Add(Deduct): Non-Operating (Inc)/Exp	(768)	-0.53%	(425)	-0.29%	0	0.00%	(17)	-0.01%	0	0.00%	0	0.00%
Tax Effect	261	0.18%	145	0.10%	0	0.00%	4	0.00%	0	0.00%	0	0.00%
Adjusted Earnings:	$624	0.43%	$738	0.50%	$701	0.47%	$1,319	0.88%	$418	0.26%	$584	0.37%

Memo:
Efficiency Ratio (%)	92.66%		88.14%		86.37%		91.77%		88.22%		85.22%
Expense Coverage Ratio (%)	96.03%		101.88%		105.40%		100.33%		105.20%		109.68%
Return on Equity (%)	6.25%		5.60%		3.83%		6.93%		2.04%		2.83%
Effective Tax Rate (%)	0.00%		0.00%		0.00%		-194.69%		17.23%		18.78%

(1)  Ratios are as a percent of average assets.

Source:  Marathon Bancorp's draft audited and audited financial statements.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Non-interest operating income has historically been a modest contributor to the Bank’s income statement and averaged 0.28% of average assets for the most recent three fiscal years and equaled 0.44% of average assets for the most recent 12-month period. Most of this income is gained from deposit account fees and the BOLI investment income.

Marathon has followed a strategy of selling long-term fixed rate residential loans into the secondary market, mostly on a servicing retained basis. Thus, the Bank recorded income on gains on sale of loans sold. Such gains on sale have increased in 2020 due to the low interest rate environment, and such income totaled $606,000, or 0.38% of average assets for FY2020. As of September 30, 2020, the Bank maintained a loans serviced for others portfolio of $15.3 million and a corresponding capitalized mortgage servicing rights of $267,000.

Operating expenses represent the other major component of the Bank’s income statement, and as shown in Table 1.2, such expenses have remained relatively stable as a percent of average assets and have increased in dollar amount since 2016. Total operating expenses equaled $5.0 million, or 3.16% of average assets during the 12 months ended September 30, 2020. The increase in the dollar amount of operating expenses since 2016 reflects the overall growth of the Bank’s operations, the addition of the Ozaukee County branch office, additional focus on lending diversification, general inflation costs and the overall costs of operations and increases in compensation/benefits for employees to staff the various operating departments of the Bank. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans, auditing and legal costs.

The trends in the net interest income (including the gains on sale of loans) and operating expense ratios since fiscal 2016 have caused the expense coverage ratio (net interest income/gains on sale divided by operating expenses) to be maintained in the range of 102% to 105% since FY2017. Also reflecting a similar trend, Marathon’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income, including mortgage banking income) has decreased from 93% for fiscal 2016 to 85% for the 12 months ended September 30, 2020.

As noted earlier, loan loss provisions have had a modest impact on the income statement as Marathon has maintained favorable asset quality ratios and recorded limited asset charge offs. There were no loan loss provisions from FY2016 to FY2019, and a modest amount in the last 12 months of operations. As of September; 30, 2020, the ALLL equaled 561.7% of non-performing loans and 1.48% of total loans receivable. Exhibit I-6 sets forth the Bank’s allowance for loan loss activity during the past two years and three months.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Non-operating items have had a minimal impact on the Bank’s income statement since fiscal 2016 and consisted of a payout of a life insurance contract in 2016 and a small amount of gains on the sale of securities in 2019.

Until FY2019, Marathon maintained a 100% valuation reserve against the calculated deferred tax asset based on the applicable tax calculation. In FY2019, the Bank, pursuant to accounting convention, was able to eliminate the valuation reserve in its entirety, and record the resulting deferred tax asset. For fiscal 2020 and the most recent period, a tax liability was thus recorded. For fiscal 2020 and the most recent 12 months, the Bank recorded tax rates of approximately 30%.

Interest Rate Risk Management

Marathon’s balance sheet is asset-sensitive in the shorter-term and, thus, the net interest margin will typically be favorably affected during periods of rising and higher interest rates. Marathon measures its interest rate risk exposure by use of the economic value of equity (“EVE”) methodology, which provides an analysis of estimated changes in the Bank’s EVE under the assumed instantaneous changes in the U.S. treasury yield curve. Utilizing figures as of September 30, 2020, based on a 2.0% instantaneous and sustained increase in interest rates, the EVE model indicates that the Bank’s EVE would decrease by 9.6% (see Exhibit I-7).

The Bank pursues strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through diversifying into other types of lending beyond 1-4 family permanent fixed rate mortgage loans such as originating commercial real estate, commercial business and construction/land loans, all of which have shorter terms to repricing or maturity, and carry higher interest rates. The Bank also sells longer-term fixed rate residential loans into the secondary market. On the liability side of the balance sheet, management of interest rate risk has been pursued through attempting to retain the balance of deposits in lower cost and less interest rate sensitive transaction and savings accounts and attempting to lengthen the term-to-maturity of the CD portfolio. The Bank has also lengthened the term-to-maturity of the borrowings portfolio, to the extent possible. Core deposits, which consist of transaction and savings accounts, comprised 65.8% of the Bank’s deposits at September 30, 2020. As of June 30, 2020, of the Bank’s total loans due after June 30, 2021, ARM loans comprised 27.4% of those loans (see Exhibit I-8). In addition, the Bank maintains a notable balance of cash and cash equivalents, which provide for short-term to maturity funds on the balance sheet. Finally, the Bank maintains an equity position of over 12% of assets, representing interest-free funds that can be used to fund earning assets. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s equity will lessen the proportion of interest rate sensitive liabilities funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

Lending Activities and Strategy

Marathon operates two principal lending activities: (1) the origination of 1-4 family residential first and second position mortgage loans, with the first position fixed rate loans mostly sold in the secondary market; and, (2) commercial real estate/multifamily/commercial and industrial/construction lending as part of a commercial lending focus. The overall lending strategy is to diversify its overall loan portfolio, shorten the term-to-maturity or repricing, and increase the overall yield earned on loans. Details of the Bank’s loan portfolio composition are shown in Exhibit I-9, while Exhibit I-10 provides details of the Bank’s loan portfolio by contractual maturity date.

Residential Real Estate Lending

Marathon’s historical lending focus has been the origination of first position 1-4 family residential real estate loans. As of September 30, 2020, residential first and second position mortgage loans equaled $40.4 million, or 33.8% of total loans, with adjustable rate loans totaling approximately 80% of total residential first mortgage loans. As shown in Exhibit I-9, the balance of residential mortgage loans has decreased since June 30, 2019, and other loan types have grown in balance given the higher focus on other lending activities. The Bank generally sells originations of conforming fixed-rate one- to four-family residential real estate loans to government-sponsored enterprises such as Freddie Mac and Fannie Mae and through the Federal Home Loan Bank’s Mortgage Partnership Finance Program.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Marathon’s first mortgage loans are generally underwritten to Fannie Mae origination guidelines and thus are deemed to be “conforming” loans with terms of 10 to 30 years. Most of the 1-4 family mortgage loans are secured by residences in the Marathon Country market, along with contiguous counties in central Wisconsin. Loan-to-value ratios (“LTV”) of mortgage loans are generally limited to an 80% LTV, whichever is lower, or up to 100% if the loans carry private mortgage insurance. Adjustable rate loans have an initial fixed interest rate period of five years, followed by annual adjustments to the interest rate, with a 1% period cap on changes in interest rates and a 15% lifetime interest rate cap. Marathon does not offer “interest only” “negative amortization”, subprime or Alt-A loans, which have higher risk underwriting characteristics.

Commercial Real Estate/Multi-Family Lending

As of September 30, 2020, commercial real estate/multi-family loans totaled $53.7 million, or 44.9% of the total loan portfolio, versus $46.4 million, or 39.5% of loans as of June 30December 30, 2019. The balances of these loans have been trending upward in recent years due to the Bank’s focus to diversify its loan portfolio and increase yield. These types of loans are attractive credits given the higher yields, larger balances, shorter duration and prospective relationship potential.

Commercial real estate loans (“CRE”) totaled $42.9 million as of September 30, 2020, with 82% of such loans secured by owner-occupied property. The Bank generally originates CRE loans with maximum terms of 5 years with a balloon feature, based on a 25-year amortization schedule, and loan-to-value ratios of up to 75% of the lower of cost or appraised value of the property.

These loans are generally priced at a higher rate of interest, have larger balances and involve a greater risk profile than 1-4 residential mortgage loans. Often the payments on commercial real estate loans are dependent on successful operations and management of the property. When originating commercial real estate loans, the Bank evaluates the qualifications and financial condition of the borrower, as well as the value and condition of the property securing the loan. The Bank will also generally require and obtain personal guarantees from the principals. The commercial real estate loans are generally secured by office buildings, industrial facilities, warehouses, small retail facilities and other types of commercial property. As of September 30, 2020, the average loan size of the commercial real estate portfolio was approximately $600,000.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Multi-family loans, which totaled $10.8 million as of September 30, 2020, are typically secured by properties consisting of five or more rental units, with the properties within the lending primary market area. Multi-family residential real estate loans are generally balloon loans, carrying a fixed rate of interest and a five year balloon term with amortization periods of up to 20 years. The maximum loan-to-value ratio of multi-family property loans is generally 80% of the lower of the appraised value or the purchase price of the property. As with CRE loans, when originating multi-family loans, the Bank evaluates the qualifications and financial condition of the borrower, as well as the value and condition of the property securing the loan. The Bank may also require and obtain personal guarantees from the principals, and generally requires a debt service coverage ratio of at least 125%.

Construction Loans

Construction loans represent an area of lending diversification for Marathon, and such loans totaled $10.5 million, or 8.8% of loans as of September 30, 2020. Construction loans are made primarily to developers to finance the construction of commercial and multi-family properties or to acquire land for development of such properties. The Bank also provides construction loans to local developers for construction of 1-4 family properties located within the general lending market area. Construction loans are generally interest-only loans that provide for the payment of interest during the construction phase, which is usually 12 to 24 months for commercial construction loans and six to 12 months for residential construction loans. The interest rate is generally a variable rate based on an index rate, typically the prime rate plus a margin. At the end of the construction phase, the loan generally converts to a permanent real estate mortgage loan, but in some cases it may be payable in full. Loans can be made with a maximum loan-to-value ratio of 75% of the appraised market value upon completion of the project.

Construction loans generally involve greater credit risk than improved owner-occupied real estate lending. Marathon reviews and inspects each property before disbursement of loan funds, and also requires detailed cost estimates to complete the construction project and an appraisal of the property.

Commercial Business Loans

As part of the strategy of diversifying the loan portfolio, Marathon originates commercial business loans and lines of credit on non-real estate commercial business assets. The Bank originates commercial business loans to small businesses and professionals located in its market area. As of September 30, 2020, the Bank had $13.3 million of commercial business loans in portfolio, equal to 10.8% of total loans, including $6.2 million of Paycheck Protection Program (“PPP”) loans. Marathon encourages the borrowers to maintain their primary deposit accounts with the Bank.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Commercial business loans are generally lines of credit with terms of one to two years. and are secured by accounts receivable, inventory or other business assets. Lines of credit typically carry variable interest rates tied to the prime rate of interest that adjust annually or are tied to an index. Commercial business loans have greater credit risk compared to 1-4 family residential real estate loans, because the availability of funds for the repayment of commercial business loans are dependent on the success of the business and the general economic environment of the Bank’s market area. The Bank generally considers the financial statements, debt service capabilities, cash flows and the Bank’s history of the borrower, and generally required a loan-to-value ratio of no more than 75%.

Consumer Lending (including HELOCs)

To a minor extent, Marathon originates personal consumer loans to individuals who reside or work in the Bank’s market area, including loans secured by home equity lines of credit and personal consumer loans. As of September 30, 2020, personal consumer loans totaled $0.6 million and consisted mostly of new and used automobile loans, and loans secured by CDs. The Bank offers such loans as a convenience to customers and does not emphasize such loans. These loans help to expand and create stronger customer relationships and opportunities for cross-marketing. Consumer loans have greater risk compared to mortgage loans, due to their dependence on the borrower’s continuing financial stability.

At September 30, 2020, home equity lines of credit totaled $1.6 million in outstanding balances. The underwriting standards utilized for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity lines of credit are offered with a loan-to-value ratio up to 80%. Our home equity lines of credit are generally 10-year balloon loans. Our home equity lines of credit have adjustable rates of interest which are indexed to the prime rate of interest.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Loan Originations, Purchases and Sales

All lending activities are conducted by bank personnel located at the office locations, underwritten pursuant to bank policies and procedures. Loan sources typically include loan officers, marketing efforts, the existing customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

The Bank currently sells a significant portion of the conforming 1-4 family fixed rate residential real estate loans into the secondary market, primarily to Fannie Mae, Freddie Mac and the Federal Home Loan Bank system. These loans are sold on a servicing retained basis. These sales provide benefits in terms of interest rate risk management and also provide for current period income in the form of gains on the sale of loans.

Marathon has also periodically purchased participation loans from other financial institutions in the market area, primarily within the state of Wisconsin. Such loans are underwritten according to the Bank’s underwriting criteria and procedures. At September 30, 2020, the outstanding balances of loan participations totaled $22.8 million, of which $10.8 million were commercial real estate loans, $9.6 million were multifamily real estate loans and $2.4 million were commercial and industrial loans. All such loans were performing as of September 30, 2020. Marathon has not historically purchased whole loan packages.

Asset Quality

Marathon’s lending operations include originations of commercial real estate/multi-family, commercial business, construction/land and consumer loans for portfolio, all of which carry a higher risk profile than traditional 1-4 family mortgage lending. In recent years the Bank has maintained a generally low level of non-performing assets (“NPAs”), consisting of non-accruing loans, real estate owned and performing troubled debt restructured loans (“TDRs”). Exhibit I-11 presents a history of NPAs for the Bank since 2019. NPAs reached a high of $1,162,000 as of September 30, 2020, consisting of non-accruing loans of $316,000, real estate owned of $64,000 and accruing troubled debt restructured loans of $782,000. The non-accruing loans and real estate owned were comprised of 1-4 family first and second position loans, while the performing TDRs were secured by both residential and commercial property.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

To track the Bank’s asset quality and the adequacy of valuation allowances, Marathon has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30, 2020, the Bank maintained an allowance for loan losses of $1,775,000, equal to 1.48% of total loans receivable and 562% of non-accruing loans.

Funding Composition and Strategy

Marathon has traditionally utilized both deposits and borrowings as funding sources. At September 30, 2020, deposits equaled $134.6 million. Exhibit I-12 sets forth the Bank’s deposit composition since June 30, 2019 and Exhibit I-13 provides the maturity composition of the certificate of deposit (“CD”) portfolio at September 30, 2020 for all uninsured CDs in excess of $250,000 in balance. CDs constitute the largest portion of the Bank’s deposit base, totaling 34.2% of deposits at September 30, 2020 versus 45.3% of deposits as of June 30, 2019. Checking and savings accounts equaled $88.6 million, or 65.8% of total deposits as of September 30, 2020, versus $71.9 million, or 54.7% of total deposits at June 30, 2019.

Marathon has historically utilized borrowed funds as a funding source, and such borrowings totaled $14.4 million as of September 30, 2020 with the funds used to support lending activities and liquidity. Of the borrowed funds, $;6.4 million were borrowed under the recent Paycheck Protection Program Liquidity Facility. Additional detail of the borrowings portfolio is presented in Exhibit I-14. The remaining borrowings consisted of FHLB of Chicago advances.

Subsidiary Operations

Marathon had no subsidiaries as of September 30, 2020. Upon completion of the reorganization, Marathon will become the wholly-owned subsidiary of the Company.

Legal Proceedings

Marathon is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.1

II. OPERATING ENVIRONMENT AND MARKET AREA

Introduction

Marathon is headquartered in the town of Wausau, Marathon County, Wisconsin, in central Wisconsin. The Bank operates a community banking business through its headquarters office, two branch offices in Marathon County, and a relatively newly opened branch office in Ozaukee County, Wisconsin, directly north of the city of Milwaukee. A map of the Bank’s office locations is included as Exhibit I-1 and Exhibit II-1 contains details regarding the office properties.

The Bank focuses on providing personal service while meeting the needs of its retail and business customer base, emphasizes personalized banking services to retail customers and full service activities for business customers, offering an array of deposit services including demand deposits, business accounts, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Recent strategic actions have focused on increasing the commercial lending and depository activities of the Bank, primarily in the greater Milwaukee metropolitan area.

Future business and growth opportunities for the Bank depend on the future growth trends of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank, the relative economic health of the Bank’s market area, and the resultant impact on value.

National Economic Factors

After expanding for over 10 years, the longest on record, the national economic expansion came to an end in the second quarter of 2020 as a result of the COVID-19 pandemic and related shutdown of businesses and economic activity on both a personal and business basis. Through November 2020, the worldwide impact of COVID-19 has caused a substantial change in current and go-forward expectations in many economic performance factors, including the United States GDP growth. Following annual GDP growth in the range of 1.0% to 3.0% during the most recent economic expansion, United States GDP growth for the first calendar year quarter of 2020 was a negative 4.8% on an annualized basis, while the second quarter 2020 GDP declined by a record 32.9%. Based on the most recent Wall Street Journal (“WSJ”) economists’ forecast, GDP is projected to increase by an average of 11.0% for the second half of 2020, decline by 3.7% overall 2020 and rebound to growth of 4.7% in 2021, indicating a welcome return to economic growth. This growth, however, would be achieved through substantial public spending and related increase in the federal debt, as the fiscal 2020 budget deficit totaled $3.1 trillion, and expectations are that substantial deficits will continue based on pre-COVID deficit levels and that additional COVID-related spending will be required.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.2

The economy has recorded job growth in recent years, with an average of 2.4 million jobs added annually over the 2015-2019 time period, indicating a steady and notable growth period. As was the case with GDP performance noted above, United States job growth turned negative in March 2020, with the labor force contracting by 1.4 million in March and 20.8 million in April 2020, reflecting an unprecedented deterioration in the employment sector of the economy. During the May-September 2020 time period, a total of 11.4 million jobs were added to the workforce, reflecting a recovery of a portion of the prior losses. Near-term expectations for employment gains are for a gradual improvement, particularly as the daily impacts of COVID-19 diminish, with quarterly average job growth of 828,000 as estimated by the WSJ economists forecast.

For 2019, the annualized national inflation rate was 2.11%, compared to 2.44% for CY18 and 2.13% for CY17, indicating inflation has been kept under control, which is a focus of the Federal Reserve policy. The annualized inflation rate for the first nine months of 2020 was 1.22%, with the most recent data (lower inflation) impacted substantially by the COVID-19 crisis, reflecting the reduced demand for products and services nationwide. The Federal Reserve has recently indicated that it intends to manage inflation and interest rates differently, effectively allowing prices to run higher in order to accelerate growth and bring down unemployment. For example, instead of targeting a two percent inflation level and raising rates to head off price pressure, the Federal Reserve would aim for an average of two percent over time, which would let inflation briefly run higher.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.3

Economists have been focused in recent periods on the national unemployment rate, which prior to 2020 had been at levels considered to be “full employment” for the last year and a half. From highs reached during the national recession of 2008-2009 in the range of 10%, the unemployment rate steadily declined and equaled 3.5% as of December 2019, the lowest rate in 2019. In calendar year 2020, the unemployment rate remained below 4.0% through February 2020, and then began to increase as a result of the economic disruption caused by the COVID-19 crisis, with such rate reaching 14.7% for April 2020, a level not seen since the Great Depression. The national unemployment rate trended downward to reach 7.9% as of September 2020, indicating some improvement and reflecting the job increases noted earlier. It is expected that the unemployment rate will continue to trend downward for the rest of 2020 and likely take a number of years to fully recover. Such unemployment rates will be contingent upon the impact of COVID-19, with certain industries, such as restaurants and in-person entertainment, expected to be impacted over an extended time period. Further, the labor force may permanently lose certain jobs, such as certain office service industries as “working remotely” becomes a permanent situation for a portion of the national employee base. Other longer term impacts on job growth are expected to include the aging of the employment base, further loss of the working age population base as baby boomers retire, increased use of technology to reduce or replace workers in the workplace, and the overall slower rate of population growth compared to prior generations.

In 2018, the major stock exchange indices experienced their first down year since 2015, as the stock markets reacted in part to actions taken by the federal government in terms of international relations, tariffs, and other actions that were thought to negatively impact the national economy. Additional concern was evident about the continued increases in market interest rates by the Federal Reserve and the potential impact on economic growth. Finally, the government’s partial shutdown in late 2018 added to the uncertainty of the national economy. The general equity markets recovered notably during 2019, as the expectations for market interest rates changed to a reduction in rates. Further, there has been little fallout from international trade issues in terms of economic performance, and all indications are that GDP growth in 2019 would remain relatively similar to prior periods. As a result, the general stock markets recorded strong increases for 2019. As an indication of the changes in the nation's stock markets, on December 31, 2019, the DJIA closed at 28,538.44, an increase of 22.3% since December 31, 2018. On December 31, 2019, the NASDAQ Composite Index closed at 8,972.6, an increase of 35.2% since December 31, 2018. Finally, the S&P 500 index was 3,230.8 at December 31, 2019, an increase of 28.9% for the year.

The major stock market indices reached all-time highs in early 2020, and then fell quickly and dramatically through March 2020 as a result of worldwide fears of economic slowdowns or recession. Subsequent to March 2020, these indices have recovered substantially all of the losses incurred or reached new highs. From an all-time high of 29,551.42 on February 12, 2020, the DJIA fell by 37.1% to 18,591.93 as of March 23, 2020. Since that date, the DJIA has recorded a steady recovery to 29,263.48 as of November 20, 2020, recovering about 90% of the losses incurred. Similarly, these trends have also occurred in the other major market indexes such as the S&P 500, which settled at 3,557.54 on November 20, 2020, well above the February 2020 all-time high of 3,386.15, while the NASDAQ has exceeded the February 2020 high of 9,817.18 to reach 11,854.97 as of November 20, 2020.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.4

Such market trends for the period through December 2019 were also evident in banking industry-related stock indices. For the year ended December 31, 2018, the SNL US Thrift index declined by 17.7%, and then increased by 19.3% through December 31, 2019, while the SNL US Bank index declined by 18.6% in 2018 and increased by 32.0% through the same date. These indexes consist of all banks or thrifts that are listed on major exchanges (NASDAQ, NYSE, NYSE American) that are covered by S&P Global Market Intelligence, with the component companies weighted by market capitalization. The late-2019 reductions in market interest rates by the Federal Reserve were expected to reduce pressure on funding costs and therefore improve profit measures.

Similar to the major market indices noted above, the major banking market indexes also fell quickly and dramatically as a result of worldwide fears of economic slowdowns or recession. From an all-time high of 668.69 on January 2, 2020, the SNL Bank Index fell by 49.4% through March 23, 2020 based primarily in expected lower income and eventual loan losses due to the economic decline. Since that low, the SNL Bank index has recovered somewhat to 501.17, representing an increase of 47.6%. However, this index remains 25.1% below the January 2020 all-time high, reflecting the continued uncertainty of the eventual impact of COVID-19 and the economic fallout to financial institutions. Similarly, from an all-time high of 928.86 on December 17, 2019, the SNL Thrift Index fell by 38.8% through March 23, 2020 based primarily on expected lower income and eventual loan losses due to the economic decline. Since that low, the SNL Thrift index has recovered somewhat to 750.18, representing an increase of 31.9%. However, this index remains 19.2% below the December 2019 all-time high, reflecting the continued uncertainty of the eventual impact of COVID-19 and the economic fallout to financial institutions. The greater decline in the banking industry indexes in comparison to the broader market indexes indicated that market expectations for the financial institution sector include a notable reduction in income and losses related to loans held by such institutions.

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Regarding factors that most directly impact the banking and financial services industries, through early 2020, the residential real estate industry was relatively healthy, as new and previously-owned home sales have increased, and residential housing prices have continued to trend upward in most metropolitan areas of the country. Homebuilders were expecting a more stable trend in new home construction with residential housing starts projected to remain essentially stable from 2020 to 2021 at approximately 1.4 million per year. As a result of COVID-19 and the corresponding lower interest rates, residential loan volumes have dramatically increased in the first half of 2020, with many mortgage banking operations recording substantial increases in volumes and profits. There are indications that demand for single family residential housing will be enhanced due to the implied benefits of such properties in relation to isolation from COVID-19 and that additional “working remotely” will increase demand for larger homes. As a result of the above, national home price indices have recorded notable increases in 2020. The national median home price for sales of existing homes reached $311,800 in July 2020 versus $266,200 in January 2020, representing an increase of 17.2%. These figures compare favorably to the generational low of $169,000 recorded in March 2009.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in August 2020, GDP was projected to decrease by 3.7% overall for 2020 and rebound to positive growth of 4.7% in 2021 and equal growth of 3.2% in the first quarter of 2022. The unemployment rate was estimated to decline to 9.2% by December 2020 and further decline to 5.6% by the end of 2021 and 4.9% by the end of 2023. On average, the economists forecasted a stable federal funds rate of 0.13% in December 2020, increasing to 0.18% in December 2021 and a subsequent increase to 0.36% in December 2022. On average, the economists forecasted that the 10-year Treasury yield would equal 0.86% in December 2020 and increase to 1.25% in December 2021 and 1.68% in December 2022. The surveyed economists also forecasted that housing starts were forecasted to increase by 6.5% in 2021, totaling 1.19 million in calendar year 2021.

The October 2020 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) reflected notable trends in units and dollars of residential housing. The forecast indicated that 2020 existing home sales are expected to increase by 3.6% from 2019 sales and new home sales were forecasted to increase by 22.8% in 2020 compared to 2019 sales. For 2021, existing home sales are projected to increase by 10.0%, while new home sales are to increase by 12.1%. The 2020 median sale price for existing homes was forecasted to increase by 7.1% while the new homes price was forecasted to increase by 1.3%. For 2021, the median sale price of existing homes is projected to increase by 1.4%, while the median price of new homes is to increase by 0.3%. Total mortgage production was forecasted to increase in 2020 to $3.175 trillion, compared to $2.253 trillion in 2019 and equal $2.488 trillion in 2021. The forecasted increase in 2020 originations was based on a 15.8% increase in purchase volume and a 70.9% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.418 trillion in 2020, versus refinancing volume totaling $1.757 billion. Housing starts for 2020 were projected to increase by 3.9% to total 1.346 million.

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Interest Rate Environment

Following a series of three interest rate cuts totaling 0.75% in the last half of CY19 (ending on October 30, 2019), the Federal Reserve elected to hold interest rates steady and stated that the national economic outlook would continue to be monitored and that the Federal Reserve would act as appropriate to sustain the then economic expansion. At that time, the prime rate of interest was 4.75% and the fed funds target was 1.50% to 1.75%. This interest rate position and overall outlook was held by the Federal Reserve through the end of CY2019 and into February 2020. Information on historical interest rates is included in Exhibit II-2.

The COVID-19 outbreak and implied impact to the national economy, which became more and more evident throughout February 2020, led the Federal Reserve to reduce interest rates on March 3, 2020 by 0.50%, and by an additional 1.00% on March 13, 2020 (a rare Sunday action). That latest action resulted in a prime rate target of 3.25%, and a targeted fed funds rate of 0.00% to 0.25%, indicating that the Federal Reserve’s direct interest rate levers had been implemented to support the national economy.

The above noted rate reductions by the Federal Reserve brought the US Treasury yields and yield curve down to extremely low. Short term interest rates approached zero, and intermediate and longer-term Treasury rates also fell to low levels. From March 2020 through early August 2020, the 10-year Treasury Bond rate ranged between 0.50% and 0.75%, while the 30-year Treasury Bond rate ranged from 1.25% to 1.50% over the same time period. After reaching a low of 0.52% on August 4, 2020, the 10-year Treasury Bond rate has trended upward and was 0.83% on November 20, 2020. Similarly, after reaching a low of 1.19% on August 4; 2020, the 30-year Treasury Bond rate has trended upward to 1.53% as of November 20, 2020. The latest Wall Street Journal survey of leading economists indicates a modestly rising rate scenario through mid-2023 with longer term rates rising more than short term rates. The Federal Reserve has indicated in certain information releases that it expects to keep interest rates at historical low levels for approximately the next five years.

While the low interest rate environment has stimulated loan demand, particularly in the residential sector, such rates have also adversely impacted yields earned on loans by financial institutions. Institutions, including FFNW, also are benefiting from the corresponding reduction in rates paid on deposit and borrowed funds.

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Given the unprecedented nature and scope of COVID-19, the ultimate and cumulative impact of the pandemic on interest rates remains uncertain, with asset quality issues being another potential financial impact.

Demographic and Economic Trends

Table 2.1 presents information regarding the demographic and economic trends for the Bank’s market area from 2010 to 2021 (estimated) and projected through 2026, with additional detail shown in Exhibit II-3. Data for the nation, the State of Wisconsin and the Milwaukee-Waukesha metropolitan statistical area (the “Milwaukee MSA”) is included for comparative purposes. The size and scope of the market area is evidenced by the demographic data, which shows as of 2021 the Marathon County population was 136,000, reflecting a notable population base of both urban and rural residents. Wausau is the largest town in the county with a population of approximately 40,000. Estimated as of 2021, Ozaukee County recorded a lower population base of approximately 90,000 but is a much smaller county in land area. In addition, Ozaukee County is contiguous to the much larger Milwaukee County and the part of the Milwaukee MSA which reported a total population of 1.6 million as of 2021.

The data in Table 2.1 also indicates the growth characteristics of the market area, as the State of Wisconsin recorded annual population growth of 0.2% over the last 11 years, lower than the national growth rate of 0.6%. Marathon County recorded a population growth rate slightly lower than the state rate and well below the national rate, indicating a relatively slow growth area. Ozaukee County recorded a modest, but more favorable annual growth rate of 0.3% through 2021, a positive environment in terms of demographic trends. The relatively modest population growth in the market areas served provide some support for growth potential for financial institutions, given the implied growth of the potential customer base and resulting higher demand for housing and other related products and services. Over the next projected five years, the state and the market area counties are expected to continue these trends, indicating a favorable operating environment for financial institutions.

Changes in the number of households in the market area have generally paralleled trends with respect to population, although at slightly more favorable rates of change. This reflects a national trend towards smaller average household sizes. These growth trends in households also increases business opportunities for community financial institutions such as Marathon.

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Table 2.1

Marathon Bank

Summary Demographic Data

				Growth Rate
	Year			(Annualized)
	2010	2021	2026	2010-2021	2021-2026
				(%)	(%)
Population (000)
USA	308,746	330,946	340,574	0.6%	0.6%
Wisconsin	5,687	5,842	5,911	0.2%	0.2%
Milwaukee-Waukesha, WI MSA	1,556	1,576	1,585	0.1%	0.1%
Marathon, WI	134	136	137	0.1%	0.2%
Ozaukee, WI	86	90	91	0.3%	0.3%

Households (000)
USA	116,716	125,733	129,596	0.7%	0.6%
Wisconsin	2,280	2,384	2,423	0.4%	0.3%
Milwaukee-Waukesha, WI MSA	622	638	644	0.2%	0.2%
Marathon, WI	53	55	56	0.3%	0.3%
Ozaukee, WI	34	36	37	0.5%	0.4%

Median Household Income ($)
USA	NA	67,761	73,868	NA	1.7%
Wisconsin	NA	66,361	72,446	NA	1.8%
Milwaukee-Waukesha, WI MSA	NA	66,586	72,839	NA	1.8%
Marathon, WI	NA	68,201	76,492	NA	2.3%
Ozaukee, WI	NA	88,966	96,492	NA	1.6%

Per Capita Income ($)
USA	NA	37,689	41,788	NA	2.1%
Wisconsin	NA	36,330	40,537	NA	2.2%
Milwaukee-Waukesha, WI MSA	NA	37,993	42,387	NA	2.2%
Marathon, WI	NA	35,437	40,455	NA	2.7%
Ozaukee, WI	NA	50,915	55,889	NA	1.9%

2021 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.3	26.8	25.1	18.4	11.4
Wisconsin	17.8	25.9	24.3	20.1	11.9
Milwaukee-Waukesha, WI MSA	18.8	26.3	24.9	19.0	11.0
Marathon, WI	18.4	23.9	24.6	20.7	12.4
Ozaukee, WI	16.7	23.0	23.8	22.4	14.0

2021 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	18.0	20.3	29.0	32.7
Wisconsin	16.5	21.6	32.0	29.9
Milwaukee-Waukesha, WI MSA	18.3	20.7	29.2	31.9
Marathon, WI	14.2	22.5	33.5	29.8
Ozaukee, WI	12.3	16.2	27.4	44.1

Source: S&P Global Market Intelligence.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.9

Table 2.1 provides certain median age distribution figures for the market area and other comparative areas. The data reveals the state and the two market area counties contained somewhat older population bases than the nation as a whole, with Ozaukee County reporting the oldest population base of all comparative data. Alternatively, the Milwaukee MSA reported an overall younger population age profile, with the lowest proportion of residents less than 55 years old. This characteristic reflects in part the attractiveness of a major metropolitan area to younger individuals who want to have the greater convenience and services available in such an area.

Table 2.1 contains data concerning household and per capita income levels, which are important indicators of a market area’s health and attractiveness in terms of housing and economic activity. The 2021 median household income for Marathon County was $68,201, which was in line with state, MSA and national averages, while Ozaukee County recorded notably higher median household income than the state and national averages. Ozaukee County’s higher income levels reflected the location adjacent to the Milwaukee area and the specific economic profile of the residents, which is a notable favorable factor for financial institutions. Projected annual income growth over the next five years is highest for Marathon County relative to the comparative areas shown in Table 2.1. Per capita incomes generally tracked the household income data, with Ozaukee County recording the highest per capita income of all comparative areas. Household income distribution patterns shown in Table 2.1 also provide support for earlier statements regarding the nature of Marathon’s market as approximately 72% of Ozaukee County households had income levels in excess of $50,000 annually in 2020 while the ratio was 62% for Wisconsin and for the national average.

Local Economy/Employment Base

Marathon County was originally settled and founded based on the lumber industry which then transitioned to papermills/paper products and agriculture, in particular dairy farming. Currently the area retains an agriculture base, although similar to most areas of the country, the economy and employment base has diversified into most major economic sectors. Marathon County acts somewhat as central-Wisconsin regional center for employment, healthcare and other services. As is typical of Wisconsin as a whole, manufacturing employment is well represented and such employment in Marathon County is above the state and national averages as a percent of total employment. Further, employment in agriculture and related employment is also above state and national averages. Healthcare and manufacturing remain a material part of the economic base. Table 2.2 presents employment information by economic sector.

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Table 2.2
Marathon Bank
Primary Market Area Employment Sectors
(Percent of Labor Force)

		Marathon	Ozaukee
Employment Sector	Wisconsin	County	County
	(%)	(%)	(%)
Services	21.2%	16.7%	22.2%
Education,Healthcare, Soc. Serv.	23.4%	23.5%	24.5%
Government	3.5%	2.0%	2.8%
Wholesale/Retail Trade	13.8%	14.0%	14.3%
Finance/Insurance/Real Estate	6.1%	9.1%	7.5%
Manufacturing	18.2%	21.1%	18.5%
Construction	5.7%	4.8%	4.3%
Information	1.6%	0.9%	1.9%
Transportation/Utility	4.5%	4.5%	3.1%
Agriculture	2.1%	3.6%	0.9%
	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

Ozaukee County’s economy and employment base are closely tied to the greater Milwaukee MSA, given that Ozaukee County is located directly north of Milwaukee County. The county has developed as a suburban area to Milwaukee over the most recent decades and thus benefits from newer housing stock and services facilities. In addition to having its own employment base, a notable portion of the residents commute to Milwaukee for employment. As shown in Table 2.2, the Bank’s primary market area has an employment base concentrated in education/healthcare/social services, services, manufacturing and wholesale/retail trade. The distribution of employment exhibited in the primary market area is indicative of a relatively diverse economic environment with a level of dependence on manufacturing, which typically has higher overall wages compared to other economic sectors.

Market Area Largest Employers

As indicated above, Marathon County’s economic base has diversified to some extent away from the original lumber/paper and other manufacturing and agriculture employment to include healthcare and other services-related employment. Table 2.3 presents a listing of the largest employers in Marathon County, detailing these characteristics. Ozaukee County’s largest employers also include health care, along a diversified list of technology, insurance retail and other services related employment. As noted above, a portion of Ozaukee County residents are employed in Milwaukee County, taking advantage of the diverse employment opportunities in the greater metropolitan area.

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Table 2.3
Marathon Bank
Market Area Largest Employers

Company/Institution	Industry

Marathon County
Aspirus Wausau Hospital, Inc.	Medical Center
Greenheck Fan Corp.	Building Ventilation
Kolbe and Kolbe Millwork Co, Inc.	Building Products
Liberty Mutual Insurance Co.	Insurance
United Healthcare Services, Inc.	Healthcare Services
Foot Locker Corporate Services, Inc.	Apparal
Marathon Cheese Corporation	Dairy Products
Apogee Wausau Group, Inc.	Building Products
Wal-Mart	Retail

Ozaukee County

Aurora Healthcare	Healthcare System
Ascension Wisconsin	Healthcare System
Froedtert Health	Healthcare Services
Kroger & Company	Food Retailer
Kohl's	Department Stores
Quad/Graphics	Commercial Printing
GE Healthare Technologies	Medical Imaging
Medical College of Wisconsin	Medical School
Northwestern Mutual	Life Insurance/Invests

Choosemilwaukee.com

Market Area Unemployment Data

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Wisconsin, are shown in Table 2.4, with the September 2020 unemployment rates for the two-county market area ranging from a low of 3.5% to a high of 4.2%. The Milwaukee MSA reported a higher 6.0% rate. Over the past 12 months, unemployment rates have increased in the market area and the state and nation as a result of the COVID-19 pandemic, illustrating a somewhat unfavorable employment situation in the region. More recently, unemployment rates have declined as certain parts of the economy have returned to activity. As of September 2020, the state of Wisconsin unemployment rate was 4.6%, compared to the national unemployment rate of 7.7%. The higher unemployment rates are more significant given the low population growth rates, which would be expected to place less pressure on the unemployment rates.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA Page II.12

Table 2.4

Marathon Bank

Unemployment Trends

	Unemployment Rate(1)		Net
Region	Sept. 2019	Sept. 2020	Change
USA	3.3%	7.7%	4.4%
Wisconsin	2.9%	4.6%	1.7%
Milwaukee, WI MSA	3.3%	6.0%	2.7%

Counties
Marathon, WI	2.4%	3.5%	1.1%
Ozaukee, WI	2.6%	4.2%	1.6%

(1) Not seasonally adjusted.

Source: S&P Global Market Intelligence.

Deposit Trends

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive going into the future. Consolidation among the bank and thrift industries provides economies of scale to larger institutions, while the heightened availability of investment options provides consumers with attractive alternatives to the deposit products offered by financial institutions. The Bank’s market area for deposits includes primarily other local and regional commercial banks and credit unions.

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Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions for the state of Wisconsin and for Marathon and Ozaukee Counties from June 30, 2016 to June 30, 2020. Deposit growth trends serve as indicators of a market area’s current and future prospects for growth and attractiveness for financial institutions. Wisconsin state deposits grew at a rate of 5.7% over the four-year time period shown in Table 2.5. Commercial banks increased deposits at an annual rate of 6.3% in Wisconsin, while savings institutions saw their deposits decline at a rate of 3.1%, due in part to acquisitions of savings institutions by commercial banks or charter conversions to commercial banks. Commercial banks continue to dominate the deposit market in Wisconsin, with an aggregate market share equal to 95.1% of total bank and thrift deposits in market.

Table 2.5

Marathon Bank

Deposit Summary

	As of June 30,
	2016			2020			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2016-2020
	(Dollars in Thousands)						(%)
Wisconsin	$143,503,000	100.0%	2,129	$179,311,000	100.0%	1,855	5.7%
Commercial Banks	133,570,000	93.1%	1,872	170,554,000	95.1%	1,712	6.3%
Savings Institutions	9,933,000	6.9%	257	8,757,000	4.9%	143	-3.1%

Marathon County	$3,125,051	100.0%	57	$4,142,497	100.0%	54	7.3%
Commercial Banks	2,911,833	93.2%	51	3,929,983	94.9%	49	7.8%
Savings Institutions	213,218	6.8%	6	212,514	5.1%	5	-0.1%
Marathon Bank	125,636	4.0%	4	122,164	2.9%	3	-0.7%

Ozaukee County	$2,481,703	100.0%	40	$3,021,565	100.0%	37	5.0%
Commercial Banks	2,286,310	92.1%	32	2,885,289	95.5%	33	6.0%
Savings Institutions	195,393	7.9%	8	136,276	4.5%	4	-8.6%
Marathon Bank	0	0.0%	0	12,899	0.4%	1	NM

Source: FDIC.

Deposits within Marathon County grew over the four-year period at an annual rate of 7.3%, exceeding the statewide rate. Consistent with statewide trends, savings institutions experienced declining deposits in Marathon County. Savings institutions held a similar market share position in Marathon County of 5.1% as of June 30, 2020. In Ozaukee County, deposits grew by a lower 5.0%, with commercial banks expanding the deposit base and savings institutions losing deposits. The total deposit base in Ozaukee County is somewhat smaller than in Marathon County.

As of June 30, 2020, the Bank maintained a deposit market share of 2.9% in Marathon County, a low market share indicative of the large deposit base within the county. Reflecting the recent entrance into Ozaukee County, Marathon had a 0.4% market share in that county. Future deposit gains and market share gains may be likely given the Bank’s low market penetration. In Marathon County, since June 30, 2016, the Bank has experienced a slight annualized decrease in deposits.

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Competition

Competition among financial institutions in the market area is significant. Among the Bank’s competitors are much larger and more diversified institutions, which have greater resources and offer more products and services than maintained by the Bank. Financial institution competitors in the Bank’s market area include primarily commercial banks, including banks with a national and regional presence. There are also a number of smaller community-based banks and credit unions that pursue similar operating strategies as the Bank. From a competitive standpoint, the Bank benefits from its status of a locally-owned financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. A total of 20 banking institutions operate in Marathon County and 15 operate in Ozaukee County.

Table 2.6 lists the Bank’s largest competitors in the market area counties, based on deposit market share as noted. Going forward, the Bank intends to continue to expand its’ total deposits and market share through continuing the strong ties to the community and operational planning to continue deposit and loan growth. Additionally, there is room to expand regionally in the market area based on the relatively positive economic and demographic environment and the current deposit market share maintained.

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Table 2.6
Marathon Bank
Market Area Deposit Competitors - As of June 30, 2020

Location	Name	Market Share	Rank
		(%)
Marathon, WI	BMO Harris Bank, NA	24.59
	Peoples State Bank	16.28
	Incrediblebank	14.34
	Associated Bank, NA	9.59
	Abbybank	9.17
	U.S. Bank, NA	5.18
	Intercity State Bank	3.83
	Marathon Bank	2.95	8 out of 20
	Partners Bank of WI	2.85
	Nicolet National Bank	2.67
	Advantage Community Bank	2.50
	Prevail Bank	1.30

Ozaukee, WI	BMO Harris Bank, NA	24.16
	The Port Washington State Bank	21.11
	U.S. Bank, NA	12,24
	Associated Bank, NA	9.98
	Wells Fargo Bank, NA	6.31
	JPMorgan Chase Bank, NA	5.58
	Bank First, NA	4.32
	Cornerstone Community Bank	3.38
	Commerce State Bank	3.22
	North Shore Bank, NA	2.92
	Marathon Bank	0.43	14 out of 15

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Marathon’s operations versus a group of comparable institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Marathon is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Marathon, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and recent conversions (less than one year), since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of publicly-traded MHCs with comparable resources, strategies and financial characteristics as Marathon Bancorp. However, there are currently only fourteen publicly-traded MHCs in total, of which one MHC, Community First Bancshares, Inc. has announced a second step conversion, and a second, Bogota Financial Corp. has been in partial stock form for less than one year. Accordingly, in deriving a Peer Group comprised of institutions with relatively comparable characteristics as Marathon Bancorp, the companies selected for Marathon Bancorp’s Peer Group are all fully-converted companies.

1

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

The valuation adjustments applied in the Chapter IV analysis will take into consideration differences between the Company’s MHC form of ownership relative to the fully-converted Peer Group companies. Also included in Chapter IV is a pricing analysis of the publicly-traded MHCs on a fully-converted basis.

From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Marathon Bancorp. In the selection process, given the asset size of Marathon, which implies the level of resources and efficiencies of the institution, along with the potential number of shares outstanding, float and shareholders, we applied the following screen to the universe of all public companies that were eligible for consideration:

o	Institutions with assets less than $1.2 billion, a reported return on equity of less than 12% and positive reported earnings. Ten companies met the criteria for this screen and all were included in the Peer Group: CBM Bancorp, Inc. of Maryland, Elmira Savings Bank of New York, HMN Financial, Inc. of Minnesota, Home Federal Bancorp, Inc. of Louisiana, HV Bancorp, Inc. of Pennsylvania, IF Bancorp, Inc. of Illinois, Mid-Southern Bancorp, Inc. of Indiana, Provident Financial Holdings, Inc. of California, Severn Bancorp, Inc. of Maryland and WVS Financial Corp. of Pennsylvania. Exhibit IV-1 provides financial and public market pricing characteristics of all publicly-traded thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Marathon, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Marathon’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts, and publicly-traded Wisconsin thrifts have been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Marathon’s characteristics is detailed below.

o	CBM Bancorp, Inc. of Maryland. Comparable due to similar asset size, size of branch network, similar interest-bearing funding composition, similar operating expense level as a percent of average assets and a similar loan portfolio composition.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1
Peer Group of Publicly-Traded Banks & Thrifts
As of September 30, 2020

									As of
									November 20, 2020
						Total		Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Price	Value
						($Mil)			($)	($Mil)
CBMB	CBM Bancorp, Inc.	NASDAQ	MA	Baltimore	MD	$232	4	Dec	$13.74	$47.3
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	674	12	Dec	11.50	40.5
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	898	14	Dec	16.25	75.2
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	542	8	Jun	26.00	41.3
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Doylestown	PA	508	5	Dec	14.50	29.2
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	726	8	Jun	20.28	65.7
MSVB	Mid-Southern Bancorp, Inc.	NASDAQ	MW	Salem	IN	218	3	Dec	13.89	41.5
PROV	Provident Financial Holdings, Inc.	NASDAQ	WE	Riverside	CA	1,184	14	Jun	13.60	101.2
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	939	7	Dec	6.79	87.0
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	332	6	Jun	15.38	26.8

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

o	Elmira Savings Bank of New York. Comparable due to similar interest-bearing funding composition, similar yield on interest earning assets, similar earnings contribution from sources of non-interest operating income.
o	HMN Financial, Inc. of Minnesota. Comparable due to similar equity ratio, recent asset growth, similar levels of interest income and yield on earning assets, similar loan portfolio composition and reserve/loans ratio.
o	Home Federal Bancorp, Inc. of Louisiana. Comparable due to similar interest-earning asset composition, level of net interest income after provisions and similar loan portfolio composition.
o	HV Bancorp, Inc. of Pennsylvania. Comparable due to similar size of branch office network, funding costs and commercial loans as a percent of assets.
o	IF Bancorp, Inc. of Illinois. Comparable due to similar loans concentration as a percent of assets, similar equity ratio, level of interest income as a percent of average assets, level of non-interest income and proportion of commercial loans as a percent of assets.
o	Mid-Southern Bancorp, Inc. of Indiana. Comparable due to similar asset size and size of branch office network, similar level of interest income as a percent of average assets.
o	Provident Financial Holdings, Inc. of California. Comparable due to similar level of loans as a percent of assets, level of net interest income as a percent of average assets, similar level of loan loss provisions, similar proportion of residential loans in portfolio, and similar level of non-performing assets..
o	Severn Bancorp, Inc. of Maryland. Comparable due to similar interest-earning asset composition, similar equity ratio, similar level of interest expense and loan loss provisions as a percent of average assets, similar loan portfolio composition.
o	WVS Financial Corp. of Pennsylvania. Comparable due to similar equity ratio and similar level of residential loans as a percent of assets.

In aggregate, the Peer Group companies maintained a somewhat higher level of tangible equity as the industry average (12.72% of assets versus 11.70% for all public companies), generated lower earnings as a percent of average assets (0.66% core ROAA versus 0.88% for all public companies), and earned a lower ROE. The Peer Group's average P/TB ratio and average core P/E multiple were lower compared to the respective averages for all publicly-traded fully converted thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

	All Fully Converted
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,269		$625
Market capitalization ($Mil)	$537		$55
Tangible equity/assets (%)	11.70%		12.72%
Core return on average assets (%)	0.88		0.66
Core return on average equity (%)	6.83		5.91

Pricing Ratios (Averages)(1)
Core price/earnings (x)	13.89	x	12.37	x
Price/tangible book (%)	102.08%		84.29%
Price/assets (%)	11.71%		10.75%

(1) Based on market prices as of November 20, 2020.

The following sections present a comparison of Marathon’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. Figures referenced for the Peer Group are on a median basis unless otherwise noted. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Marathon and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and Peer Group ratios reflect balances as of September 30, 2020 or the latest date available. Marathon’s equity-to-assets ratio of 12.29% was higher than the Peer Group's median equity ratio of 11.34%. The Bank’s pro forma equity position will increase with the addition of stock proceeds, with such ratio extending the advantage above the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 12.29% and 11.29%, respectively. The increase in Marathon’s pro forma equity ratio will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma equity ratio will depress return on equity. Both Marathon’s and the Peer Group's equity ratios reflected surpluses with respect to the regulatory capital requirements, with the Bank’s ratios currently higher than the Peer Group’s ratios except for the total capital ratio. On a pro forma basis, the Bank’s regulatory surpluses will continue to be higher than the Peer Group figures.

The interest-earning asset compositions for the Bank and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both. The Bank’s loans-to-assets ratio of 68.16% was somewhat lower than the comparable Peer Group ratio of 71.55%. Comparatively, the Bank’s cash/equivalents-to-assets ratio of 17.07% was higher than the median ratio for the Peer Group of 8.87%. Marathon reported a lower total investment in securities and BOLI of 12.80% compared to a combined median ratio of 13.21% for the Peer Group. Marathon’s earning assets amounted to 98.03% of assets, which was higher than the comparable Peer Group average ratio of 97.41%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2020 or Most Recent Available Data

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates (2)(3)							Regulatory Capital
		Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
		Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Sub debt	Equity	Equity	Leverage	Risk-Based	Capital
Marathon Bank
September 30, 2020		17.07%	9.40%	3.40%	68.16%	78.24%	8.39%	0.00%	12.29%	0.00%	12.29%	10.16%	48.83%	1.09%	2.03%	NM	4.63%	4.63%	12.40%	12.06%	13.12%

All Thrifts
Averages		8.34%	12.38%	1.57%	73.81%	75.03%	10.48%	0.35%	12.58%	0.78%	11.79%	17.43%	43.92%	13.80%	18.32%	13.02%	8.64%	8.54%	11.37%	16.40%	17.69%
Medians		6.79%	9.83%	1.61%	74.90%	76.19%	8.72%	0.00%	11.55%	0.13%	10.94%	13.68%	25.90%	8.81%	15.09%	-0.94%	3.12%	3.10%	10.75%	15.47%	16.77%

Comparable Group
Averages		9.42%	19.35%	1.34%	67.30%	76.44%	9.73%	0.22%	12.72%	0.20%	12.52%	11.89%	41.74%	8.00%	11.92%	24.98%	1.89%	2.00%	10.66%	16.24%	17.17%
Medians		8.87%	11.90%	1.31%	71.55%	79.10%	4.45%	0.00%	11.34%	0.00%	11.29%	8.31%	31.48%	3.56%	9.90%	0.00%	2.64%	3.34%	10.81%	15.89%	17.03%

Comparable Group
CBMB CBM Bancorp, Inc.	MD	17.27%	8.47%	2.07%	70.30%	74.24%	2.15%	0.00%	22.94%	0.00%	22.94%	6.63%	-1.88%	10.68%	11.04%	NA	-12.36%	-12.36%	12.03%	16.72%	17.43%
ESBK Elmira Savings Bank	NY	12.68%	3.35%	2.27%	76.47%	81.80%	8.40%	0.00%	8.90%	1.83%	7.07%	9.49%	115.16%	0.07%	6.02%	82.05%	2.63%	3.34%	9.99%	15.60%	16.82%
HMNF HMN Financial, Inc.	MN	8.46%	13.31%	0.00%	75.41%	87.60%	0.38%	0.00%	11.26%	0.10%	11.16%	17.72%	31.86%	14.66%	19.32%	-20.42%	10.91%	11.14%	10.76%	12.62%	13.87%
HFBL Home Federal Bancorp, Inc. of Louisiana	LA	13.96%	10.50%	1.31%	70.65%	89.31%	0.62%	0.00%	9.43%	0.00%	9.43%	17.77%	31.48%	13.95%	19.43%	47.33%	2.64%	2.64%	10.86%	15.99%	17.11%
HVBC HV Bancorp, Inc.	PA	9.28%	3.97%	1.25%	81.92%	73.09%	18.13%	0.00%	7.33%	0.00%	7.33%	42.40%	NA	44.62%	30.41%	164.08%	NA	NA	11.27%	20.25%	20.77%
IROQ IF Bancorp, Inc.	IL	2.58%	22.79%	1.30%	71.38%	82.88%	4.32%	0.00%	11.51%	0.00%	11.51%	7.05%	14.00%	5.56%	8.13%	-10.59%	8.10%	8.10%	11.92%	15.17%	16.42%
MSVB Mid-Southern Bancorp, Inc.	IN	7.08%	36.89%	1.76%	52.81%	72.62%	4.58%	0.00%	22.38%	0.00%	22.38%	4.38%	22.85%	-7.20%	7.35%	0.00%	-4.01%	-4.01%	NA	NA	NA
PROV Provident Financial Holdings, Inc.	CA	5.61%	17.42%	NA	74.74%	76.41%	11.71%	0.00%	10.53%	0.00%	10.53%	7.12%	77.88%	-4.26%	8.77%	3.07%	2.04%	2.04%	9.54%	15.79%	16.95%
SVBI Severn Bancorp, Inc.	MD	15.73%	8.05%	0.58%	71.72%	83.42%	2.13%	2.20%	11.53%	0.12%	11.41%	13.68%	94.86%	0.35%	19.19%	-34.16%	3.50%	3.53%	NA	NA	NA
WVFC WVS Financial Corp.	PA	1.55%	68.76%	1.49%	27.62%	43.03%	44.91%	0.00%	11.42%	0.00%	11.42%	-7.37%	-10.55%	1.57%	-10.45%	-6.52%	3.55%	3.55%	8.93%	17.74%	18.00%

(1)  Includes loans held for sale.

(2) As of June 30, 2020 or latest available data for peer group.

Source: S&P Global Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

Marathon’s funding liabilities reflected a funding strategy that relied on a similar level of deposits as the Peer Group's funding composition. The Bank’s deposits equaled 78.24% of assets, which was slightly below the Peer Group’s ratio of 79.10%. Comparatively, the Bank maintained a higher level of borrowings.

Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 86.63% and 83.55%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will decline to more in line with the Peer Group’s ratio. A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 113.16% and 116.59%, respectively. The additional equity realized from stock proceeds will serve to strengthen Marathon’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in equity provided by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for Marathon based on the 15 months ended September 30, 2020, and the Peer Group numbers based on annual growth rates for the 12 months ended September 30, 2020 or the latest date available for the Peer Group companies. Marathon recorded annualized asset growth of 10.16%, higher than the Peer Group’s asset growth of 2.58%. The Bank’s cash and investments increased by an annualized 48.83% over the past 15 months, while the Bank’s loans increased at a rate of 1.09%. The limited asset growth for the Peer Group was also evident in the respective loan growth. Funding of Marathon’s growth was obtained from growth in borrowings, which were not meaningful given a zero initial balance of borrowings. The Peer Group recorded a higher increase in deposits compared to Marathon.

Reflecting the recent levels of net income, Marathon’s equity increased at a 4.63% annual rate, versus a lower median increase for the Peer Group. The increase in equity realized from stock proceeds will likely depress the Bank’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s equity growth rate in the longer term following the stock offering.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group, with the income ratios based on earnings for the 12 months ended September 30, 2020 for the Bank and the Peer Group, or latest 12-month period available.

Marathon reported net income of 0.34% of average assets for the 12 months ended September 30, 2020 somewhat lower than the median net income of 0.62% of average assets for the Peer Group. A higher level of operating expense primarily accounted for the Bank’s less favorable reported results, despite of the Bank’s lower level of loan loss provisions in recent periods.

Marathon’s net interest income ratio was similar to the Peer Group’s average ratio, a result of similar levels of interest income and interest expense. The Bank’s interest income is enhanced by the level of loan diversification in the loan portfolio, while interest expense is managed through the focus on building the core deposit base, similar to the Peer Group members. Marathon’s overall yield earned on interest-earning assets, 4.13%, was slightly higher than the 4.05% ratio for the Peer Group. Alternatively, the Bank’s cost of funds was relatively higher than the Peer Group (1.01% versus 0.80% for the Peer Group). Overall, Marathon reported a similar net interest income to average assets ratio than the Peer Group average, at 2.89% and 2.86%, respectively.

In a key area of core earnings strength, Marathon reported a higher ratio of operating expenses, 3.16% of average assets versus the Peer Group (2.75% of average assets). In connection with the operating expense ratios, Marathon maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.1 million for the Bank versus a comparable measure of $5.8 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to further increase with the addition of the ESOP and certain expenses that result from being a publicly-traded savings institution, with such expenses already impacting the Peer Group's operating expenses. At the same time, Marathon’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2020 or Most Recent Available Data

			Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Marathon Bank
September 30, 2020		0.34%	3.70%	0.81%	2.89%	0.09%	2.80%	0.38%	0.44%	3.16%	0.00%	0.00%	0.11%	4.13%	1.01%	3.12%	$5,060	24.58%

Comparable Group (2)
Averages		0.68%	3.64%	0.78%	2.86%	0.18%	2.69%	0.66%	0.49%	2.88%	0.02%	0.00%	0.23%	4.03%	0.86%	3.17%	$6,398	23.87%
Medians		0.62%	3.68%	0.86%	3.09%	0.16%	2.81%	0.59%	0.42%	2.75%	0.02%	0.00%	0.23%	4.05%	0.80%	2.95%	$5,759	27.67%

Comparable Group
CBMB	CBM Bancorp, Inc.	0.32%	3.90%	0.66%	3.24%	0.19%	3.05%	0.34%	0.16%	3.14%	0.06%	0.00%	0.16%	4.05%	1.18%	2.87%	$5,654	31.69%
ESBK	Elmira Savings Bank	0.60%	3.61%	1.03%	2.58%	0.20%	2.38%	0.59%	0.42%	2.64%	0.00%	0.00%	0.14%	4.19%	1.37%	2.82%	$5,863	19.32%
HMNF	HMN Financial, Inc.	1.03%	3.85%	0.39%	3.46%	0.22%	3.24%	0.93%	0.66%	3.37%	0.00%	0.00%	0.43%	4.16%	0.83%	3.33%	$5,249	28.27%
HFBL	Home Federal Bancorp, Inc. of Louisiana	0.80%	4.17%	0.99%	3.18%	0.50%	2.68%	0.69%	0.24%	2.65%	0.05%	0.00%	0.21%	NA	NA	NA	$9,190	20.57%
HVBC	HV Bancorp, Inc.	1.02%	3.38%	0.90%	2.48%	0.27%	2.22%	2.32%	1.24%	4.40%	0.04%	0.00%	0.39%	NA	NA	NA	$4,287	27.56%
IROQ	IF Bancorp, Inc.	0.64%	3.74%	1.09%	2.65%	0.07%	2.58%	0.17%	0.54%	2.48%	0.07%	0.00%	0.25%	3.84%	0.45%	3.39%	$6,661	27.78%
MSVB	Mid-Southern Bancorp, Inc.	0.56%	3.58%	0.47%	3.11%	0.05%	3.06%	0.00%	0.34%	2.86%	0.05%	0.00%	0.04%	3.75%	0.80%	2.95%	$4,544	-4.35%
PROV	Provident Financial Holdings, Inc.	0.58%	3.59%	0.52%	3.07%	0.13%	2.94%	NA	NA	2.52%	0.00%	0.00%	0.25%	4.55%	0.68%	3.87%	$7,264	29.95%
SVBI	Severn Bancorp, Inc.	0.63%	4.02%	0.88%	3.14%	0.10%	3.04%	0.86%	0.72%	3.71%	-0.01%	0.00%	0.27%	3.65%	0.73%	2.92%	$5,321	31.75%
WVFC	WVS Financial Corp.	0.59%	2.56%	0.84%	1.72%	0.02%	1.70%	0.00%	0.11%	1.00%	-0.01%	0.00%	0.21%	NA	NA	NA	$9,945	26.19%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2) Peer Group data is as of September 30 2020, which is the latest date for which information is publicly available for the Peer Group Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

When viewed together, net interest income and operating expenses provide considerable insight into a bank’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were more favorable than the Peer Group’s, based on respective expense coverage ratios of 0.91x for Marathon and 1.12x for the Peer Group. A ratio less than 1.00x indicates that an institution depends on non-interest operating income to achieve profitable operations.

Contribution to earnings from non-interest operating income, excluding gains on sale of loans, was similar for both the Bank and the Peer Group, equaling 0.44% and 0.42% of Marathon’s and the Peer Group’s average assets, respectively. Both the Bank and the Peer Group reported income from the gains on sale of loans, which is considered to be recurring income, in the amount of 0.38% of average assets for Marathon and 0.59% of average assets for the Peer Group. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group's earnings, Marathon’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 85.2% was less favorable than the Peer Group's efficiency ratio of 67.1%.

Loan loss provisions had a modest, but larger impact on the Peer Group’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.09% and 0.16% of average assets, respectively. The impact of loan loss provisions on the Bank’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage-based lenders, were indicative of the asset quality position of the Bank and Peer Group.

For the 12 months ended September 30, 2020, the Bank reported no non-operating expense, while the Peer Group reported a minimal 0.02% of average assets of net non-operating gains. Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent such gains and losses result from the sale of investments or other assets are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Bank’s or the Peer Group's earnings.

The Peer Group reported an average effective tax rate of 23.87%, while Marathon reported an effective tax rate of 24.58%. As indicated in the prospectus, the Bank’s effective marginal tax rate is assumed to equal 25.6% (inclusive of both federal and state corporate taxes) when calculating the after-tax return on conversion proceeds.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including any investment in MBS). The Bank’s loan portfolio composition reflected a lower concentration of investment in 1-4 family property secured assets (permanent mortgage loans and MBS) than maintained by the Peer Group (30.04% of assets versus 36.19% for the Peer Group). The Peer Group reported a higher level of investment in MBS. Marathon reported a lower capitalized mortgage servicing right as a percent of assets.

Diversification into higher risk and higher yielding types of lending was greater for the Bank, as the Peer Group reported total loans other than 1-4 family and MBS of 27.87% of assets, versus 44.80% for the Bank. Commercial real estate/commercial and industrial loans represented the most significant area of lending diversification for the Bank (32.55% of assets). The Peer Group’s lending diversification also consisted primarily also of commercial real estate/commercial and industrial loans (20.94% of assets), followed by multi-family loans (3.97% of assets). The relative concentration and diversification of assets in loans translated into a higher risk weighted assets-to-assets ratio for the Bank (97.91%) than the Bank (60.48%).

Credit Risk

Based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be more favorable to that of the Peer Group. As shown in Table 3.5, the Bank’s non-performing assets/assets (excluding performing troubled debt restructured loans) and foreclosed real estate/assets equaled 0.22% and 0.04%, respectively, versus comparable measures of 0.58% and 0.06% for the Peer Group, indicating an advantage for the Bank. At the same time, the Bank recorded a lower non-performing loans/loans ratio than the Peer Group, at 0.92% and 1.10% respectively. The Bank maintained a higher reserve coverage ratio, loss reserves as a percent of total NPAs, which equaled 152.75% for the Bank versus 61.22% for the Peer Group. Loss reserves maintained as percent of net loans receivable equaled 1.49% for the Bank versus 1.06% for the Peer Group, another advantage for the Bank. Net loan recoveries or charge-offs were modest for both the Bank and Peer Group, based on ratios of a recovery of 0.03% for Marathon and net chargeoffs of 0.02% of net loans receivable for the Peer Group, indicating a limited level of activities in terms of addressing problem assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2020 or the Most Recent Date Available.

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
		MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Marathon Bank
September 30, 2020		5.63%	24.41%	5.67%	6.26%	24.91%	7.64%	0.32%	97.91%	$267

Comparable Group
Averages		10.52%	30.83%	3.74%	8.52%	14.77%	7.48%	1.09%	61.85%	$732
Medians		8.92%	27.27%	2.53%	3.97%	13.00%	7.94%	0.43%	60.48%	$513

Comparable Group
Chesapeake Bank of Maryland	MD	6.77%	32.37%	6.78%	3.56%	21.61%	0.00%	0.16%	67.92%	$0
Elmira Savings Bank	NY	0.90%	46.47%	2.06%	6.31%	9.50%	7.75%	5.16%	62.34%	$1,306
Home Federal Savings Bank	MN	7.96%	19.35%	5.32%	3.90%	32.66%	10.73%	2.35%	72.99%	$2,880
Home Federal Bank	LA	9.87%	26.67%	4.83%	7.92%	16.51%	14.77%	0.16%	60.48%	$0
Huntingdon Valley Bank	PA	1.41%	56.43%	1.08%	0.67%	4.32%	19.28%	1.05%	54.53%	$1,127
Iroquois Federal Savings and Loan Association	IL	20.38%	18.45%	2.14%	14.72%	20.06%	11.57%	1.12%	NA	$731
Mid-Southern Savings Bank, FSB	IN	10.85%	31.04%	2.92%	4.04%	9.36%	2.55%	0.65%	NA	$0
Provident Savings Bank, F.S.B.	CA	16.70%	24.60%	0.76%	41.09%	8.92%	0.08%	0.01%	56.82%	$295
Severn Savings Bank, FSB	MD	6.57%	27.87%	10.81%	1.89%	23.50%	8.12%	0.20%	NA	$980
West View Savings Bank	PA	23.75%	25.06%	0.66%	1.12%	1.29%	0.01%	0.02%	57.87%	$0

Note: Bank level data.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2020 or the Most Recent Date Available.

			NPAs &	Adj NPAs &				Rsrves/
		REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
		Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	NPLs (3)	90+Del (1)	Chargeoffs (4)	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Marathon Bank
September 30, 2020		0.04%	0.67%	0.22%	0.92%	1.49%	161.66%	152.75%	$-36	-0.03%

Comparable Group
Averages		0.09%	0.93%	0.63%	1.10%	1.03%	194.30%	120.71%	$130	0.05%
Medians		0.06%	0.94%	0.58%	1.10%	1.06%	64.69%	61.22%	$46	0.02%

Comparable Group
Chesapeake Bank of Maryland	MD	0.37%	0.50%	0.49%	0.18%	0.95%	510.20%	134.99%	$-15	-0.01%
Elmira Savings Bank	NY	0.05%	0.81%	0.77%	0.89%	0.89%	99.93%	93.83%	$460	0.09%
Home Federal Savings Bank	MN	0.09%	0.34%	0.33%	0.32%	1.44%	454.07%	338.05%	$-1,151	-0.19%
Home Federal Bank	LA	0.03%	1.61%	1.53%	2.08%	1.16%	54.35%	50.73%	$1,403	0.42%
Huntingdon Valley Bank	PA	0.00%	1.07%	1.07%	1.30%	0.61%	40.94%	40.94%	$192	0.07%
Iroquois Federal Savings and Loan Association	IL	0.06%	0.35%	0.10%	0.31%	1.29%	422.86%	270.54%	$50	0.01%
Mid-Southern Savings Bank, FSB	IN	0.06%	1.21%	0.66%	1.92%	1.24%	64.69%	61.22%	$41	0.03%
Provident Savings Bank, F.S.B.	CA	0.00%	1.48%	0.35%	1.78%	0.85%	47.50%	47.50%	$-92	-0.01%
Severn Savings Bank, FSB	MD	0.20%	1.90%	1.04%	2.21%	1.24%	54.20%	48.57%	$408	0.06%
West View Savings Bank	PA	0.00%	0.00%	0.00%	0.00%	0.57%	NA	NA	$0	0.00%

(1)  NPAs are defined as nonaccrual loans, performing TDRs, and OREO.

(2)  Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).

(3)  NPLs are defined as nonaccrual loans and performing TDRs.

(4)  Net loan chargeoffs are shown on a last twelve month basis.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet ratios, Marathon’s interest rate risk characteristics were considered to be less favorable than the Peer Group. The Bank’s equity-to-assets ratio was slightly higher than the Peer Group, while the IEA/IBL ratio was lower than the Peer Group, thereby implying a higher dependence on the yield-cost spread to sustain the net interest margin for the Bank. The Bank reported a higher level of non-interest earning assets, which provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with improved balance sheet interest rate risk characteristics, with such ratios likely closer to those maintained by the Peer Group, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Marathon and the Peer Group. The relative fluctuations in the Bank’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Marathon was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Marathon’s assets.

Summary

Based on the above analysis, RP Financial concluded the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2020 or Most Recent Available

			Balance Sheet Measures
			Tangible	Avg	Non-Earn.
			Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
			Assets	Avg IBL	Assets	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Marathon Bank
September 30, 2020			12.3%	116.0%	8.0%	-74	42	-21	17	-9	10

Comparable Group
Average			12.5%	134.0%	6.9%	-14	-11	-6	-9	-2	-3
Median			11.3%	135.6%	4.3%	-11	-16	-4	-12	-1	-5

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	22.9%	150.3%	3.7%	-24	-23	-2	-14	2	10
ESBK	Elmira Savings Bank	NY	7.2%	108.3%	19.0%	-30	-30	15	8	-7	-10
HMNF	HMN Financial, Inc.	MN	11.2%	155.0%	4.1%	-11	-18	-4	-20	-35	27
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	9.4%	135.6%	9.0%	-29	22	-21	-14	9	-22
HVBC	HV Bancorp, Inc.	PA	7.3%	118.7%	15.7%	-11	23	5	NA	NA	-2
IROQ	IF Bancorp, Inc.	IL	11.5%	118.4%	3.8%	-2	1	11	-12	10	-10
MSVB	Mid-Southern Bancorp, Inc.	IN	22.4%	143.5%	4.5%	2	-27	-16	-2	-9	-14
PROV	Provident Financial Holdings, Inc.	CA	10.5%	125.4%	2.1%	-11	-33	-28	-6	12	-1
SVBI	Severn Bancorp, Inc.	MD	11.4%	150.7%	9.3%	-12	-15	-14	-5	-1	-6
WVFC	WVS Financial Corp.	PA	11.4%	NA	-1.9%	-10	-15	-5	-16	-2	-4

NA=Change is greater than 100 basis points during the quarter.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bancorp’s minority stock offering.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the OCC, FRB, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of an institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered. Given the unique differences in the pricing characteristics of publicly-traded MHCs relative to fully-converted thrift stocks, we have also reviewed the pricing characteristics of publicly-traded MHCs on a fully-converted basis.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for Bancorp’s to-be-issued stock. Throughout the stock issuance process, RP Financial will: (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates and the stock market environment, including the market for thrift stocks; and, (4) monitor pending conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Marathon Bancorp’s value, the market value of the stocks of public MHC institutions, or Marathon Bancorp’s value alone. To the extent a change in factors impacting Bancorp’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Marathon Bancorp coming to market at this time.

1.       Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group's financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS IV.3

o	Overall A/L Composition. Loans funded by retail deposits were the primary components of both Marathon’s and the Peer Group's balance sheets. In comparison to the Peer Group, the Bank’s interest-earning asset composition exhibited a slightly lower concentration of loans and a greater degree of diversification into higher risk types of loans. Overall, the Bank’s asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio in comparison to the Peer Group’s ratios. Marathon’s funding composition reflected a lower level of deposits and a higher level of borrowings in comparison to the Peer Group’s ratios, which provided the Bank with a higher cost of funds than maintained by the Peer Group. Overall, as a percent of assets, the Bank maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities relative to the comparable ratios for the Peer Group, which translated into a lower IEA/IBL ratio for Marathon. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will be more comparable to the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

o	Credit Quality. The Bank’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were lower than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Bank maintained higher loss reserves as a percent of non-performing loans and a higher level of loss reserves as a percent of loans. Net loan charge-offs as a percent of loans were lower for the Bank, but modest for both. The Bank’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a positive factor in our adjustment for financial condition.

o	Balance Sheet Liquidity. The Bank maintained a higher level of cash and investment securities than the Peer Group (26.47% of assets versus a median of 20.77% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as a portion of the net proceeds will initially be held in short-term liquid funds. The Bank’s future borrowing capacity was considered to be less than the Peer Group’s borrowing capacity, based on the higher level of borrowings that is currently funding the Bank’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

o	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a slightly lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group median ratios, which translated into a higher cost of funds for Marathon. Marathon’s ratio of total interest-bearing liabilities as a percent of assets was below the Peer Group’s ratio. Following the stock offering, the increase in Marathon’s equity position will reduce the level of interest-bearing liabilities funding the Bank’s assets to a level that is more comparable to the Peer Group’s ratio of interest-bearing liabilities as a percent of assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

o	Equity. The Peer Group currently operates with a lower median equity-to-assets ratio but a higher average ratio than the Bank. Following the stock offering, Marathon Bancorp’s pro forma capital position will exceed the Peer Group’s figures by a greater amount. On balance, RP Financial concluded that equity strength was a positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

On balance, Marathon’s balance sheet strength was considered to be comparable to the Peer Group’s balance sheet strength and, thus, no adjustment was applied for the Bank’s financial condition.

2.       Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

o	Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.34% of average assets versus a median 0.62% of average assets for the Peer Group). The Peer Group maintained more favorable ratios for gains on sale of loans and operating expenses, which were partially offset by the Bank’s more favorable ratios for interest income and provisions for loan losses. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, however such benefit of reinvesting proceeds expected to be offset by higher operating expenses associated with operating as a publicly-traded institution and the implementation of stock benefit plans, until such time as the proceeds are reinvested in whole loans. Overall, the Bank’s reported earnings were considered to be less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a negative factor in our adjustment for profitability, growth and viability of earnings.

o	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings. In these measures, Marathon operated with a similar net interest income ratio (between the Peer Group’s average and median values), a higher operating expense ratio, a similar level of non-interest operating income and a lower level of gains on the sale of loans. The Bank’s net interest income and operating expense ratios translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.91x versus 1.12x for the Peer Group). Similarly, the Bank’s efficiency ratio of 85.2% was less favorable than the Peer Group’s efficiency ratio of 67.1%. Loan loss provisions had a larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-offering capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will remain less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

o	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group's net interest income to average assets ratios indicated that a greater degree of volatility was associated with Marathon’s net interest margin. Other measures of interest rate risk, such as IEA/IBL ratios and levels of non-interest earning assets were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that are more favorable or comparable to the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin. Accordingly, on balance, interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

o	Credit Risk. Loan loss provisions were a smaller factor in the Bank’s earnings (0.09% of average assets versus 0.16% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Bank maintained a similar concentration of assets in loans and the Bank’s loan composition reflected a greater degree of diversification into higher risk types of loans. Marathon’s credit quality measures generally implied a lower degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a positive factor in our adjustment for profitability, growth and viability of earnings.

o	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank currently maintains a similar interest rate spread than the Peer Group, which would tend to facilitate a continuation of a similar net interest margin for the Bank going forward. Second, the infusion of stock proceeds will provide the Bank with for favorable growth potential through leverage as currently maintained by the Peer Group. Third, the Bank’s higher ratio of operating expenses was viewed as a disadvantage to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a negative factor in our adjustment for profitability, growth and viability of earnings.

o	Return on Equity. Currently, the Bank‘s core ROE is lower than the Peer Group’s core ROE. As the result of the increase in equity that will be realized from the infusion of net stock proceeds into Bancorp’s equity, Bancorp’s pro forma return equity on a core earnings basis will be lower than the Peer Group’s core ROE. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Marathon Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

3.       Asset Growth

Comparative asset growth rates for the Bank and the Peer Group showed a 10.16% annualized increase in the Bank’s assets over the most recent 15 month period, versus average and median increases of 11.89% and 8.31% over the most recent 12 month period for the Peer Group. Asset growth for the Bank was sustained by a 48.83% increase in cash and Investments, along with a lower 1.09% increase in loans. The Peer Group’s asset growth was primarily supported by a 3.56% median increase in loans and also included an increase in cash and investments. Overall, the Bank’s recent asset growth trends would tend to be viewed as comparable relative to the Peer Group’s asset growth trends in terms of supporting future earnings growth. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be higher than the Peer Group's tangible equity-to-assets ratio, providing the Bank with greater leverage capacity as maintained by the Peer Group. On balance, no adjustment was applied for asset growth.

4.       Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Marathon serves the central Wisconsin region through the headquarters office and two full-service branches, along with the southeastern region of Wisconsin through active lending in the Milwaukee MSA and also a relatively new branch office in Ozaukee County. Operating in the central Wisconsin market with a relatively small population base, and in the much larger southeastern Wisconsin market provides access to a relatively large total market for the Bank to compete for customers. The Bank competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Marathon. The Bank maintains a relatively modest market share of deposits in Marathon County, where its main office and two of the three branch offices are located and maintains a relatively low deposit market share in Ozaukee County as that branch was opened in 2108, as was shown in Table 2.5.

As shown in Exhibit III-2, the Peer Group companies generally operate in markets with larger populations compared to Marathon County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth in the markets served by the Peer Group companies was minimal over the past five years, with five of the Peer Group companies recording population losses in their headquarters county. Similarly, Marathon County recorded essentially zero population change over the past five years. Marathon County has a slightly lower per capita income compared to the primary market area counties served by Peer Group companies, which is indicative of the similar demographic nature of the Bank’s market area. On average, the Peer Group’s primary market area counties recorded the same relative wealth within their respective states compared to Marathon County’s per capita income as a percent of Wisconsin’s per capita income (98.3% for the Peer Group average versus 99.8% for Marathon County). The respective average and median deposit market shares maintained by the Peer Group companies were above the Bank’s market share of deposits in Marathon County. Overall, the degree of competition faced by the Peer Group and the growth potential in the markets served by the Peer Group companies was viewed to be comparable as faced by the Bank in Marathon Count. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-2. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was above the unemployment rate reflected for Marathon County. On balance, we concluded that a no adjustment was appropriate for the Bank’s market area.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

Table 4.1

Market Area Unemployment Rates

Marathon Bank and the Peer Group Companies (1)

		October 2020
	County	Unemployment
Marathon Bank – WI	Marathon	3.7%

Peer Group Average		6.4

Peer Group

CBM Bancorp, Inc. - MD	Baltimore	7.6
Elmira Savings Bank – NY	Chemung	6.5
HMN Financial, Inc. – MN	Olmsted	3.6
Home Federal Bancorp, Inc. - LA	Caddo	10.4
HV Bancorp, Inc. – PA	Bucks	6.3
IF Bancorp, Inc. - IL	Iroquois	3.4
Mid-Southern Bancorp, Inc. – MD	Washington	4.3
Provident Financial Holdings, Inc. – CA	Riverside	9.0
Severn Bancorp, Inc. – MD	Anne Arundel	6.3
WVS Financial Corp. – PA	Allegheny	6.9

(1)        Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

5.       Dividends

At this time Bancorp has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.58% to 5.22%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.36% as of November 20, 2020. Comparatively, as of November 20, 2020, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.53%.

Our valuation adjustment for dividends for Marathon Bancorp also considered the regulatory policy with regard to payment of dividends to the MHC. Under current FRB policy, any dividends declared by Bancorp would be required to be paid to all shareholders. Accordingly, dividends paid by Bancorp would increase the amount of assets held by the MHC, after adjusting for applicable income taxes, and, thereby, increase the implied dilution incurred by the minority shareholders in a second-step conversion pursuant to the calculation to account for net assets held by the MHC in a second-step offering.

Overall, while Bancorp has not established a definitive dividend policy prior to its stock offering, Bancorp’s capacity to pay a dividend comparable to the Peer Group’s average dividend yield is viewed as not as strong based on Bancorp’s pro forma earnings. Furthermore, dividend payments retained by the MHC would increase the implied dilution to minority shareholders in a second-step offering. On balance, we concluded that a slight downward adjustment was warranted for purposes of Bancorp’s dividend policy.

6.       Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $26.7 million to $101.2 million as of November 20, 2020, with average and median market values of $55.5 million and $44.4 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 1.7 million to 12.8 million, with average and median shares outstanding of 4.5 million and 3.4 million, respectively. Bancorp’s stock offering is expected to have a pro forma public market value that will be less than the lower end of the Peer Group’s range of market values and also be less than the lower end of the range of shares outstanding reported for the Peer Group companies. Unlike all of the Peer Group companies, Bancorp’s stock will not be quoted on the NASDAQ following the stock offering and instead will be on the Over-the-Counter exchange. Overall, we anticipate that Bancorp’s public stock will have a less liquid trading market compared to the stocks of the Peer Group companies and, therefore, concluded a moderate downward adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

7.       Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of Bancorp’s to-be-issued stock.

A.       The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of November 20, 2020.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. News that China was planning to further loosen its monetary policy to help re-invigorate China’s economy contributed to major U.S. stock indexes closing at new record highs on the first day of trading in 2020, which was followed by a one day sell-off. A report showing a decline in December manufacturing activity and a U.S. airstrike that killed a top Iranian military official were noted factors that prompted the sell-off. Signs of easing tensions between the U.S. and Iran, as well as reassuring indications that trade negotiations remained on track with China, contributed to major U.S. stock indexes rebounding to record highs heading into mid-January. More record highs were posted by the major U.S. stock indexes in mid-January, with the Dow Jones Industrial Average (“DJIA”) closing above 29000 for the first time following the signing of a trade agreement between the U.S. and China. Fears that the spreading COVID-19 pandemic would slow economic growth fueled a sell-off in the broader stock market in the second half of January. An upbeat manufacturing report for January and diminished worries about the economic impact of the coronavirus contributed to stocks rallying in the first week of February. Major U.S. stock indexes closed at record highs heading into mid-February, as investors focused on signs of strength in the U.S. economy. Stocks retreated in mid-February and then plunged sharply lower in the last week of February, as COVID-19 pandemic fears fueled the worst weekly loss in the stock market since 2008. All three major U.S. stock indexes slipped into correction territory at the end of February.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Volatility prevailed in the broader stock market throughout March 2020, with speculation on the severity of the COVID-19 pandemic and its long-term impact on the global economy continuing to dominate trading activity. After the DJIA posted its worst one-day decline since 1987 on March 12th, stocks rebounded when President Trump declared a national emergency to combat the spread of the coronavirus. Stock market turmoil extended into the third week of March, with the major U.S. stock indexes recording their worst week since the financial crisis. Fears that the emergency measures taken by the Federal Reserve would not be enough to ward off a COVID-19 induced recession, a flight to liquidity and oil prices dropping below $20 a barrel all contributed to the historic sell-off. Stocks traded sharply higher in the fourth week of March, which was fueled by U.S. lawmakers reaching an agreement on a $2 trillion stimulus package. Notwithstanding the end of March rally, the first quarter of 2020 was the worst quarter for major U.S. stock market indexes since the financial crisis.

Stocks opened the second quarter of 2020 with a bruising sell-off after President Trump issued a warning on the coronavirus pandemic, which was followed by major U.S. stock indexes surging higher. News that New York recorded its first daily decline in COVID-19 deaths and the Federal Reserve’s commitment to provide an unprecedent level of support for the economy were noted factors that powered the stock market rally. The second week of April concluded with stocks posting their biggest week of gains since 1974. Stocks advanced a second consecutive week going into mid-April, as investors reacted to reports that an antiviral medicine was showing promise and the growing potential for the gradual reopening of the U.S. economy. Energy shares led stocks lower heading into the second half of April, as oil prices plunged below $0 a barrel. Promising news for a coronavirus drug and the Federal Reserve’s statement that it was in no hurry to end stimulus measures contributed to broader stock market gains through the end of April. Overall, April was the best month for stocks in decades, as the DJIA and S&P 500 posted respective gains of 11% and 13%. Comparatively, the NASDAQ was down 0.3% in April. Following a sell-off at the start of May, the broader stock market trended higher ahead of the April employment report and then rallied sharply higher with the release of the April employment report on May 8th. Stocks fell broadly the first few trading days the following week, as investors reacted to a sharp decline in the April consumer price index and the Federal Reserve’s grim assessment on how long it would take the U.S. economy to recover. Going into the second half of May, stocks surged higher on positive results reported by a drugmaker’s early study of a potential coronavirus vaccine and optimism that the U.S. economy would start to recover as all 50 states relaxed some of their coronavirus restrictions. Optimism about economies reopening and the potential development of a coronavirus vaccine continued to propel stock market gains in late-May and early-June 2020. Stocks continued to surge higher to close out the first week of trading in June, as investors reacted to a surprisingly strong May employment report. The rebound in the broader stock market continued into the beginning of the second week of June, with the NASDAQ closing at a record high and the S&P 500 moving into positive territory for the year. Stocks closed out the second week of trading in June posting their worst weekly loss since March, as growing fears of a surge in coronavirus infections fueled a stock market route on June 11th. After Federal Reserve officials highlighted the pandemic’s potential to weaken the U.S. economy over the long-term, shares of banks and manufacturers were among the hardest hit stocks in the sell-off. A rebound in May retail sales and the Federal Reserve’s announcement that it would broaden its program to purchase bonds of U.S. companies translated into stocks rallying going into the second half of June, which was followed by a wavering stock market environment through multiple trading sessions as investors weighed a rise in coronavirus infections against signs of the U.S. economy recovering. A record number of new coronavirus cases in some large states fueled a late-June sell-off in the broader stock market, as investors reacted to reinstatement of lockdown measures by some of those states. Growing expectations for additional stimulus from the Federal Reserve contributed to stocks rallying to close out the second quarter, as U.S. stocks wrapped up their best quarter in more than 20 years. For the second quarter of 2020, the DJIA was up 18%, the S&P 500 was up 20% and the NASDAQ was up 31%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Stocks started out the third quarter of 2020 trading mixed ahead of the release of the June employment report and then rallied higher with the release of the June employment report, which showed the U.S. economy added more jobs than expected. Volatility prevailed in the broader stock market through mid-July, as investors weighed hopes of a COVID-19 vaccine after two companies received “fast track” designations for the development of their coronavirus vaccine candidates against a resurgence in COVID-19 positive cases that was providing for an uneven reopening of the U.S. economy. Stocks retreated heading into the last week of July, as the first weekly increase in new unemployment claims since March raised concerns that mounting coronavirus infections and a renewed wave of mandated lockdowns could slow an economic recovery. The broader stock market continued to trade unevenly in the final week of July, as investors reacted to mixed second quarter earnings reports by some large companies, a record decline in second quarter GDP and the Federal Reserve’s reiteration that it would continue to support the U.S. economy. Overall, technology stocks were the strongest performing stocks during July, as the NASDAQ closed out July at a new record high. Progress in Congressional negotiations for a new coronavirus relief package and initial weekly unemployment claims falling to their lowest level since the coronavirus hit the U.S. in March fueled stock market gains during the first week of August. The DJIA extended its winning streak to seven sessions on August 10th, as investors assessed the likelihood of another round of stimulus spending and the slowing pace of new coronavirus infections. Led by advances in technology shares, the broader stock market continued to surge higher through the second half of August with the NASDAQ and S&P 500 posting a number of new record highs. Overall, the month of August was the best month for U.S. stocks since April, with stimulus from the U.S. Government, signs of economic revival and progress toward a coronavirus vaccine fueling the gains in the broader stock market. An upbeat report on August manufacturing activity helped to extend the stock market rally into early-September, as the DJIA closed above 29000 for the first time since February.

A sell-off in technology stocks led the stock market lower going into the second week of September 2020, as NASDAQ fell into correction territory amid concerns that technology shares had become overvalued. Stocks rebounded heading into mid-September, as technology stocks led the broader stock market higher on large acquisitions announced by Oracle and Nvidia. A decline in oil and gold prices pressured economically sensitive shares lower going in the second half of September, which was followed by a one-day sell-off in technology shares as hopes for additional fiscal stimulus dimmed and investors continued to question the valuation of tech stocks. Stocks regained some lost ground in the final week of the third quarter, which was led by a rebound in economically sensitive shares.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Stocks traded lower at the start of the fourth quarter of 2020, as investors reacted to the September employment report that showed job growth was less than expected. News of President Trump’s improving health propelled stocks higher at the beginning of the second week of October, which was followed by a one-day sell-off caused by a halt in negotiations for a new economic relief package. Stocks rallied higher following the one-day sell-off on revived hopes for a new stimulus deal, as Democratic and White House negotiators resumed negotiations for a coronavirus relief bill. Mixed earnings reports at the start of the third quarter earnings season pressured stocks lower going into mid-October. The sell-off in the broader stock market sharpened during the second half of October, as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Better-than-expected economic data for third quarter GDP growth and October manufacturing activity contributed to stocks rallying ahead of the election in early-November. The stock market rallied continued on Election Day and the following day, as Wall Street reacted to election results that indicated a Biden presidency gridlocked by a Republican-controlled Senate. Through mid-November the stock market continued an upward trend based on continued news and updates of the election results, interest rate trends and economic releases. On November 20, 2020, the DJIA closed at 29,263.48, an increase of 5.1% from one year ago and an increase of 2.5% year-to-date, and the NASDAQ closed at 11,854.97, an increase of 39.0% from one year ago and an increase of 41.5% year-to-date. The S&P 500 Index closed at 3557.54 on November 20, 2020, an increase of 14.5% from one year ago and an increase of 10.1% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters, but, in general, has underperformed the broader stock market. Growing tensions between the U.S. and Iraq, along with manufacturing activity showing another decline in December, pulled financial institution shares lower during the initial trading days of 2020. Financial institution shares edged higher going into mid-January, as some big banks kicked-off fourth quarter earnings season with mostly favorable results. Financial institution shares traded in a narrow range going into late-January and then pulled back at the end of January, as worries that the COVID-19 pandemic would slow economic growth escalated. After rebounding along with the broader stock market in early-February, bank and thrift stocks stabilized going into the second half of February. Driven by worries that the COVID-19 pandemic could have a significant impact on the economy, financial institution shares followed the broader stock market lower in late-February and early-March. The sell-off in financial institution shares accelerated through the third week of March, as historically low interest rates and a free-falling U.S. economy threatened to upend almost all of a bank’s business lines. News that U.S. lawmakers were nearing an agreement to approve the stimulus package helped financial stocks to rebound in late-March.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

Market volatility continued to prevail for financial institution stocks during the first two weeks of April 2020. Financial shares stocks spiked lower with the release of the March employment report, which was followed by bank and thrift stocks rebounding along with the broader stock market ahead of the start of first quarter earnings season. First quarter earnings reports posted by some of the big banks fueled a sell-off in financial shares in mid-April, as plunging profits due to significant increases in loan loss provisions sent a message that big banks were preparing for a bad recession and a flood of borrower defaults. Growing expectations of the U.S. economy gradually reopening helped financial stocks rebound along with the broader stock market at the end of April. Financial shares traded lower during the first half of May, amid uncertainty of how quickly the economy would rebound with the gradual easing of social distancing rules. Beaten down financial shares rebounded along with the broader stock market going in the second half of May, as investors reacted to promising early-stage results for a potential coronavirus vaccine and all 50 states had entered the initial phase of reopening the U.S. economy. Financial shares generally drifted lower at the end of May and the start of June, which was followed by thrift and bank shares surging higher with the release of the May employment report. Fears of a surge in coronavirus infections and statements from Federal Reserve officials concerning the potential long term impact that the pandemic would have on the U.S. economy prompted a sell-off in bank and thrift stocks going into the second half of June, as economically sensitive shares were particularly hard hit by the threat of a prolonged economic downturn. The roll back of federal regulations that placed curbs on swaps and investing contributed to a one-day rally in financial shares in late-June, which was followed by a sharp sell-off in bank and thrift shares on fears of possible reinstatement of lockdown measures in states that were experiencing an increase in COVID-19 cases. Financial shares participated in the broader stock market rally to close out the second quarter, although fell well short of the gains posted by the major stock U.S. indexes for the entire second quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Financial shares pulled back in early-July 2020 amid a dramatic surge in confirmed coronavirus infections in the south and west regions of the U.S., which forced several states to pause or reverse plans to reopen businesses. Growing optimism of a COVID-19 vaccine being developed in the near term contributed to financial shares trading higher along with the broader stock market heading into mid-July, which was followed by a slight pullback in financial shares as big bank second quarter earnings reports warned of a protracted downturn for the U.S. economy. Financial shares traded unevenly throughout the second half of July, in light of uncertainty over the outlook for the U.S. economy and related impact on credit quality. After trading lower the first few trading days of August, financial shares participated in the broader stock market rally going into mid-August. Financial shares diverged from the broader stock market rally in the second half of August and into early-September, as economic uncertainty revolving around the COVID-19 pandemic weighed on the shares of economically sensitive stocks.

After trading higher with the release of the better-than-expected employment report for August 2020, thrift stocks retreated in the second week of September. Financial shares edged higher at the conclusion of the Federal Reserve’s mid-September policy meeting, whereby the Federal Reserve pledged to support the economic recovery by setting a higher bar to raise interest rates and by signaling it expected to hold rates near zero for at least three more years. The sell-off in economically sensitive shares going into the second half of September translated into market losses for bank and thrift stocks, which was followed by an uptick in financial shares at the close of the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

The positive trend in thrift stocks continued through the first two weeks of October 2020, as economically sensitive stocks climbed on hopes for passage of a new coronavirus stimulus bill. Despite better-than-expected third quarter earnings results posted by some big banks at the start of the third quarter earnings season, financial shares traded lower in mid-October. Financial shares rallied going into late-October, as news that weekly initial unemployment claims fell by 55,000 pushed the 10-year Treasury yield up to 0.85%. Financial shares sold-off along with the broader stock market during the last week of October, as rising coronavirus cases shook investors’ confidence in the economic recovery. Financial shares also participated in the broader stock market rally during the first two trading days of November and on Election Day, but then diverged from the broader stock market rally the day following the election as investors bet that the election results and a potentially long period of vote counting would delay and potentially reduce another round of stimulus. In line with the broader market, financial stocks then returned to an upward trend in mid-November based on additional news regarding economic performance. On November 20, 2020, the SNL Thrift Index for all publicly-traded thrifts closed at 750.2, a decrease of 17.7% from one year ago and a decrease of 18.5% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

B.          The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining Bancorp’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversion offerings were completed during the past three months and no second step or first-step offerings have been completed during the past three months. The most recent standard conversion offering was completed by Eastern Bankshares, Inc. of Massachusetts, which was a significantly larger offering compared to Marathon Bancorp’s first-step offering. Eastern Bankshares completed its standard conversion offering in October 2020 and raised gross proceeds of $1.8 billion, which was between the midpoint and maximum of its offering range. Eastern Bankshares’s closing P/TB ratio equaled 65.0% and the stock closed 24.8% higher after the first week of trading. Comparatively, a smaller standard conversion offering was completed by Systematic Savings Bank of Missouri in October 2020. Systematic raised gross proceeds of $6.0 million, which was at the top of its offering range. Systematic’s closing fully-converted P/TB equaled 58.6% and the stock closed unchanged after the first week of trading.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 3 Months

													Insider Purchases
			Pre-Conversion Data				Offering Information				Contribution to		% Off Incl. Fdn.+Merger Shares					Pro Forma Data								Post-IPO Pricing Trends
Institutional Information			Financial Info.		Asset Quality		Excluding Foundation				Char. Found.		Benefit Plans					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form	% of Public Off. Inc. Fdn.	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.	Initial Div. Yield	P/TB	Core P/E		P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Chg	After First Week(3)	% Chg	After First Month(4)	% Chg	Thru 11/20/2020	% Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Eastern Bankshares, Inc., MA	10/15/20	EBC-NASDAQ	$13,997	12.10%	0.04%	211%	$1,797.1	100%	118%	1.6%	S	4.0%	8.0%	4.0%	10.0%	0.1%	0.00%	65.0%	22.8	x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$13.62	36.2%	$14.30	43.0%
Systematic Savings Bank, MO	10/14/20	SSSB-OTCPink	$40	12.64%	8.00%	NM	$6.0	100%	132%	14.3%	N.A.	N.A.	0.0%	0.0%	0.0%	18.0%	0.00%	58.6%	46.5	x	13.2%	0.3%	22.5%	1.3%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%

	Averages - Standard Conversions:		$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7	x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$12.15	21.5%
	Medians - Standard Conversions:		$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7	x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$12.15	21.5%

Second Step Conversions
NONE

Mutual Holding Companies
NONE

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.
(2) Does not take into account the adoption of SOP 93-6.
(3) Latest price if offering is less than one week old.
(4) Latest price if offering is more than one week but less than one month old.
(5) Mutual holding company pro forma data on full conversion basis.
(6) Simultaneously completed acquisition of another financial institution.
(7) Simultaneously converted to a commercial bank charter.
(8) Former credit union.

11/20/2020

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

C.       The Acquisition Market

Also considered in the valuation was the potential impact on Marathon Bancorp’s stock price of recently completed and pending acquisitions of other savings institutions operating in Wisconsin. As shown in Exhibit IV-4, there have been seven Wisconsin thrift acquisitions completed from the beginning of 2011 through year-to-date 2020 and there are currently no pending acquisitions for Wisconsin savings institutions. To the extent that speculation of a re-mutualization may impact Bancorp’s valuation, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as Bancorp’s market and, thus, are subject to the same type of acquisition speculation that may influence Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies. Furthermore, in comparison to the stocks of the fully-converted Peer Group companies, the degree of acquisition speculation in Bancorp’s stock is also viewed to be relatively more limited since there will be fewer potential acquirers for Bancorp’s stock as a re-mutualization transaction can only be completed by a mutual institution or an institution in the MHC form of ownership. Additionally, there tends to be less acquisition speculation in the stocks of publicly-traded MHCs in general, given the majority of the shares are held by the MHC rather than public shareholders which own 100% of the shares of the fully-converted Peer Group companies. Accordingly, the Peer Group companies are considered to be subject to a greater degree of acquisition speculation relative to the acquisition speculation that may influence the Bancorp’s trading price.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.       Management

Marathon’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.       Effect of Government Regulation and Regulatory Reform

As a federally-insured savings institution operating in the MHC form of ownership, Marathon Bancorp and Marathon Bank will be operating in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that Bancorp’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

  Table 4.3

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the FDIC, the FRB and the Department, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Bancorp’s to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Bancorp’s prospectus for effective tax rate, stock benefit plan assumptions and offering expenses (summarized in Exhibits IV-9 and IV-10). The assumptions utilized in the pro forma analysis in calculating Bancorp’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were to include certain stock-related expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and publicly-traded MHCs on a fully-converted basis.

RP Financial's valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for Bancorp; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting net conversion proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Bancorp will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of November 20, 2020, the pro forma market value of Marathon Bancorp’s full conversion offering equaled $18,000,000 at the midpoint, equal to 1,800,000 shares at $10.00 per share.

Basis of Valuation - Fully-Converted Pricing Ratios

1.       Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating Bancorp’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. For the 12 months ended September 30, 2020, Marathon recorded net income of $584,000. Based on the Bank’s audited and unaudited financial statements, there were no non-operating income or expense items during the most recent 12-month period and thus core earnings were deemed to be equal to reported earnings.

Based on Marathon’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, Bancorp’s pro forma reported and core P/E multiples (fully-converted basis) at the $18.0 million midpoint value equaled 48.04 times each, which provided for premiums of 295% and 288% relative to the Peer Group's average reported and core P/E multiples of 12.17 times and 12.37 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.32 times and 12.50 times, respectively, Bancorp’s pro forma reported and core P/E multiples (fully-converted basis) at the midpoint value indicated premiums of 290% and 284%, respectively. Bancorp’s pro forma fully-converted P/E ratios based on reported and core earnings at the minimum and the super maximum equaled 37.72x and 77.29x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Table 4.4

Marathon Bancorp, Inc. Public Market Pricing Versus Peer Group (Fully Converted Basis)

As of November 20, 2020

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Tang. Eq./	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Marathon Bancorp, Inc.
Supermaximum		$10.00	$23.81	$0.13	$17.15	77.29		58.31	12.42	58.31	77.29		$0.00	0.00	0.00	$192	21.29	0.61	0.16	0.75	0.16	0.75
Maximum		10.00	20.70	0.17	18.40	60.24		54.35	10.95	54.35	60.24		0.00	0.00	0.00	189	20.15	0.61	0.18	0.90	0.18	0.90
Midpoint		10.00	18.00	0.21	19.84	48.04		50.40	9.65	50.40	48.04		0.00	0.00	0.00	187	19.13	0.62	0.20	1.05	0.20	1.05
Minimum		10.00	15.30	0.27	21.78	37.72		45.91	8.30	45.91	37.72		0.00	0.00	0.00	184	18.09	0.63	0.22	1.22	0.22	1.22

Thrift Industry
Averages		$21.22	$536.98	$1.88	$19.68	13.66		92.54%	11.71%	102.08%	13.89		$0.41	2.53%	48.14%	$5,269	11.70%	0.68%	0.85%	7.01%	0.88%	6.83%
Medians		$14.07	$177.99	$0.98	$15.86	11.97		84.09%	10.43%	93.15%	12.29		$0.32	2.36%	35.71%	$1,842	10.24%	0.54%	0.77%	5.99%	0.78%	5.99%

Comparable Group
Averages		$15.19	$55.53	$1.13	$18.49	12.17		82.38%	10.75%	84.29%	12.37		$0.35	2.36%	67.62%	$625	12.72%	0.60%	0.68%	0.68%	0.66%	5.91%
Medians		$14.20	$44.39	$1.15	$16.88	12.32		80.77%	8.78%	83.16%	12.50		$0.35	2.45%	35.71%	$608	11.34%	0.44%	0.62%	0.62%	0.60%	5.65%

Comparable Group

CBMB CBM Bancorp, Inc.	MD	$13.74	$47.30	$0.17	$14.34	NM		95.82%	21.98%	95.82%	NM		NA	NA	250.00%	$232	22.94%	0.55%	0.32%	0.32%	0.27%	1.07%
ESBK Elmira Savings Bank	NY	$11.50	$40.51	$1.09	$17.01	10.55	x	67.62%	6.01%	85.13%	10.56	x	$0.60	5.22%	83.49%	$674	8.90%	NA	0.60%	0.60%	0.60%	6.44%
HMNF HMN Financial, Inc.	MN	$16.25	$75.23	$1.84	$20.91	8.93	x	77.70%	8.75%	78.39%	8.82	x	$0.00	0.00%	NA	$898	11.26%	0.38%	1.03%	1.03%	1.04%	8.95%
HFBL Home Federal Bancorp, Inc. of Louisiana	LA	$26.00	$40.95	$2.10	$29.74	11.82	x	87.44%	8.24%	87.44%	12.36	x	$0.66	2.54%	29.55%	$542	9.43%	NA	0.80%	0.80%	0.76%	7.37%
HVBC HV Bancorp, Inc.	PA	$14.50	$29.17	$1.87	$16.75	7.55	x	86.56%	6.35%	86.56%	7.77	x	NA	NA	NA	$508	7.33%	0.49%	1.02%	1.02%	0.99%	11.54%
IROQ IF Bancorp, Inc.	IL	$20.28	$65.71	$1.34	$25.78	13.89	x	78.66%	9.05%	78.66%	15.15	x	$0.30	1.48%	20.55%	$726	11.51%	0.24%	0.64%	0.64%	0.59%	5.10%
MSVB Mid-Southern Bancorp, Inc.	IN	$13.89	$41.48	$0.35	$15.20	NM		91.40%	20.45%	91.40%	NM		$0.08	0.58%	21.62%	$218	22.38%	1.19%	0.56%	0.56%	0.52%	2.20%
PROV Provident Financial Holdings, Inc.	CA	$13.60	$101.21	$0.87	$16.75	15.63	x	81.18%	8.55%	81.18%	15.63	x	$0.56	4.12%	64.37%	$1,184	10.53%	0.38%	0.58%	0.58%	0.58%	5.35%
SVBI Severn Bancorp, Inc.	MD	$6.79	$87.03	$0.42	$8.45	16.17	x	80.35%	9.27%	81.18%	16.00	x	$0.16	2.36%	38.10%	$939	11.53%	1.57%	0.63%	0.63%	0.64%	5.11%
WVFC WVS Financial Corp.	PA	$15.38	$26.72	$1.22	$19.94	12.81	x	77.11%	8.81%	77.11%	12.65	x	$0.40	2.60%	33.33%	$332	11.42%	0.00%	0.59%	0.59%	0.60%	5.96%

(1)  Closing price at date indicated.

(2)  Core earnings reflect net income less non-recurring items

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(4)  Dividend is as of most recent quarterly dividend.   Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7)  Financial information is as of or for the 12 months ended June 30, 2020.

Source:   S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

On an MHC reported basis, the Bancorp’s reported and core P/E multiples at the midpoint value of $18.0 million equaled 37.62 times (see Table 4.5). Bancorp’s reported and core P/E multiples provided for premiums of 209% and 204% relative to the Peer Group’s average reported and core P/E multiples of 12.17 times and 12.37 times, respectively. In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.32 times and 12.50 times, respectively, Bancorp’s pro forma reported and core P/E multiples (MHC basis) at the midpoint value indicated premiums of 205% and 201%, respectively. Bancorp’s pro forma MHC P/E ratios based on reported and core earnings at the minimum and the super maximum equaled 30.98x and 53.45x, respectively.

2.            Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating Bancorp’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to Marathon Bancorp’s pro forma book value (fully-converted basis). Based on the $18.0 million midpoint valuation, Marathon Bancorp’s pro forma P/B and P/TB ratios (fully-converted basis) both equaled 50.40%. In comparison to the average P/B and P/TB ratios for the Peer Group of 82.38% and 84.29%, respectively, Bancorp’s ratios reflected a discount of 38.82% on a P/B basis and a discount of 40.21% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 80.77% and 83.16%, respectively, Bancorp’s pro forma P/B and P/TB ratios (fully-converted basis) at the midpoint value reflected discounts of 37.60% and 39.39%, respectively. At the top of the super range, Bancorp’s P/B and P/TB ratios (fully-converted basis) equaled 58.31, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, Bancorp’s P/B and P/TB ratios at the top of the super range reflected discounts of 29.22% and 30.82%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, Bancorp’s P/B and P/TB ratios at the top of the super range reflected discounts of 27.81% and 29.88%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in Bancorp’s P/E multiples.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

Table 4.5

Marathon Bancorp, Inc. Public Market Pricing Versus Peer Group (MHC Basis)

As of November 20, 2020

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Tang. Eq./	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Marathon Bancorp, Inc.
Supermaximum		$10.00	$10.71	$0.19	$12.24	53.45		81.70	13.22	81.70	53.45		$0.00	0.00	0.00	$180	16.18	0.65	0.25	1.53	0.25	1.53
Maximum		10.00	9.32	0.22	13.48	44.70		74.18	11.58	74.18	44.70		0.00	0.00	0.00	179	15.61	0.65	0.26	1.66	0.26	1.66
Midpoint		10.00	8.10	0.27	14.92	37.62		67.02	10.13	67.02	37.62		0.00	0.00	0.00	178	15.11	0.65	0.27	1.78	0.27	1.78
Minimum		10.00	6.89	0.32	16.86	30.98		59.31	8.66	59.31	30.98		0.00	0.00	0.00	177	14.60	0.66	0.28	1.91	0.28	1.91

Thrift Industry
Averages		$21.22	$536.98	$1.88	$19.68	13.66		92.54%	11.71%	102.08%	13.89		$0.41	2.53%	48.14%	$5,269	11.70%	0.68%	0.85%	7.01%	0.88%	6.83%
Medians		$14.07	$177.99	$0.98	$15.86	11.97		84.09%	10.43%	93.15%	12.29		$0.32	2.36%	35.71%	$1,842	10.24%	0.54%	0.77%	5.99%	0.78%	5.99%

Comparable Group
Averages		$15.19	$55.53	$1.13	$18.49	12.17		82.38%	10.75%	84.29%	12.37		$0.35	2.36%	67.62%	$625	12.72%	0.60%	0.68%	0.68%	0.66%	5.91%
Medians		$14.20	$44.39	$1.15	$16.88	12.32		80.77%	8.78%	83.16%	12.50		$0.35	2.45%	35.71%	$608	11.34%	0.44%	0.62%	0.62%	0.60%	5.65%

Comparable Group

CBMB CBM Bancorp, Inc.	MD	$13.74	$47.30	$0.17	$14.34	NM		95.82%	21.98%	95.82%	NM		NA	NA	250.00%	$232	22.94%	0.55%	0.32%	0.32%	0.27%	1.07%
ESBK Elmira Savings Bank	NY	$11.50	$40.51	$1.09	$17.01	10.55	x	67.62%	6.01%	85.13%	10.56	x	$0.60	5.22%	83.49%	$674	8.90%	NA	0.60%	0.60%	0.60%	6.44%
HMNF HMN Financial, Inc.	MN	$16.25	$75.23	$1.84	$20.91	8.93	x	77.70%	8.75%	78.39%	8.82	x	$0.00	0.00%	NA	$898	11.26%	0.38%	1.03%	1.03%	1.04%	8.95%
HFBL Home Federal Bancorp, Inc. of Louisiana	LA	$26.00	$40.95	$2.10	$29.74	11.82	x	87.44%	8.24%	87.44%	12.36	x	$0.66	2.54%	29.55%	$542	9.43%	NA	0.80%	0.80%	0.76%	7.37%
HVBC HV Bancorp, Inc.	PA	$14.50	$29.17	$1.87	$16.75	7.55	x	86.56%	6.35%	86.56%	7.77	x	NA	NA	NA	$508	7.33%	0.49%	1.02%	1.02%	0.99%	11.54%
IROQ IF Bancorp, Inc.	IL	$20.28	$65.71	$1.34	$25.78	13.89	x	78.66%	9.05%	78.66%	15.15	x	$0.30	1.48%	20.55%	$726	11.51%	0.24%	0.64%	0.64%	0.59%	5.10%
MSVB Mid-Southern Bancorp, Inc.	IN	$13.89	$41.48	$0.35	$15.20	NM		91.40%	20.45%	91.40%	NM		$0.08	0.58%	21.62%	$218	22.38%	1.19%	0.56%	0.56%	0.52%	2.20%
PROV Provident Financial Holdings, Inc.	CA	$13.60	$101.21	$0.87	$16.75	15.63	x	81.18%	8.55%	81.18%	15.63	x	$0.56	4.12%	64.37%	$1,184	10.53%	0.38%	0.58%	0.58%	0.58%	5.35%
SVBI Severn Bancorp, Inc.	MD	$6.79	$87.03	$0.42	$8.45	16.17	x	80.35%	9.27%	81.18%	16.00	x	$0.16	2.36%	38.10%	$939	11.53%	1.57%	0.63%	0.63%	0.64%	5.11%
WVFC WVS Financial Corp.	PA	$15.38	$26.72	$1.22	$19.94	12.81	x	77.11%	8.81%	77.11%	12.65	x	$0.40	2.60%	33.33%	$332	11.42%	0.00%	0.59%	0.59%	0.60%	5.96%

(1)  Closing price at date indicated.

(2)  Core earnings reflect net income less non-recurring items

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(4)  Dividend is as of most recent quarterly dividend.   Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7)  Financial information is as of or for the 12 months ended June 30, 2020.

Source:   S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.25

On an MHC reported basis, Bancorp’s P/B and P/TB ratios at the $18.0 million midpoint value equaled 67.02%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 82.38% and 84.29%, respectively, Marathon Bancorp’s ratios were discounted by 18.65% on a P/B basis and 20.49% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 80.77% and 83.16%, respectively, Bancorp’s pro forma P/B and P/TB ratios (MHC basis) at the midpoint value reflected discounts of 17.02% and 19.41%, respectively. At the top of the super range, Bancorp’s P/B and P/TB ratios (MHC basis) equaled 81.70%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bancorp’s P/B and P/TB ratios at the top of the super range reflected discounts of 0.83% and 3.07%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bancorp’s P/B and P/TB ratios at the top of the super range reflected a premium of 0.28% and a discount of 1.76%, respectively.

3.            Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to Bancorp’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $18.0 million midpoint of the valuation range, Marathon Bancorp’s pro forma P/A ratio (fully-converted basis) equaled 9.65% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.75%, which implies a discount of 10.23% has been applied to Bancorp’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 8.78%, Bancorp’s pro forma P/A ratio (fully-converted basis) at the midpoint value reflects a premium of 9.91%.

On an MHC reported basis, Marathon Bancorp’s pro forma P/A ratio at the $18.0 million midpoint value equaled 10.13%. In comparison to the Peer Group's average P/A ratio of 10.75%, Marathon Bancorp’s P/A ratio (MHC basis) indicated a discount of 5.77%. In comparison to the Peer Group’s median P/A ratio of 8.78%, Bancorp’s pro forma P/A ratio (MHC basis) at the midpoint value reflects a premium of 15.38%.

Comparison to Publicly-Traded MHCs

As indicated in Chapter III, we believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; and, (4) the regulatory policies regarding the accounting for net assets held by the MHC in a second-step conversion and, thereby, lessening the attractiveness of paying cash dividends. The above characteristics of MHC shares have provided MHC stocks with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the publicly-traded MHCs on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the publicly-traded MHCs on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies and are directly applicable to determining the pro forma market value range of the 100% ownership interest in Marathon Bancorp as an MHC. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

RP® Financial, LC.	VALUATION ANALYSIS
IV.26

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs incorporates the following assumptions: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of an MHC institution; and (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.6 shows the calculation of per share financial data (fully-converted basis) for each of the thirteen publicly-traded MHC institutions, excluding those that have announced second step conversions.

Table 4.6 below shows a comparative pricing analysis of the publicly-traded MHCs on a fully-converted basis versus the Bancorp’s Peer Group. In comparison to the Peer Group’s P/TB ratio, the P/TB ratio of the publicly-traded MHCs reflected a discount of 12.43%. In comparison to the Peer Group’s core P/E multiple, the core P/E multiple of the publicly-traded MHCs reflected a premium of 49.71%. Detailed pricing characteristics of the fully-converted MHCs is shown in Table 4.7.

RP® Financial, LC.	VALUATION ANALYSIS
IV.27

Table 4.6

Current Market Pricing Information

Publicly-Traded MHCs (Fully-Converted Basis) versus the Peer Group

	Publicly Traded MHCs		Peer Group
Pricing Ratios (Averages)(1)
Price/earnings (x)	18.22	x	12.17	x
Price/tangible book (%)	73.81%		84.29%
Price/assets (%)	13.99%		10.75%

(1) Based on market prices as of November 30, 2020.

In comparison to the publicly-traded MHCs, Bancorp’s pro forma P/TB ratio (fully-converted basis) of 50.40% at the midpoint of the valuation range reflected a discount of 31.72%. At the top of the super range, Bancorp’s P/TB ratio (fully-converted basis) of 58.31% reflected a discount of 21.00%. In comparison to the publicly-traded MHCs, Bancorp’s pro forma P/E multiple (fully-converted basis) of 48.04 times at the midpoint of the valuation range reflected a discount of 164%. At the top of the super range, Bancorp’s P/E multiple (fully-converted basis) of 77.29 times reflected a premium of 324%.

It should be noted that in a comparison of the publicly-traded MHCs to Marathon Bancorp, the publicly-traded MHCs maintain certain inherit characteristics in support of increasing the attractiveness of their stocks relative to Marathon Bancorp’s stock as an MHC that will just be completing an IPO: (1) the seasoned publicly-traded MHCs are viewed as potential candidates to complete a second-step offering; and (2) some of the publicly-traded MHCs have been grandfathered to waive dividend payments to the MHC pursuant to receiving an annual majority vote by the depositors to approve the waiver of dividends.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to Eastern Bankshares’ closing standard conversion offering pro forma P/TB ratio of 65.0%, Bancorp’s fully converted P/TB ratio of 50.40% at the midpoint value reflects an implied discount of 22.46%. At the top of the super maximum, Bancorp’s fully converted P/TB ratio of 58.31% reflects an implied discount of 10.29% relative to Eastern Bankshares’s closing pro forma P/TB ratio. In comparison to Systematic’s closing standard conversion offering pro forma P/TB ratio of 58.60%, Bancorp’s fully converted P/TB ratio of 50.40% at the midpoint value reflects an implied discount of 13.99%. At the top of the super maximum, Bancorp’s fully converted P/TB ratio of 58.31% reflects an implied discount of 0.49% relative to Systematic’s closing pro forma P/TB ratio.

RP® Financial, LC.	VALUATION ANALYSIS
IV.28

Table 4.7

Peer Group of MHC Institutions, Implied Pricing Ratios, Full Conversion Basis

Financial Data as of the Most Recent Quarter or Twelve Month Period Available

Market Pricing as of November 20, 2020

															Key Financial Data(4)
								Per Share Data		Pricing Ratios(4)				Dividends			LTM
						Stock	Mkt	LTM	Tang.	P/E	Price/	Price/	Price/	Ann Div	Total	Tang.	Reported
	Ticker	Company Name	City	State	Exchange	Price(1)	Value(2)	EPS	BV/Sh	LTM(3)	Book	TBk	Assets	Rate	Assets	E/A	ROAA	ROAE
						($)	($M)	($)	($)	(x)	(%)	(%)	(%)	($)	($000)	(%)	(%)	(%)

	Publicly-Traded MHC Peer Group, Full Conversion Basis
	Publicly Traded MHCs, Full Conversion Basis - Averages					$12.74	$592.18	$0.29	$17.02	18.22	73.03	73.81	13.99	$0.58	$2,924,699	18.59	0.04	0.78
	Publicly Traded MHCs, Full Conversion Basis - Medians					10.45	115.92	0.25	14.43	17.32	75.72	75.72	13.70	0.48	807,696	17.60	0.31	1.85

	Publicly Traded MHCs, Full Conversion Basis
1	BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	Greenfield	WI	NASDAQ	9.64	45.98	0.25	17.11	NM	56.34	56.34	8.73	NA	526,830	15.49	0.23	1.48
2	BSBK	Bogota Financial Corp. (MHC)	Teaneck	NJ	NASDAQ	8.81	115.92	0.10	13.80	NM	63.83	63.83	14.35	NA	807,696	22.48	0.17	0.75
3	CLBK	Columbia Financial, Inc. (MHC)	Fair Lawn	NJ	NASDAQ	14.49	1,657.87	0.39	14.83	NM	92.72	97.74	17.20	NA	9,636,241	17.60	0.46	2.47
4	FSEA	First Seacoast Bancorp (MHC)	Dover	NH	NASDAQ	8.60	52.32	0.18	13.68	NM	62.88	62.88	10.43	NA	501,743	16.58	0.22	1.35
5	GCBC	Greene County Bancorp, Inc. (MHC)	Catskill	NY	NASDAQ	25.06	213.35	2.11	27.16	11.90	92.28	92.28	11.24	0.48	1,897,322	12.19	0.94	7.75
6	KFFB	Kentucky First Federal Bancorp (MHC)	Frankfort	KY	NASDAQ	7.90	65.13	(1.55)	10.02	NM	77.92	78.82	18.12	0.40	359,436	22.99	-3.55	-15.26
7	LSBK	Lake Shore Bancorp, Inc. (MHC)	Dunkirk	NY	NASDAQ	12.32	71.89	0.71	21.07	17.23	58.46	58.46	9.97	0.52	720,748	17.06	0.58	3.39
8	MGYR	Magyar Bancorp, Inc. (MHC)	New Brunswick	NJ	NASDAQ	9.00	52.30	0.34	14.00	26.31	64.30	64.30	6.72	NA	778,480	10.45	0.26	2.44
9	OFED	Oconee Federal Financial Corp. (MHC)	Seneca	SC	NASDAQ	23.69	132.77	0.63	30.34	NM	76.83	78.09	21.99	0.40	603,633	28.17	0.58	2.03
10	PDLB	PDL Community Bancorp (MHC)	Bronx	NY	NASDAQ	10.93	187.08	(0.35)	14.43	NM	75.72	75.72	13.70	NA	1,366,032	18.09	-0.44	-2.41
11	PBFS	Pioneer Bancorp, Inc. (MHC)	Albany	NY	NASDAQ	10.45	271.47	0.25	13.20	NM	77.05	79.16	15.46	NA	1,755,928	19.53	0.37	1.85
12	RBKB	Rhinebeck Bancorp, Inc. (MHC)	Poughkeepsie	NY	NASDAQ	7.77	86.51	0.45	13.97	17.42	55.06	55.64	7.49	NA	1,154,490	13.47	0.43	3.16
13	TFSL	TFS Financial Corporation (MHC)	Cleveland	OH	NASDAQ	16.94	4,745.74	0.20	17.61	NM	96.03	96.22	26.49	1.12	17,912,509	27.54	0.31	1.14

(1) Current stock price of minority stock.

(2) Current stock price of minority stock times total shares (public and MHC) outstanding.

(3) Earnings multiples above 35x or less than 0x deemed to be "not meaningful".

(4) Ratios are pro forma assuming a second step conversion to full stock form.

Source: S&P Global Market Intelligence and RP Financial, LC. Calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.29

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 20, 2020, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $18,000,000 at the midpoint, equal to 1,800,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $15,300,000 and a maximum value of $20,700,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,530,000 at the minimum and 2,070,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $23,805,000 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,380,000. The Board of Directors has established a public offering range such that the public ownership of Bancorp will constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $6,885,000 at the minimum, $8,100,000 at the midpoint, $9,315,000 at the maximum and $10,712,250 at the super maximum of the valuation range. Based on the public offering range, the public ownership of shares will represent 45.0% of the shares issued throughout the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-9 and IV-10.

EXHIBITS

RP® Financial, LC.

LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Branch Office Network

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Securities

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed Rate and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity By Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	CDs >$250,000 in balance by Maturity

I-14	Borrowings Details

II-1	Description of Office Facilities

II-2	Historical Interest Rates

II-3	Market Area Demographic/Economic Information

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Peer Group Summary Demographic and Deposit Market Share Data

IV-1	Thrift Stock Prices: As of November 20, 2020

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet – Fully Converted Basis

IV-8	Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

IV-9	Pro Forma Analysis Sheet – MHC Basis

IV-10	Pro Forma Effect of Conversion Proceeds – MHC Basis

V-1	Firm Qualifications Statement

EXHIBIT I-1

Marathon Bank

Map of Branch Office Network

EXHIBIT I-2

Marathon Bank

Audited Financial Statements

(Incorporated by Reference)

EXHIBIT I-3

Marathon Bank

Key Operating Ratios

	At or For the Three Months Ended September 30, (1)		At or For the Years Ended June 30,
	2020	2019	2020	2019
Performance Ratios:
Return on average assets	0.72%	0.38%	0.27%	0.88%
Return on average equity	6.05%	2.89%	2.08%	7.18%
Interest rate spread (2)	2.72%	3.03%	2.90%	3.13%
Net interest margin (3)	2.85%	3.18%	3.08%	3.28%
Non-interest expenses to average assets	2.97%	3.06%	3.21%	3.20%
Efficiency ratio (4)	76.57%	86.95%	88.20%	91.46%
Average interest-earning assets to average interest-bearing liabilities	120.77%	116.80%	120.43%	116.25%

Capital Ratios:
Average equity to average assets	12.19%	13.23%	13.19%	12.24%
Total capital to risk-weighted assets	13.19%	16.94%	14.74%	16.69%
Tier 1 capital to risk-weighted assets	12.14%	15.71%	13.58%	15.40%
Common equity tier 1 capital to risk-weighted assets	12.14%	15.71%	13.58%	15.40%
Tier 1 capital to average assets	11.96%	12.81%	13.12%	12.80%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.48%	1.43%	1.42%	1.38%
Allowance for loan losses as a percentage of non-performing loans	561.71%	62.80%	666.67%	6265.38%
Net (charge-offs) recoveries to average outstanding loans during the period	(0.27)%	0.13%	0.07%	(0.09)%
Non-performing loans as a percentage of total loans	0.26%	2.27%	0.21%	0.02%
Non-performing loans as a percentage of total assets	0.18%	1.70%	0.15%	0.02%
Total non-performing assets as a percentage of total assets	0.22%	1.70%	0.19%	0.02%

Other:
Number of offices	4	4	4	4
Number of full-time equivalent employees	34	33	33	35

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-4

Marathon Bank

Investment Securities

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities held to maturity:
Mortgage-backed	$—	—	$—	—	$—	—	$2,286	1.06%	$2,826	$2,698	1.06%
Total	$—	—	$—	—	$—	—	$2,826	1.06%	$2,826	$2,698	1.06%

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-5

Marathon Bank

Yields and Costs

	For the Three Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$112,334	$1,309	4.72%	$115,037	$1,351	4.74%
PPP loans	6,100	39	2.57%	—	—	—
Securities	17,192	114	2.66%	23,333	149	2.56%
Cash and cash equivalents	29,760	3	0.04%	5,926	17	1.14%
Other	262	3	4.63%	263	1	1.52%
Total interest-earning assets	165,648	1,468	3.57%	144,559	1,518	4.23%
Non-interest-earning assets	5,696			7,699
Total assets	$171,344			$152,258

Interest-bearing liabilities:
Demand, NOW and money market deposits	$39,140	34	0.35%	$22,624	42	0.74%
Savings deposits	39,630	13	0.13%	48,747	21	0.17%
Certificates of deposit	43,981	235	2.14%	50,546	297	2.35%
Total interest-bearing deposits	122,751	282	0.92%	121,916	360	1.18%
Federal Home Loan Bank advances and other borrowings	8,000	6	0.30%	1,851	12	2.60%
PPP Liquidity Facility borrowings	6,407	6	0.34%	—	—	—%
Total interest-bearing liabilities	137,158	294	0.86%	123,767	372	1.20%
Non-interest-bearing demand deposits	12,095			7,593
Other non-interest-bearing liabilities	1,196			747
Total liabilities	150,449			132,107
Total equity	20,895			20,151
Total liabilities and equity	$171,344			$152,258
Net interest income		$1,174			$1,146
Net interest rate spread (2)			2.72%			3.03%
Net interest-earning assets (3)	$28,490			$20,792
Net interest margin (4)			2.85%			3.18%
Average interest-earning assets to interest-bearing liabilities	120.77%			116.80%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

EXHIBIT I-5 (Continued)

Marathon Bank

Yields and Costs

	For the Years Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$109,624	$5,253	4.79%	$111,785	$5,334	4.77%
PPP loans	1,177	29	2.46%	—	—	—
Securities	19,646	533	2.71%	26,678	691	2.59%
Cash and cash equivalents	16,882	84	0.50%	6,615	87	1.31%
Other	263	10	3.80%	265	13	4.78%
Total interest-earning assets	147,592	5,909	4.00%	145,343	6,125	4.21%
Non-interest-earning assets	4,985			6,406
Total assets	$152,577			$151,749

Interest-bearing liabilities:
Demand, NOW and money market deposits	$34,176	145	0.42%	$36,574	121	0.33%
Savings deposits	38,049	67	0.18%	36,874	89	0.24%
Certificates of deposit	47,613	1,123	2.36%	50,986	1,135	2.23%
Total interest-bearing deposits	119,838	1,335	1.11%	124,434	1,345	1.08%
Federal Home Loan Bank advances and other borrowings	2,000	19	0.95%	590	15	2.54%
PPP Liquidity Facility borrowings	719	3	0.42%	—	—	—
Total interest-bearing liabilities	122,557	1,357	1.11%	125,024	1,360	1.09%
Non-interest-bearing demand deposits	8,870			7,327
Other non-interest-bearing liabilities	1,027			823
Total liabilities	132,454			133,174
Total equity	20,123			18,575
Total liabilities and equity	$152,577			$151,749
Net interest income		$4,552			$4,765
Net interest rate spread (1)			2.90%			3.13%
Net interest-earning assets (2)	$25,035			$20,319
Net interest margin (3)			3.08%			3.28%
Average interest-earning assets to interest-bearing liabilities	120.43%			116.25%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-6

Marathon Bank

Loan Loss Allowance Activity

	For the Three Months Ended September 30,		For the Years Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$1,700	$1,629	$1,629	$1,526
Provision for loan losses	—	—	150	—
Charge-offs:
Real estate loans:
One- to four-family residential	—	44	89	13
Multifamily	—	—	—	—
Commercial	—	—	—	—
Construction	—	—	—	—
Commercial and industrial loans	—	—	—	—
Paycheck Protection Program loans	—	—	—	—
Consumer loans	—	—	—	—
Total charge-offs	—	44	89	13

Recoveries:
Real estate loans:
One- to four-family residential	1	1	2	18
Multifamily	—	—	—	—
Commercial	—	—	—	—
Construction	73	—	—	—
Commercial and industrial loans	—	—	—	72
Paycheck Protection Program loans	—	—	—	—
Consumer loans	1	4	8	26
Total recoveries	75	5	10	116

Net (charge-offs) recoveries	(75)	39	79	(103)

Allowance at end of period	$1,775	$1,590	$1,700	$1,629

Allowance to non-performing loans	561.6%	623.5%	666.7%	6,625.4%
Allowance to total loans outstanding at the end of the period	1.48%	1.43%	1.42%	1.38%
Net (charge-offs) recoveries to average loans outstanding during the period	(0.27)%	0.14%	0.07%	(0.09)%

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-7

Marathon Bank

Interest Rate Risk Analysis

At September 30, 2020
				EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points)	Estimated	Estimated Increase (Decrease) in EVE		EVE	Increase (Decrease)
(1)	EVE (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)
+400	$24,908	$2.436	10.84%	15.33%	241
+300	24,904	2.432	10.82%	15.03%	211
+200	24,631	2,159	9.61%	14.59%	167
+100	23,944	1,472	6.55%	13.94%	102
—	22,472	—	—%	12.92%	—
-100	23,325	853	3.80%	13.32%	40

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-8

Marathon Bank

Fixed Rate and Adjustable Rate Loans

	Due After June 30, 2021
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$5,724	$23,778	$29,502
Multifamily	8,252	—	8,252
Commercial	31,621	138	31,759
Construction	8,299	147	8,446
Commercial and industrial loans	3,826	5	3,831
Payroll Protection Program loans	6,375	—	6,375
Consumer loans	1,360	632	1,992
Total loans	$65,457	$24,700	$90,157

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-9

Marathon Bank

Loan Portfolio Composition

	At September 30,		At June 30,
	2020		2020		2019
	Amount	Percent	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Real estate:
One- to four-family residential (1)	$39,316	33.0%	$41,722	35.1%	$47,572	40.6%
Commercial	43,929	36.8	40,776	34.3	40,270	34.3
Multifamily	10,788	9.0	9,579	8.1	8,236	7.0
Construction	9,883	8.3	11,103	9.3	10,954	9.3
Commercial and industrial	6,324	5.3	6,664	5.6	6,951	5.9
Paycheck Protection Program loans	6,438	5.4	6,375	5.4	—	—
Consumer	2,570	2.2	2,655	2.2	3,316	2.8
Total loans	119,249	100.0%	118,873	100.0%	117,299	100.0%

Less:
Deferred loan fees	219		254		—
Allowance for loan losses	1,775		1,700		1,629
Total loans, net	$117,255		$116,919		$115,670

(1)         Includes loans held for sale of $476,000, $238,000 and $140,000 at September 30, 2020, June 30, 2020 and June 30, 2019, respectively.

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-10

Marathon Bank

Contractual Maturity By Loan Type

	Commercial Real Estate	Commercial and Industrial	Construction	One- to Four- Family Residential
	(In thousands)
Amounts due in:
One year or less	$8,507	$2,448	$2,253	$13,520
More than one to five years	31,549	2,023	6,608	8,944
More than five to 15 years	210	1,808	1,838	19,516
More than 15 years	—	—	—	1,042
Total	$40,266	$6,279	$10,699	$43,022

	Multifamily Real Estate	Consumer	Payroll Protection Program	Total
	(In thousands)
Amounts due in:
One year or less	$688	$1,052	$—	$28,468
More than one to five years	8,252	1,747	6,076	65,199
More than five to 15 years	—	245	—	23,617
More than 15 years	—	—	—	1,042
Total	$8,940	$3,044	$6,375	$118,326

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-11

Marathon Bank

Non-Performing Assets

	At September	At June 30,
	2020	2020	2019
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$316	$255	$26
Multifamily	—	—	—
Commercial	—	—	—
Construction	—	—	—
Commercial and industrial loans	—	—	—
Consumer loans	—	—	—
Total non-accrual loans	316	255	26

Accruing loans past due 90 days or more	—	—	—

Real estate owned:
One- to four-family residential	64	64	—
Multifamily	—	—	—
Commercial	—	—	—
Construction	—	—	—
Total real estate owned	64	64	—

Total non-performing assets	$380	$319	$26

Total accruing troubled debt restructured loans	$2,642	$1,982	$2,250
Total non-performing assets to total loans	0.32%	0.27%	0.02%
Total non-accruing loans to total loans	0.27%	0.22%	0.02%
Total non-performing assets to total assets	0.22%	0.19%	0.02%

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-12

Marathon Bank

Deposit Composition

	At September 30,		At June 30,
	2020		2020		2019
	(Dollars in thousands)
Noninterest-bearing demand deposits	$12,344	9.17%	$12,383	9.42%	$7,471	5.69%
Demand, NOW and money market deposits	36,233	26.92%	34,888	26.03%	27,539	20.98%
Savings deposits	39,983	29.70%	39,277	29.31%	36,820	28.05%
Certificates of deposit	46,050	34.21%	47,467	35.42%	59,439	45.28%
Total	$134,610	100.00%	$134,015	100.00%	$131,269	100.00%

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-13

Marathon Bank

CDs >$100,000 in Balance by Maturity

At September 30, 2020
(In thousands)
Maturity Period:
Three months or less	$—
Over three through six months	662
Over six through twelve months	850
Over twelve months	2,957
Total	$4,469

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-14

Marathon Bank

Borrowings Detail

As of September 30, 2020, we had a master contract agreement with the Federal Home Loan Bank of Chicago pursuant to which we could borrow up to $59.8 million. At September 30, 2020, we had Federal Home Loan Bank of Chicago advances totaling $8.0 million.

As of September 30, 2020, we had borrowings of $6.4 million from the Federal Reserve Bank of Chicago under the Federal Reserve PPP Liquidity Facility authorized under section 13(3) of the Federal Reserve Act, which is intended to facilitate lending by banks to small businesses under the PPP while maintaining strong liquidity to meet cash flow needs. These borrowings are secured by our PPP loans totaling $6.4 million at September 30, 2020. These borrowings have a fixed interest rate of 0.35% and a maturity date equal to the maturity date of the related PPP loans, with the PPP loans maturing either two or five years from the origination date of the PPP loan.

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT II-1

Marathon Bank

Description of Office Facilities

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
500 Scott Street, Wausau, WI 54403	Owned	1963	$1,474

Other Properties:
1133 E Grand Avenue, Rothschild, WI 54474	Leased	2009	83

307 Third Street, Mosinee, WI 54474	Owned	2009	69

11315 N. Cedurburg Rd, Mequon, WI 53092	Leased	2018	315

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT II-2

Marathon Bank

Historical Interest Rates

Exhibit II-2
Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	As of November 20, 2020	3.25%	0.07%	0.11%	0.83%

(1)   End of period data.

Sources:  Federal Reserve and The Wall Street Journal.

EXHIBIT II-3

Marathon Bank

Market Area Demographic/Economic Information

Demographic Detail: US

	Base 2010	Current 2021	Projected 2026	% Change 2010-2021	% Change 2021-2026
Total Population (actual)	308,745,538	330,946,040	340,574,349	7.19	2.91
0-14 Age Group (%)	19.83	18.32	17.79	(0.96)	(0.09)
15-34 Age Group (%)	27.43	26.75	25.94	4.55	(0.21)
35-54 Age Group (%)	27.88	25.08	24.83	(3.56)	1.87
55-69 Age Group (%)	15.84	18.44	18.83	24.78	5.06
70+ Age Group (%)	9.01	11.40	12.61	35.51	13.86
Median Age (actual)	37.1	38.9	39.9	4.85	2.57

Female Population (actual)	156,964,212	167,951,895	172,785,657	7.00	2.88
Male Population (actual)	151,781,326	162,994,145	167,788,692	7.39	2.94

Population Density (#/ sq miles)	87.50	93.80	96.52	7.19	2.91

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	12.61	12.89	13.05	9.57	4.16
Asian (%)	4.75	5.95	6.50	34.17	12.35
White (%)	72.41	69.19	67.69	2.43	0.67
Hispanic (%)	16.35	19.24	20.58	26.13	10.08
Pacific Islander (%)	0.17	0.20	0.21	23.01	8.92
American Indian/Alaska Native (%)	0.95	1.00	1.02	12.43	5.27
Multiple races (%)	2.92	3.59	3.90	32.01	11.79
Other (%)	6.19	7.18	7.64	24.37	9.43

Total Households (actual)	116,716,292	125,732,798	129,596,282	7.73	3.07
< $25K Households (%)	NA	17.97	16.19	NA	(7.12)
$25-49K Households (%)	NA	20.27	18.72	NA	(4.77)
$50-99K Households (%)	NA	29.03	28.05	NA	(0.39)
$100-$199K Households (%)	NA	23.23	24.96	NA	10.75
$200K+ Households (%)	NA	9.51	12.07	NA	30.86

Average Household Income ($)	NA	96,765	107,191	NA	10.77
Median Household Income ($)	NA	67,761	73,868	NA	9.01
Per Capita Income ($)	NA	37,689	41,788	NA	10.88

Total Owner Occupied Housing Units (actual)	75,986,074	81,944,178	84,477,023	7.84	3.09
Renter Occupied Housing Units (actual)	40,730,218	43,788,620	45,119,259	7.51	3.04
Vacant Occupied Housing Units (actual)	14,988,438	16,137,322	16,492,842	7.67	2.20

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Wisconsin

	Base 2010	Current 2021	Projected 2026	% Change 2010-2021	% Change 2021-2026
Total Population (actual)	5,686,986	5,842,178	5,911,104	2.73	1.18
0-14 Age Group (%)	19.39	17.77	17.16	(5.90)	(2.25)
15-34 Age Group (%)	26.51	25.89	25.59	0.32	0.03
35-54 Age Group (%)	28.12	24.32	23.67	(11.18)	(1.51)
55-69 Age Group (%)	16.30	20.15	20.47	27.00	2.79
70+ Age Group (%)	9.68	11.88	13.11	26.17	11.59
Median Age (actual)	38.2	40.2	40.9	5.24	1.74

Female Population (actual)	2,864,586	2,935,263	2,969,146	2.47	1.15
Male Population (actual)	2,822,400	2,906,915	2,941,958	2.99	1.21

Population Density (#/ sq miles)	105.04	107.90	109.17	2.73	1.18

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	6.32	6.55	6.67	6.59	2.95
Asian (%)	2.27	3.17	3.59	43.51	14.46
White (%)	86.20	83.78	82.66	(0.15)	(0.17)
Hispanic (%)	5.91	7.47	8.18	29.80	10.89
Pacific Islander (%)	0.03	0.04	0.05	43.62	14.86
American Indian/Alaska Native (%)	0.96	1.04	1.08	11.83	5.02
Multiple races (%)	1.83	2.42	2.69	35.32	12.44
Other (%)	2.39	2.98	3.26	28.32	10.45

Total Households (actual)	2,279,768	2,383,505	2,423,169	4.55	1.66
< $25K Households (%)	NA	16.53	14.72	NA	(9.46)
$25-49K Households (%)	NA	21.62	19.81	NA	(6.87)
$50-99K Households (%)	NA	31.96	30.83	NA	(1.92)
$100-$199K Households (%)	NA	23.50	26.03	NA	12.61
$200K+ Households (%)	NA	6.39	8.61	NA	37.02

Average Household Income ($)	NA	86,863	96,505	NA	11.10
Median Household Income ($)	NA	66,361	72,446	NA	9.17
Per Capita Income ($)	NA	36,330	40,537	NA	11.58

Total Owner Occupied Housing Units (actual)	1,551,558	1,623,651	1,651,388	4.65	1.71
Renter Occupied Housing Units (actual)	728,210	759,854	771,781	4.35	1.57
Vacant Occupied Housing Units (actual)	344,590	363,588	368,795	5.51	1.43

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Marathon, WI

	Base 2010	Current 2021	Projected 2026	% Change 2010-2021	% Change 2021-2026
Total Population (actual)	134,063	135,868	136,917	1.35	0.77
0-14 Age Group (%)	20.12	18.41	17.78	(7.27)	(2.68)
15-34 Age Group (%)	24.44	23.87	24.05	(1.02)	1.50
35-54 Age Group (%)	28.85	24.60	23.56	(13.58)	(3.51)
55-69 Age Group (%)	16.52	20.68	21.14	26.86	3.03
70+ Age Group (%)	10.07	12.44	13.48	25.22	9.18
Median Age (actual)	39.1	41.3	41.9	5.63	1.45

Female Population (actual)	66,755	67,554	68,056	1.20	0.74
Male Population (actual)	67,308	68,314	68,861	1.49	0.80

Population Density (#/ sq miles)	86.78	87.94	88.62	1.35	0.77

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	0.63	0.87	0.98	40.67	13.78
Asian (%)	5.33	6.12	6.48	16.33	6.81
White (%)	91.33	89.26	88.29	(0.96)	(0.32)
Hispanic (%)	2.23	3.14	3.57	42.71	14.33
Pacific Islander (%)	0.02	0.04	0.05	90.62	22.95
American Indian/Alaska Native (%)	0.47	0.53	0.55	12.93	5.59
Multiple races (%)	1.30	1.92	2.21	49.68	15.89
Other (%)	0.91	1.26	1.43	40.39	13.92

Total Households (actual)	53,176	55,054	55,811	3.53	1.38
< $25K Households (%)	NA	14.25	12.20	NA	(13.18)
$25-49K Households (%)	NA	22.46	20.79	NA	(6.16)
$50-99K Households (%)	NA	33.53	30.83	NA	(6.80)
$100-$199K Households (%)	NA	24.01	27.81	NA	17.43
$200K+ Households (%)	NA	5.75	8.37	NA	47.49

Average Household Income ($)	NA	86,469	98,174	NA	13.54
Median Household Income ($)	NA	68,201	76,492	NA	12.16
Per Capita Income ($)	NA	35,437	40,455	NA	14.16

Total Owner Occupied Housing Units (actual)	39,090	40,531	41,103	3.69	1.41
Renter Occupied Housing Units (actual)	14,086	14,523	14,708	3.10	1.27
Vacant Occupied Housing Units (actual)	4,558	4,993	5,112	9.54	2.38

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Ozaukee, WI

	Base 2010	Current 2021	Projected 2026	% Change 2010-2021	% Change 2021-2026
Total Population (actual)	86,395	89,637	91,014	3.75	1.54
0-14 Age Group (%)	18.97	16.70	15.79	(8.64)	(3.99)
15-34 Age Group (%)	21.41	22.98	24.09	11.37	6.41
35-54 Age Group (%)	30.20	23.84	21.64	(18.09)	(7.84)
55-69 Age Group (%)	18.77	22.45	23.33	24.09	5.52
70+ Age Group (%)	10.65	14.03	15.15	36.59	9.69
Median Age (actual)	42.5	44.2	44.8	4.00	1.36

Female Population (actual)	44,055	45,528	46,200	3.34	1.48
Male Population (actual)	42,340	44,109	44,814	4.18	1.60

Population Density (#/ sq miles)	370.78	384.69	390.60	3.75	1.54

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	1.36	1.71	1.87	30.08	11.04
Asian (%)	1.75	2.88	3.41	71.17	20.17
White (%)	94.92	92.50	91.37	1.10	0.30
Hispanic (%)	2.26	3.46	4.01	58.38	17.75
Pacific Islander (%)	0.02	0.03	0.03	30.00	15.38
American Indian/Alaska Native (%)	0.24	0.32	0.36	37.98	13.24
Multiple races (%)	1.14	1.75	2.02	58.40	17.70
Other (%)	0.56	0.82	0.94	52.17	16.60

Total Households (actual)	34,228	36,233	36,994	5.86	2.10
< $25K Households (%)	NA	12.30	10.92	NA	(9.38)
$25-49K Households (%)	NA	16.20	14.80	NA	(6.70)
$50-99K Households (%)	NA	27.42	26.04	NA	(3.05)
$100-$199K Households (%)	NA	29.09	30.14	NA	5.80
$200K+ Households (%)	NA	14.99	18.10	NA	23.27

Average Household Income ($)	NA	123,291	134,559	NA	9.14
Median Household Income ($)	NA	88,966	96,492	NA	8.46
Per Capita Income ($)	NA	50,915	55,889	NA	9.77

Total Owner Occupied Housing Units (actual)	26,245	27,755	28,329	5.75	2.07
Renter Occupied Housing Units (actual)	7,983	8,478	8,665	6.20	2.21
Vacant Occupied Housing Units (actual)	2,039	2,168	2,209	6.33	1.89

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

EXHIBIT III-1

Marathon Bank

General Characteristics of Publicly-Traded Institutions

Table 3.1
Peer Group of Publicly-Traded Banks & Thrifts
As of September 30, 2020 or the Most Recent Date Available

										As of
										November 20, 2020
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	13,382	1	Jun	3/14/05	32.84	1,939.0
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	NASDAQ	MW	Greenfield	WI	505	6	Dec	1/8/19	9.64	44.2
BYFC	Broadway Financial Corporation	NASDAQ	WE	Los Angeles	CA	$499	3	Dec	1/8/96	$1.64	$45.0
CARV	Carver Bancorp, Inc.	NASDAQ	MA	New York	NY	673	7	Mar	10/24/94	6.68	20.1
CBMB	CBM Bancorp, Inc.	NASDAQ	MA	Baltimore	MD	232	4	Dec	9/27/18	13.74	47.3
CFBI	Community First Bancshares, Inc. (MHC)	NASDAQ	SE	Covington	GA	888	3	Dec	4/27/17	9.18	69.5
CFFN	Capitol Federal Financial, Inc.	NASDAQ	MW	Topeka	KS	9,487	54	Sep	3/31/99	12.70	1,720.8
CLBK	Columbia Financial, Inc. (MHC)	NASDAQ	MA	Fair Lawn	NJ	8,865	62	Dec	4/19/18	14.49	1,598.8
CNNB	Cincinnati Bancorp, Inc.	NASDAQ	MW	Cincinnati	OH	232	6	Dec	10/14/15	10.39	30.9
EBSB	Meridian Bancorp, Inc.	NASDAQ	NE	Peabody	MA	6,567	43	Dec	1/22/08	14.25	715.2
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	674	12	Dec	3/1/85	11.50	40.5
ESSA	ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	1,894	23	Sep	4/3/07	14.86	150.3
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	29,476	159	Dec	4/30/97	34.58	1,817.7
FFBW	FFBW, Inc.	NASDAQ	MW	Brookfield	WI	286	4	Dec	10/10/17	9.57	68.1
FNWB	First Northwest Bancorp	NASDAQ	WE	Port Angeles	WA	1,565	12	Dec	1/29/15	14.26	135.2
FSBW	FS Bancorp, Inc.	NASDAQ	WE	Mountlake Terrace	WA	2,055	23	Dec	7/9/12	50.97	211.7
FSEA	First Seacoast Bancorp (MHC)	NASDAQ	NE	Dover	NH	477	5	Dec	7/16/19	8.60	50.4
GCBC	Greene County Bancorp, Inc. (MHC)	NASDAQ	MA	Catskill	NY	1,799	19	Jun	12/30/98	25.06	213.3
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	542	8	Jun	1/18/05	26.00	41.3
HIFS	Hingham Institution for Savings	NASDAQ	NE	Hingham	MA	2,719	10	Dec	12/13/88	226.24	483.5
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	898	14	Dec	6/30/94	16.25	75.2
HONE	HarborOne Bancorp, Inc.	NASDAQ	NE	Brockton	MA	4,428	30	Dec	6/29/16	10.10	550.0
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Doylestown	PA	508	5	Dec	1/11/17	14.50	29.2
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	726	8	Jun	7/7/11	20.28	65.7
KFFB	Kentucky First Federal Bancorp (MHC)	NASDAQ	MW	Frankfort	KY	328	7	Jun	3/2/05	7.90	64.9
KRNY	Kearny Financial Corp.	NASDAQ	MA	Fairfield	NJ	7,310	51	Jun	2/23/05	10.00	865.6
LSBK	Lake Shore Bancorp, Inc. (MHC)	NASDAQ	MA	Dunkirk	NY	683	12	Dec	4/3/06	12.32	70.2
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQ	MA	New Brunswick	NJ	754	7	Sep	1/23/06	9.00	52.3
MSVB	Mid-Southern Bancorp, Inc.	NASDAQ	MW	Salem	IN	218	3	Dec	4/8/98	13.89	41.5
NFBK	Northfield Bancorp, Inc.	NASDAQ	MA	Woodbridge	NJ	5,589	43	Dec	11/7/07	11.28	599.2
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	13,789	215	Dec	11/4/94	11.94	1,525.9
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	54,932	239	Dec	11/23/93	9.07	4,207.6
OFED	Oconee Federal Financial Corp. (MHC)	NASDAQ	SE	Seneca	SC	520	8	Jun	1/13/11	23.69	132.8
PBFS	Pioneer Bancorp, Inc. (MHC)	NASDAQ	MA	Albany	NY	1,629	23	Jun	7/17/19	10.45	261.8
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	1,223	10	Sep	3/29/05	12.86	104.7
PCSB	PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	1,791	16	Jun	4/20/17	16.01	245.4
PDLB	PDL Community Bancorp (MHC)	NASDAQ	MA	Bronx	NY	1,277	14	Dec	9/29/17	10.93	181.1
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	12,871	100	Dec	1/15/03	15.63	1,031.1
PROV	Provident Financial Holdings, Inc.	NASDAQ	WE	Riverside	CA	1,184	14	Jun	6/27/96	13.60	101.2
PVBC	Provident Bancorp, Inc.	NASDAQ	NE	Amesbury	MA	1,498	7	Dec	7/15/15	10.17	184.1
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NASDAQ	MA	Poughkeepsie	NY	1,113	15	Dec	1/16/19	7.77	83.4
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	723	5	Dec	7/1/16	17.42	89.6
RVSB	Riverview Bancorp, Inc.	NASDAQ	WE	Vancouver	WA	1,425	18	Mar	10/26/93	5.33	119.1
SBT	Sterling Bancorp, Inc.	NASDAQ	MW	Southfield	MI	3,937	30	Dec	11/16/17	3.44	171.9
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	1,066	19	Dec	10/6/10	32.99	152.7
STXB	Spirit of Texas Bancshares, Inc.	NASDAQ	SW	Conroe	TX	2,925	38	Dec	5/3/18	16.08	278.4
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	939	7	Dec	NA	6.79	87.0
TBK	Triumph Bancorp, Inc.	NASDAQ	SW	Dallas	TX	5,837	64	Dec	11/6/14	46.90	1,155.8
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	2,106	30	Dec	7/13/09	21.71	197.8
TFSL	TFS Financial Corporation (MHC)	NASDAQ	MW	Cleveland	OH	14,642	37	Sep	4/20/07	16.94	4,679.4
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	5,736	148	Dec	NA	6.21	598.4
TSBK	Timberland Bancorp, Inc.	NASDAQ	WE	Hoquiam	WA	1,566	24	Sep	1/12/98	23.48	195.1
WNEB	Western New England Bancorp, Inc.	NASDAQ	NE	Westfield	MA	2,487	27	Dec	12/27/01	6.00	153.8
WSBF	Waterstone Financial, Inc.	NASDAQ	MW	Wauwatosa	WI	2,221	16	Dec	10/4/05	18.08	428.3
WSFS	WSFS Financial Corporation	NASDAQ	MA	Wilmington	DE	13,830	95	Dec	11/26/86	38.73	1,952.1
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	332	6	Jun	11/29/93	15.38	26.8

(1)  As of June 30, 2020 or the most recent date available.

Source:  S&P Global Market Intelligence.

EXHIBIT III-2

Marathon Bank

Peer Group Summary Demographic and Deposit Market Share Data

Exhibit III-2

Peer Group Market Area Comparative Analysis

							Per Capita Income		Deposit
		Population (000s)			2015-2021	2021-2026	2021	% State	Market
Institution	County	2015	2021	2026 (1)	% Change	% Change	($)	Average	Share(2)
CBM Bancorp, Inc.	Baltimore, MD	830,854	827,833	838,202	-0.1%	0.2%	44,121	96.9%	0.65%
Elmira Savings Bank	Chemung, NY	88,004	82,370	80,032	-1.1%	-0.6%	31,386	74.5%	24.23%
HMN Financial, Inc.	Olmsted, MN	151,624	160,589	167,296	1.0%	0.8%	43,936	107.2%	6.04%
Home Federal Bancorp, Inc. of LA	Caddo, LA	253,214	236,376	230,003	-1.1%	-0.5%	26,312	92.1%	5.92%
HV Bancorp, Inc.	Bucks, PA	627,549	628,796	630,606	0.0%	0.1%	51,097	138.5%	0.41%
IF Bancorp, Inc.	Iroquois, IL	28,605	26,613	25,608	-1.2%	-0.8%	28,928	76.6%	22.22%
Mid-Southern Bancorp, Inc.	Washington, IN	27,525	28,097	28,348	0.3%	0.2%	27,232	85.6%	27.66%
Provident Financial Holdings, Inc.	Riverside, CA	2,324,397	2,488,522	2,592,934	1.1%	0.8%	30,902	77.5%	2.35%
Severn Bancorp, Inc.	Anne Arundel, MD	563,973	585,055	603,525	0.6%	0.6%	53,217	116.8%	4.87%
WVS Financial Corp.	Allegheny, PA	1,234,342	1,212,006	1,206,155	-0.3%	-0.1%	43,296	117.4%	0.08%

	Averages:	613,009	627,626	640,271	-0.1%	0.1%	38,043	98.3%	9.44%
	Medians:	408,594	410,716	416,764	0.0%	0.1%	37,341	94.5%	5.40%
Marathon Bank	Marathon, WI	136,180	135,868	136,917	0.0%	0.2%	35,437	99.8%	2.95%

(1) Projected population.

(2) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2020.

Sources:  S&P Global Market Intelligence, FDIC.

EXHIBIT IV-1

Marathon Bank

Thrift Stock Prices: As of November 20, 2020

RP® Financial, LC.

Exhibit IV-1A

Weekly Bank and Thrift Market Line - Part One

Prices As of November 20, 2020

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions
AX	Axos Financial, Inc.	32.84	59,045	1,939.0	34.90	13.69	32.84	0.12	14.87	8.45	3.21	3.47	20.80	18.73	226.64
BYFC	Broadway Financial Corporation	1.64	27,466	30.7	7.23	1.04	1.64	-1.20	3.14	6.49	0.00	NA	1.76	1.76	18.18
CFFN	Capitol Federal Financial, Inc.	12.70	135,547	1,720.8	14.29	8.75	12.70	0.20	-10.91	-7.54	0.47	0.47	9.25	NA	69.99
CARV	Carver Bancorp, Inc.	6.68	3,005	20.1	22.97	1.25	6.68	1.98	133.57	174.78	-1.31	-1.44	9.91	9.91	223.87
CBMB	CBM Bancorp, Inc.	13.74	3,442	47.3	14.44	10.61	13.74	5.69	-1.86	-2.69	0.20	0.17	14.34	14.34	67.45
CNNB	Cincinnati Bancorp, Inc.	10.39	2,976	30.9	11.01	6.33	10.39	6.03	11.04	1.43	0.60	0.61	13.35	13.29	77.95
ESBK	Elmira Savings Bank	11.50	3,523	40.5	17.40	10.30	11.50	7.48	-19.86	-23.84	1.09	1.09	17.01	13.51	191.33
ESSA	ESSA Bancorp, Inc.	14.86	10,116	150.3	17.73	9.70	14.86	1.64	-12.23	-12.33	1.39	1.38	17.60	16.26	187.18
FFBW	FFBW, Inc.	9.57	7,112	68.1	12.30	6.74	9.57	-0.31	-13.71	-17.14	0.26	NA	13.32	13.31	40.18
FNWB	First Northwest Bancorp	14.26	9,480	135.2	18.25	8.77	14.26	-0.70	-17.00	-21.35	0.93	0.68	17.65	17.65	165.05
FBC	Flagstar Bancorp, Inc.	34.58	52,564	1,817.7	39.31	16.76	34.58	4.38	-5.42	-9.59	7.71	7.90	NA	NA	560.76
FSBW	FS Bancorp, Inc.	50.97	4,153	218.8	64.41	27.50	50.97	2.64	-9.90	-20.10	7.68	7.48	51.73	50.04	494.69
HONE	HarborOne Bancorp, Inc.	10.10	54,451	550.0	11.20	6.45	10.10	0.70	-4.63	-8.10	0.58	0.61	11.90	10.62	81.33
HIFS	Hingham Institution for Savings	226.24	2,137	483.5	230.02	125.55	226.24	4.07	18.54	7.63	20.66	18.50	130.24	130.24	1272.47
HMNF	HMN Financial, Inc.	16.25	4,630	75.2	22.01	13.06	16.25	3.41	-20.54	-22.66	1.82	1.84	20.91	20.73	194.07
HFBL	Home Federal Bancorp, Inc. of Louisiana	26.00	1,589	41.0	37.99	20.00	26.00	3.13	-29.62	-27.27	2.20	2.10	29.74	29.74	340.84
HVBC	HV Bancorp, Inc.	14.50	2,012	29.2	17.25	9.75	14.50	-2.36	-4.48	-14.71	1.92	1.87	16.75	16.75	252.41
IROQ	IF Bancorp, Inc.	20.28	3,240	65.7	24.05	15.03	20.28	5.35	-9.30	-11.90	1.46	1.34	25.78	25.78	224.05
KRNY	Kearny Financial Corp.	10.00	86,600	865.6	14.40	6.91	10.00	1.37	-29.26	-27.73	0.54	0.58	12.56	10.15	84.41
EBSB	Meridian Bancorp, Inc.	14.25	50,191	715.2	20.86	8.88	14.25	4.47	-28.43	-29.07	1.25	1.21	14.28	13.85	130.83
MSVB	Mid-Southern Bancorp, Inc.	13.89	2,986	41.5	14.00	9.71	13.89	8.94	4.36	3.43	0.37	0.35	15.20	15.20	73.09
NYCB	New York Community Bancorp, Inc.	9.07	463,904	4,207.6	12.37	7.72	9.07	4.61	-26.44	-24.54	0.84	0.83	13.43	8.20	118.41
NFBK	Northfield Bancorp, Inc.	11.28	53,123	599.2	17.55	8.72	11.28	1.62	-33.10	-33.49	0.71	0.78	14.26	13.46	105.21
NWBI	Northwest Bancshares, Inc.	11.94	127,801	1,525.9	16.98	8.52	11.94	2.05	-28.42	-28.20	0.56	0.70	12.11	8.92	107.89
PCSB	PCSB Financial Corporation	16.01	15,328	245.4	20.60	11.01	16.01	0.88	-21.75	-20.94	0.59	0.59	16.45	16.07	116.85
PVBC	Provident Bancorp, Inc.	10.17	18,099	184.1	12.92	7.21	10.17	5.06	-12.78	-18.31	0.58	0.66	12.30	12.30	82.76
PROV	Provident Financial Holdings, Inc.	13.60	7,442	101.2	22.99	11.40	13.60	-0.87	-37.41	-37.90	0.87	0.87	16.75	16.75	159.10
PFS	Provident Financial Services, Inc.	15.63	65,968	1,031.1	25.31	9.05	15.63	7.05	-36.31	-36.59	1.22	1.31	20.41	14.45	195.11
PBIP	Prudential Bancorp, Inc.	12.86	8,139	104.7	18.59	9.53	12.86	7.53	-26.89	-30.60	1.12	0.57	15.86	15.07	150.31
RNDB	Randolph Bancorp, Inc.	17.42	5,143	89.6	18.34	7.92	17.42	3.32	10.25	-1.30	3.03	3.28	17.19	NA	140.57
RVSB	Riverview Bancorp, Inc.	5.33	22,336	119.1	8.55	3.77	5.33	-3.27	-25.56	-35.08	0.44	0.44	6.67	5.43	63.81
SVBI	Severn Bancorp, Inc.	6.79	12,817	87.0	9.50	4.26	6.79	4.14	-21.50	-27.07	0.42	0.42	8.45	8.36	73.25
STXB	Spirit of Texas Bancshares, Inc.	16.08	17,316	278.0	23.48	8.96	16.08	1.97	-27.24	-30.09	1.42	1.56	20.30	15.14	168.92
SBT	Sterling Bancorp, Inc.	3.44	49,974	171.9	9.96	2.53	3.44	-6.27	-65.08	-57.53	-0.30	-0.30	6.63	6.63	78.77
TBNK	Territorial Bancorp Inc.	21.71	9,110	197.8	32.45	19.23	21.71	-4.45	-29.10	-29.83	1.95	1.88	25.93	25.93	231.21
TSBK	Timberland Bancorp, Inc.	23.48	8,311	195.1	31.00	13.60	23.48	4.63	-20.14	-21.05	2.88	2.91	22.58	20.56	188.43
TBK	Triumph Bancorp, Inc.	46.90	24,644	1,155.8	49.42	19.03	46.90	-1.20	35.55	23.36	1.93	1.72	26.11	18.38	236.85
TRST	TrustCo Bank Corp NY	6.21	96,433	598.4	9.10	4.30	6.21	1.22	-29.09	-28.43	0.54	0.53	5.81	5.81	59.48
WSBF	Waterstone Financial, Inc.	18.08	23,686	428.3	19.48	12.10	18.08	0.84	-3.83	-4.99	2.51	2.60	15.84	NA	93.76
WNEB	Western New England Bancorp, Inc.	6.00	25,633	153.8	9.99	4.45	6.00	-5.36	-38.90	-37.69	0.37	0.40	8.99	8.39	97.01
WSFS	WSFS Financial Corporation	38.73	50,402	1,952.1	45.00	17.84	38.73	3.20	-11.72	-11.96	1.96	2.02	36.77	25.78	274.39
WVFC	WVS Financial Corp.	15.38	1,742	26.7	17.06	13.00	15.38	3.54	-2.19	-6.53	1.20	1.22	19.94	19.94	190.70

MHC
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	9.64	4,589	44.2	12.01	7.43	9.64	1.42	-4.08	-10.58	0.30	0.12	12.50	12.50	110.01
BSBK	Bogota Financial Corp. (MHC)	8.81	13,158	115.9	11.97	6.07	8.81	2.44	-11.90	-11.90	NA	NA	9.68	9.68	57.27
CFBI	Community First Bancshares, Inc. (MHC)	9.18	7,571	69.5	12.05	5.36	9.18	10.57	-17.27	-19.87	0.26	0.56	10.46	7.95	117.32
FSEA	First Seacoast Bancorp (MHC)	8.60	5,866	50.4	10.37	5.07	8.60	3.99	-4.97	-8.70	0.22	0.18	9.66	9.66	81.37
GCBC	Greene County Bancorp, Inc. (MHC)	25.06	8,513	213.3	30.25	15.01	25.06	2.70	-9.30	-12.96	2.19	2.19	15.62	15.62	211.33
KFFB	Kentucky First Federal Bancorp (MHC)	7.90	8,220	64.9	8.15	4.40	7.90	24.83	2.60	1.94	-1.51	-0.21	6.29	6.17	39.86
LSBK	Lake Shore Bancorp, Inc. (MHC)	12.32	5,701	70.2	15.90	8.95	12.32	-1.12	-18.41	-19.48	0.76	0.76	14.55	14.55	119.74
MGYR	Magyar Bancorp, Inc. (MHC)	9.00	5,811	52.3	14.30	7.50	9.00	5.63	-25.06	-26.83	0.38	NA	9.78	9.78	129.76
OFED	Oconee Federal Financial Corp. (MHC)	23.69	5,604	132.8	28.00	15.25	23.69	0.64	5.29	-9.27	0.73	0.73	15.87	15.37	92.74
PDLB	PDL Community Bancorp (MHC)	10.93	16,574	181.1	14.85	7.31	10.93	2.34	-21.98	-25.65	-0.29	-0.01	9.25	9.25	77.07
PBFS	Pioneer Bancorp, Inc. (MHC)	10.45	25,048	261.8	15.35	8.02	10.45	-1.04	-20.53	-31.74	0.30	0.27	8.68	8.32	65.03
RBKB	Rhinebeck Bancorp, Inc. (MHC)	7.77	10,735	83.4	11.44	5.90	7.77	1.43	-28.46	-31.31	0.49	0.50	10.35	10.20	103.64
TFSL	TFS Financial Corporation (MHC)	16.94	276,033	4,676.0	22.47	12.65	16.94	6.14	-15.00	-13.92	0.30	NA	5.97	5.93	53.05

Merger Target
STND	Standard AVB Financial Corp.	32.99	4,630	152.7	33.94	17.01	32.99	0.46	17.03	10.08	1.43	1.72	30.75	24.92	230.26

(1) Average of High/Low or Bid/Ask price per share.
(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6) Annualized based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing 12 month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Bank and Thrift Market Line - Part Two

Prices As of November 20, 2020

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/ Tang	Price/ Core	Div/	Dividend	Payout
		Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions
AX	Axos Financial, Inc.	9.24	8.40	1.56	16.23	1.69	17.55	1.33	77.23	10.23	157.86	14.54	175.34	9.46	NA	NA	NM
BYFC	Broadway Financial Corporation	9.89	9.89	-0.03	-0.26	NA	NA	0.97	66.70	NM	93.15	9.21	93.15	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	13.54	NA	0.69	4.92	0.69	4.92	NA	NA	27.01	137.30	18.59	139.78	27.01	0.34	2.68	72.34
CARV	Carver Bancorp, Inc.	6.90	6.90	-0.79	-9.90	-0.90	-11.29	1.25	58.83	NM	67.40	2.92	67.40	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	22.94	22.94	0.32	1.27	0.27	1.07	0.55	337.30	68.70	95.82	21.98	95.82	82.84	NA	NA	250.00
CNNB	Cincinnati Bancorp, Inc.	17.13	17.07	0.77	6.10	0.78	6.17	0.54	118.50	17.31	77.80	13.33	78.16	17.12	NA	NA	NM
ESBK	Elmira Savings Bank	8.90	7.20	0.60	6.42	0.60	6.44	NA	NA	10.55	67.62	6.01	85.13	10.56	0.60	5.22	83.49
ESSA	ESSA Bancorp, Inc.	10.11	9.41	0.76	7.43	0.75	7.37	NA	NA	10.69	84.45	8.54	91.42	10.77	0.44	2.96	31.65
FFBW	FFBW, Inc.	35.92	35.90	0.63	2.41	NA	NA	0.63	143.79	36.81	71.86	25.81	71.90	NA	NA	NA	NM
FNWB	First Northwest Bancorp	11.55	11.55	0.65	4.94	0.47	3.59	0.35	248.51	15.33	80.78	9.33	80.78	21.03	0.24	1.68	22.58
FBC	Flagstar Bancorp, Inc.	7.45	6.94	1.75	22.74	1.79	NA	0.33	283.33	4.49	99.91	NA	108.98	4.38	0.20	0.58	2.59
FSBW	FS Bancorp, Inc.	10.73	10.42	1.83	16.60	1.78	16.15	NA	NA	6.64	98.52	10.58	101.87	6.81	0.84	1.65	10.94
HONE	HarborOne Bancorp, Inc.	15.67	14.23	0.76	4.66	0.80	4.91	1.22	92.34	17.41	84.90	13.31	95.10	16.55	0.12	1.19	10.34
HIFS	Hingham Institution for Savings	10.24	10.24	1.71	17.54	1.53	15.71	0.27	483.29	10.95	173.71	17.78	173.71	12.23	1.80	0.80	11.18
HMNF	HMN Financial, Inc.	11.26	11.17	1.03	8.83	1.04	8.95	0.38	317.95	8.93	77.70	8.75	78.39	8.82	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	9.43	9.43	0.80	7.72	0.76	7.37	NA	NA	11.82	87.44	8.24	87.44	12.36	0.66	2.54	29.55
HVBC	HV Bancorp, Inc.	7.33	7.33	1.02	11.87	0.99	11.54	0.49	76.54	7.55	86.56	6.35	86.56	7.77	NA	NA	NM
IROQ	IF Bancorp, Inc.	11.51	11.51	0.64	5.57	0.59	5.10	0.24	513.50	13.89	78.66	9.05	78.66	15.15	0.30	1.48	20.55
KRNY	Kearny Financial Corp.	15.38	12.81	0.66	4.11	0.70	4.40	0.72	123.17	18.51	79.59	12.24	98.47	17.30	0.32	3.20	59.26
EBSB	Meridian Bancorp, Inc.	11.39	11.09	1.00	8.73	0.97	8.46	0.08	NM	11.40	99.82	11.37	102.86	11.79	0.32	2.25	25.60
MSVB	Mid-Southern Bancorp, Inc.	22.38	22.38	0.56	2.36	0.52	2.20	1.19	63.20	37.54	91.40	20.45	91.40	40.14	0.08	0.58	21.62
NYCB	New York Community Bancorp, Inc.	12.26	8.21	0.79	6.32	0.78	6.25	0.13	307.41	10.80	67.52	7.73	110.57	10.92	0.68	7.50	80.95
NFBK	Northfield Bancorp, Inc.	13.55	12.89	0.67	4.78	0.73	5.26	0.39	177.53	15.89	79.12	10.72	83.80	14.48	0.44	3.90	61.97
NWBI	Northwest Bancshares, Inc.	11.22	8.52	0.54	4.53	0.68	5.70	0.92	112.63	21.32	98.62	11.07	133.90	17.05	0.76	6.37	135.71
PCSB	PCSB Financial Corporation	15.28	14.98	0.54	3.34	0.54	3.36	NA	NA	27.14	97.31	14.87	99.61	27.02	0.16	1.00	27.12
PVBC	Provident Bancorp, Inc.	15.98	15.98	0.82	4.60	0.93	5.24	NA	NA	17.53	82.71	13.22	82.71	15.40	0.12	1.18	15.52
PROV	Provident Financial Holdings, Inc.	10.53	10.53	0.58	5.35	0.58	5.35	0.38	187.33	15.63	81.18	8.55	81.18	15.63	0.56	4.12	64.37
PFS	Provident Financial Services, Inc.	12.44	9.15	0.78	5.70	0.82	5.99	0.71	122.27	12.81	76.59	9.53	108.13	11.95	0.92	5.89	75.41
PBIP	Prudential Bancorp, Inc.	10.55	10.08	0.76	6.91	0.39	3.54	NA	NA	11.48	81.06	8.56	85.32	22.39	0.28	2.18	63.39
RNDB	Randolph Bancorp, Inc.	13.13	NA	2.30	18.55	2.49	20.05	1.57	58.62	5.75	101.37	13.31	NA	5.32	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	10.46	8.68	0.79	6.73	0.80	6.79	0.38	347.31	12.11	79.88	8.35	98.16	12.00	0.20	3.75	45.45
SVBI	Severn Bancorp, Inc.	11.53	11.43	0.63	5.06	0.64	5.11	1.57	63.27	16.17	80.35	9.27	81.18	16.00	0.16	2.36	38.10
STXB	Spirit of Texas Bancshares, Inc.	12.02	9.24	0.96	7.37	1.06	8.10	0.32	135.95	11.32	79.21	9.52	106.24	10.33	0.28	1.74	4.93
SBT	Sterling Bancorp, Inc.	8.41	8.41	-0.43	-4.44	-0.43	-4.48	2.50	49.19	NM	51.92	4.37	51.92	NM	0.00	0.00	NM
TBNK	Territorial Bancorp Inc.	11.71	11.71	0.87	7.37	0.83	7.10	0.13	179.45	11.13	83.74	9.81	83.74	11.57	0.92	4.24	47.18
TSBK	Timberland Bancorp, Inc.	11.98	11.03	1.75	13.59	1.77	13.75	0.45	232.36	8.15	104.00	12.46	114.20	8.06	0.80	3.41	27.78
TBK	Triumph Bancorp, Inc.	11.89	8.89	0.93	7.55	0.83	6.79	0.72	237.44	24.30	179.63	20.12	255.15	27.26	NA	NA	NM
TRST	TrustCo Bank Corp NY	9.77	9.76	0.97	9.64	0.95	9.47	0.59	146.22	11.41	106.75	10.43	106.86	11.61	0.27	4.39	50.09
WSBF	Waterstone Financial, Inc.	17.99	NA	2.97	15.96	3.07	16.53	0.70	127.64	7.20	114.16	20.53	121.38	6.95	0.48	2.65	39.04
WNEB	Western New England Bancorp, Inc.	9.26	8.69	0.42	4.16	0.45	4.45	NA	NA	16.22	66.71	6.18	71.53	15.19	0.20	3.33	54.05
WSFS	WSFS Financial Corporation	13.46	9.83	0.78	5.38	0.80	5.55	0.32	560.72	19.76	105.32	14.19	150.24	19.17	0.48	1.24	24.49
WVFC	WVS Financial Corp.	11.42	11.42	0.59	5.88	0.60	5.96	0.00	NM	12.81	77.11	8.81	77.11	12.65	0.40	2.60	33.33

MHC
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	11.81	11.81	0.30	2.52	0.13	1.05	0.37	143.09	32.13	77.10	9.11	77.10	77.89	NA	NA	NM
BSBK	Bogota Financial Corp. (MHC)	16.91	16.91	0.25	1.63	0.50	3.27	NA	NA	NA	90.99	15.38	90.99	NA	NA	NA	NA
CFBI	Community First Bancshares, Inc. (MHC)	8.92	6.93	0.32	2.55	0.69	5.55	NA	NA	35.29	87.69	7.82	115.34	16.30	NA	NA	NM
FSEA	First Seacoast Bancorp (MHC)	12.31	12.31	0.30	2.29	0.25	1.88	0.19	349.03	39.09	89.06	10.96	89.06	47.45	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	7.39	7.39	1.19	15.05	1.19	15.05	0.29	335.03	11.44	160.38	11.86	160.38	11.44	0.48	1.92	21.00
KFFB	Kentucky First Federal Bancorp (MHC)	15.82	15.57	-3.81	-20.62	-0.54	-2.94	NA	NA	NM	125.66	19.88	128.00	NM	0.40	5.06	NM
LSBK	Lake Shore Bancorp, Inc. (MHC)	12.43	12.43	0.70	5.34	0.70	5.31	0.56	146.09	16.21	84.69	10.53	84.69	16.29	0.52	4.22	64.47
MGYR	Magyar Bancorp, Inc. (MHC)	7.54	7.54	0.32	3.95	NA	NA	NA	NA	23.68	91.99	6.94	91.99	NA	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	17.11	16.66	0.82	4.72	0.82	4.71	0.49	57.09	32.45	149.30	25.54	154.12	32.44	0.40	1.69	54.79
PDLB	PDL Community Bancorp (MHC)	12.40	12.40	-0.46	-3.28	-0.02	-0.15	1.38	81.43	NM	118.13	14.65	118.13	NM	NA	NA	NM
PBFS	Pioneer Bancorp, Inc. (MHC)	13.84	13.34	0.51	3.35	0.48	3.11	1.01	145.52	34.83	120.44	16.66	125.66	38.17	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc. (MHC)	10.35	10.22	0.51	4.72	0.51	4.78	NA	NA	15.86	75.09	7.77	76.16	15.65	NA	NA	NM
TFSL	TFS Financial Corporation (MHC)	11.42	11.36	0.56	4.88	NA	NA	NA	NA	56.47	283.86	32.41	285.52	NA	1.12	6.61	370.00

Merger Target
STND	Standard AVB Financial Corp.	13.54	11.26	0.65	4.61	0.78	5.54	NA	NA	23.07	107.28	14.52	132.38	19.22	0.88	2.68	61.82

(1)  Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT IV-2

Marathon Bank

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7

2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673..6	6903.4	937.6	617.7

2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9

2019:	Quarter 1	25928.7	2834.4	7729.3	837.8	543.8
	Quarter 2	26600.0	2941.8	8006.2	845.3	573.0
	Quarter 3	26916.8	2976.7	7999.3	890.5	584.5
	Quarter 4	28538.4	3230.8	8972.6	920.7	663.9

2020:	Quarter 1	21917.2	2584.6	7700.1	632.8	392.9
	Quarter 2	25812.9	3100.3	10058.8	658.5	430.8
	Quarter 3	27781.7	3363.0	11167.5	605.8	417.8
As of November 20, 2020		29263.5	3557.5	11855.0	750.2	501.2

(1)   End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Marathon Bank

Historical Thrift Stock Indices

Index Summary (Total Return (%))
Industry - Savings Bank/Thrift/Mutual
Geography United States and Canada

	Current		Total Return (%)
Index Name	Value	As Of	1 Day	1 Week	MTD	QTD	YTD	1 Year	3 Years
SNL Banking Indexes
SNL U.S. Bank and Thrift	1,533.89	12/9/2020	0.06	1.09	4.84	29.67	(16.38)	(13.87)	(5.65)
SNL U.S. Thrift	1,115.75	12/9/2020	0.10	2.40	4.94	32.33	(10.39)	(8.88)	(7.65)
SNL TARP Participants	170.64	12/9/2020	0.97	1.50	5.74	54.23	(0.97)	(3.87)	83.82
S&P 500 Bank	625.22	12/9/2020	0.02	0.47	4.18	27.80	(17.29)	(14.58)	(2.23)
NASDAQ Bank	NA	12/9/2020	NA	NA	NA	NA	NA	NA	NA
SNL Asset Size Indexes
SNL U.S. Thrift < $250M	1,903.76	12/9/2020	(0.51)	1.74	2.15	10.62	2.81	3.63	13.20
SNL U.S. Thrift $250M-$500M	5,368.84	12/9/2020	(1.64)	(1.07)	(1.17)	9.89	(13.97)	(12.84)	(8.33)
SNL U.S. Thrift < $500M	4,073.37	12/9/2020	(1.26)	(0.13)	(0.07)	10.02	(11.67)	(10.58)	(8.07)
SNL U.S. Thrift $500M-$1B	4,918.41	12/9/2020	(0.58)	2.43	0.17	17.85	(11.55)	(7.90)	1.97
SNL U.S. Thrift $1B-$5B	2,770.29	12/9/2020	(0.64)	2.92	4.25	28.67	(20.05)	(17.01)	(33.20)
SNL U.S. Thrift $5B-$10B	2,559.44	12/9/2020	0.23	2.58	5.04	38.89	(16.25)	(15.38)	(1.69)
SNL U.S. Thrift > $10B	372.50	12/9/2020	0.30	2.25	5.46	32.25	(6.37)	(5.25)	(3.76)
SNL Market Cap Indexes
SNL Micro Cap U.S. Thrift	1,830.87	12/9/2020	(0.20)	2.38	2.20	21.73	(14.22)	(12.18)	(5.87)
SNL Micro Cap U.S. Bank & Thrift	1,077.44	12/9/2020	(0.03)	2.11	2.39	17.71	(24.23)	(22.64)	(18.86)
SNL Small Cap U.S. Thrift	1,133.55	12/9/2020	(0.19)	2.23	5.20	31.74	(22.20)	(19.55)	(19.37)
SNL Small Cap U.S. Bank & Thrift	1,152.27	12/9/2020	(0.07)	2.96	6.61	33.64	(14.75)	(11.46)	(8.24)
SNL Mid Cap U.S. Thrift	563.11	12/9/2020	0.29	2.24	5.14	31.99	(22.15)	(21.00)	(21.34)
SNL Mid Cap U.S. Bank & Thrift	722.09	12/9/2020	0.31	2.98	6.86	41.67	(12.92)	(10.94)	(11.57)
SNL Large Cap U.S. Bank & Thrift	702.60	12/9/2020	0.03	0.68	4.42	27.50	(16.54)	(14.01)	(3.95)
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Thrift	2,465.99	12/9/2020	0.05	3.24	6.33	33.73	(13.98)	(12.84)	(12.42)
SNL Midwest U.S. Thrift	3,304.16	12/9/2020	0.45	0.36	2.47	24.31	(10.09)	(8.84)	7.12
SNL New England U.S. Thrift	3,794.10	12/9/2020	(0.06)	3.51	6.25	33.04	(13.13)	(9.75)	(3.46)
SNL Southeast U.S. Thrift	756.54	12/9/2020	(2.45)	4.20	(3.38)	18.64	(10.34)	(4.59)	(0.39)
SNL Southwest U.S. Thrift	1,282.44	12/9/2020	(0.74)	2.62	5.50	51.79	0.66	1.62	17.62
SNL Western U.S. Thrift	137.24	12/9/2020	0.02	3.61	5.24	45.00	2.13	5.58	12.14
SNL Stock Exchange Indexes
SNL U.S. Thrift NYSE	248.47	12/9/2020	0.42	2.69	6.19	32.78	(12.61)	(11.05)	(18.02)
SNL U.S. Thrift NASDAQ	3,163.66	12/9/2020	(0.05)	2.27	4.39	32.19	(12.28)	(10.83)	(7.59)
SNL U.S. Thrift Pink	688.39	12/9/2020	0.56	0.24	0.28	10.69	4.82	7.17	23.94
SNL OTHER Indexes
SNL U.S. Thrift MHCs	17,501.39	12/9/2020	0.42	1.08	2.40	23.77	(8.95)	(7.45)	11.45
Broad Market Indexes
DJIA	NA	12/9/2020	NA	NA	NA	NA	NA	NA	NA
S&P 500	7,581.06	12/9/2020	(0.79)	0.14	1.46	9.57	15.68	19.29	46.77
S&P 400 Mid Cap	3,480.31	12/9/2020	(0.39)	2.25	3.36	20.68	10.28	13.16	24.53
S&P 600 Small Cap	1,468.09	12/9/2020	(0.08)	3.65	5.38	27.74	8.26	10.84	22.92
S&P 500 Financials	831.61	12/9/2020	(0.19)	0.24	2.91	19.32	(4.81)	(2.75)	9.60
SNL U.S. Financial Institutions	2,136.83	12/9/2020	(0.14)	0.89	3.99	22.66	(3.73)	(1.30)	8.11
MSCI US IMI Financials	2,702.09	12/9/2020	(0.11)	0.77	3.60	21.51	(5.00)	(3.03)	8.53
NASDAQ	NA	12/9/2020	NA	NA	NA	NA	NA	NA	NA
NASDAQ Finl	NA	12/9/2020	NA	NA	NA	NA	NA	NA	NA
NYSE	NA	12/9/2020	NA	NA	NA	NA	NA	NA	NA
Russell 1000	NA	12/9/2020	NA	NA	NA	NA	NA	NA	NA
Russell 2000	NA	12/9/2020	NA	NA	NA	NA	NA	NA	NA
Russell 3000	11,922.75	12/9/2020	(0.92)	0.55	1.72	11.63	17.68	21.24	47.49
S&P TSX Composite	64,166.47	12/9/2020	(0.44)	1.22	2.23	9.52	6.13	7.10	19.97
MSCI AC World (USD)	1,345.55	12/9/2020	(0.46)	0.77	2.09	11.95	13.93	17.78	34.58
MSCI World	11,345.62	12/9/2020	(0.55)	0.55	1.77	11.33	13.69	17.08	36.08
Bermuda Royal Gazette/BSX	NA	12/8/2020	NA	NA	NA	NA	NA	NA	NA

EXHIBIT IV-4

Marathon Bank

Market Area Acquisition Activity

Exhibit IV-4

Wisconsin State Thrift Acquisitions 2011-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
7/20/2017	2/1/2018	Associated Banc-Corp	WI	Bank Mutual Corporation	WI	2,710,618	10.72	10.72	0.62	5.67	0.42	210.09	482.3	10.381	164.07	164.07	28.84	17.79	NA
5/17/2016	11/5/2016	TCB Mutual Holding Company	WI	Merrill Federal Savings & Loan Association	WI	47,010	13.62	13.62	0.81	6.11	0.33	NM	NA	NA	NA	NA	NA	NA	NA
1/12/2016	5/1/2016	Old National Bancorp	IN	Anchor BanCorp Wisconsin Inc.	WI	2,248,498	16.31	16.31	6.36	46.78	2.87	56.97	445.1	46.071	120.60	120.60	3.16	19.80	4.42
10/15/2014	4/10/2015	Starion Bancorp.	ND	WPS Community Bank, FSB	WI	98,046	9.30	9.30	0.41	4.14	0.00	NA	NA	NA	NA	NA	NA	NA	NA
3/26/2014	5/17/2014	First Federal Bank of WI	WI	Bay View Federal Savings and Loan Association	WI	134,498	14.48	14.48	0.89	6.43	1.43	83.45	NA	NA	NA	NA	NA	NA	NA
8/13/2013	9/27/2013	Investor group	0	Anchor BanCorp Wisconsin Inc.	WI	2,367,583	-2.53	-2.53	-1.30	NM	10.34	49.77	NA	NA	NA	NA	NA	NA	NA
9/25/2012	2/28/2014	Landmark Credit Union	WI	Hartford Savings Bank	WI	194,045	10.01	9.94	-0.14	-1.39	9.13	24.34	NA	NA	NA	NA	NA	NA	NA

				Average:		1,114,328	10.27	10.26	1.09	11.29	3.50	84.92			142.34	142.34	16.00	18.80	4.42
				Median:		194,045	10.72	10.72	0.62	5.89	1.43	56.97			142.34	142.34	16.00	18.80	4.42

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Marathon Bank

Director and Senior Management Resumes

EXHIBIT IV-5

Marathon Bank

Director and Senior Management Resumes

Thomas Grimm joined the board of directors at Marathon Bank in 2019. Prior to joining the board, Grimm retired as a partner at CliftonLarsonAllen, LLP and served as a partner at Schenck SC, a CPA firm (acquired by CliftonLarsonAllen, LLP) from 2011 through 2019. He is a Certified Public Accountant and a member of the WICPA and the AICPA. His areas of expertise include Federal and State income tax. Grimm was previously a member of numerous non-profit boards and now serves as the Past President of the Woodson YMCA board of directors in Wausau in addition as well as a member on the board of directors of the Entrepreneurial & Education Center. Mr. Grimm’s diverse background and broad experience in public accounting enhances our board of directors’ oversight of financial reporting and disclosure issues, and he qualifies as an Audit Committee financial expert.

Thomas Terwilliger has served as a member on the board of directors at Marathon Bank since 1990. He has been an attorney with Terwilliger, Wakeen, Piehler & Conway, S.C., since 1970.  He specializes in civil litigation and eminent domain. Mr. Terwilliger has maintained an AV rating with Martindale-Hubbell for over 25 years and is listed in the Best Lawyers in America, Wisconsin’s Top Lawyers and Wisconsin’s Super Lawyers. He is admitted to practice before the United States Supreme Court, the United States Court of Military Justice, the Wisconsin Supreme Court, the Eastern and Western District Courts for the State of Wisconsin, the 5th and 7th Circuits for the United States Courts of Appeals, as well as the United States Court of Appeals for the Federal Circuit.  Mr. Terwilliger’s extensive legal background enhances our board’s risk management oversight and corporate governance.

Timothy R. Wimmer has served as a member on the Marathon Bank board of directors since 2015. He specializes in acquisitions, dispositions, leasing, property management and business brokerage. Prior to being a Director with Marathon Bank, Mr. Wimmer owned and operated several small businesses in the central Wisconsin area in various industries including construction, retail, restaurant, and service business. He maintains involvement in the community and has previously served on the board of directors for the Wausau School Foundation, Wausau Area Youth Football, Wausau Area Convention and Visitors Bureau.  Mr. Wimmer’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area.

Amy Zientara joined Marathon Bank’s board of directors in 2009 and currently serves as its Chairwoman of the Board. Ms. Zientara is the Commercial Property Manager for the Dudley Tower in downtown Wausau, Wisconsin, a position she has held since 2006. She specializes in lease negotiation, building operations and tenant relations. She has served in several capacities throughout the Wausau area including Executive Director of Wausau Area Events and the Executive Director of Main Street Wausau. Her efforts resulted in the creation of the first Business Improvement District in the City of Wausau and also led the way for the revitalization of the downtown business district. Zientara was involved with many community organizations over the course of her career, including leadership groups and other non-profits. Ms. Zientara brings the board of directors a unique perspective of the community in areas of economic development, residential housing and commercial opportunities.

Nicholas W. Zillges has been the President and Chief Executive Officer and a director of Marathon Bank since February 2014. Mr. Zillges has been involved in the banking industry for over 20 years, including serving in various executive management roles at other financial institutions. Mr. Zillges’s managerial experience and knowledge of commercial lending provides the board with a perspective on the day to day operations of Marathon Bank and assists the board with assessing trends and developments in the financial services industry.

The following sets forth information regarding our executive officers who are not directors. Age information is as of September 30, 2020. The executive officers of Marathon Bancorp, Inc. and Marathon Bank are elected annually.

EXHIBIT IV-5 (cont.)

Marathon Bank

Director and Senior Management Resumes

Nora Spatz, age 64, is the Executive Vice President and Chief Administrative Officer of Marathon Bank and has over 34 years of banking experience. Ms. Spatz has been at Marathon Bank since 1986, serving in various management positions in areas such as compliance and administration.

Michelle Knopf, age 51, has been Senior Vice President and Senior Loan Officer of Marathon Bank since July 2018. She previously was Vice President and Senior Loan Officer at Intercity State Bank from October 2006 until July 2018 and prior to that Vice President – Loan Officer from May 1998 until October 2006. Ms. Knopf has over 20 years of banking experience.

Joy Selting-Buchberger, age 52, has been the Senior Vice President and Chief Financial Officer of Marathon Bank since July 2015. Prior to that, she served as Vice President, Treasurer and Assistant Treasurer of Marathon Bank. Ms. Selting-Buchberger has been with Marathon Bank since May 1999.

Terry Cornish, age 52, has been the Vice President and Chief Credit Officer of Marathon Bank since July 2017. Previously he was Vice President and Senior Credit Analyst beginning in May 2015. Mr. Cornish has been with Marathon Bank since May 2014. Mr. Cornish has over 20 years of credit experience.

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT IV-6

Marathon Bank

Pro Forma Regulatory Capital Ratios

EXHIBIT IV-6

Marathon Bank

Pro Forma Regulatory Capital Ratios

	Marathon Bank Historical at		Pro Forma at September 30, 2020, Based Upon the Sale in the Offering of (1)
	September 30, 2020		688,500 Shares		810,000 Shares		931,500 Shares		1,071,225 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$21,142	12.29%	$22,972	13.14%	$23,421	13.35%	$23,869	13.56%	$24,386	13.79%

Tier 1 leverage capital	$20,490	11.96%	$22,320	12.81%	$22,769	13.03%	$23,217	13.24%	$23,734	13.48%
Tier 1 leverage capital requirement	8,567	5.00	8,709	5.00	8,739	5.00	8,769	5.00	8,804	5.00
Excess	$11,923	6.96%	$13,611	7.81%	$14,030	8.03%	$14,448	8.24%	$14,930	8.48%

Tier 1 risk-based capital (4)	$20,490	12.14%	$22,320	13.18%	$22,769	13.43%	$23,217	13.69%	$23,734	13.98%
Tier 1 risk-based requirement	13,505	8.00	13,550	8.00	13,560	8.00	13,570	8.00	13,581	8.00
Excess	$6,985	4.14%	$8,770	5.18%	$9,209	5.43%	$9,647	5.69%	$10,153	5.98%

Total risk-based capital (4)	$22,265	13.19%	$24,095	14.23%	$24,544	14.48%	$24,992	14.73%	$25,509	15.03%
Total risk-based requirement	16,881	10.00	16,938	10.00	16,950	10.00	16,962	10.00	16,976	10.00
Excess	$5,384	3.19%	$7,157	4.23%	$7,594	4.48%	$8,030	4.73%	$8,533	5.03%

Common equity tier 1 risk-based capital (4)	$20,490	12.14%	$22,320	13.18%	$22,769	13.43%	$23,217	13.69%	$23,734	13.98%
Common equity tier 1 risk-based requirement	10,973	6.50	11,009	6.50	11,017	6.50	11,025	6.50	11,034	6.50
Excess	$9,517	5.64%	$11,311	6.68%	$11,752	6.93%	$12,192	7.19%	$12,700	7.48%

Reconciliation of capital infused into Marathon Bank:
Net offering proceeds			$5,659		$6,874		$8,089		$9,486
Proceeds to Marathon Bank			$2,830		$3,437		$4,045		$4,743
Less: Initial capitalization of Marathon MHC			(100)		(100)		(100)		(100)
Less: Common stock acquired by employee stock ownership plan			(600)		(706)		(811)		(933)
Less: Common stock acquired by stock-based benefit plans			(300)		(353)		(406)		(467)
Pro forma increase			$1,830		$2,279		$2,728		$3,244

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to Marathon MHC) with funds we lend and that one or more stock-based benefit plans purchases 1.96% of our total outstanding shares (including shares issued to Marathon MHC) for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Marathon Bancorp’s Preliminary Offering Prospectus

EXHIBIT IV-7

Marathon Bank

Pro Forma Analysis Sheet – Fully Converted Basis

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Marathon Bancorp, Inc.

Prices as of November 20, 2020

			Subject at		Thrift Peer Group				All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	48.04	x	12.17	x	12.32	x	13.66	x	11.97	x
Price-core earnings multiple	=	P/CE	48.04	x	12.37	x	12.50	x	13.89	x	12.29	x
Price-book ratio	=	P/B	50.40%		82.38%		80.77%		92.54%		84.09%
Price-tangible book ratio	=	P/TB	50.40%		84.29%		83.16%		102.08%		93.15%
Price-assets ratio	=	P/A	9.65%		10.75%		8.78%		11.71%		10.43%

				% of		% of Offering
Valuation Parameters				Offering		+ Foundation
Pre-Conversion Earnings (Y)	$584,000	(12 Mths 9/20)	ESOP Stock as % of Offering (E)	8.0000%		8.0000%
Pre-Conversion Core Earnings	$584,000	(12 Mths 9/20)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$21,142,000	(9/20)	ESOP Amortization (T)	25.00	years
Intangibles	$0	(9/20)	RRP Stock as % of Offering (M)	4.0000%		4.0000%
Pre-Conv. Tang. Book Value (B)	$21,142,000	(9/20)	Stock Programs Vesting (N)	5.00	years
Pre-Conversion Assets (A)	$172,041,000	(9/20)	Fixed Expenses	$1,275,000
Reinv. Rate: (5 Yr Treas)@9/2020	0.28%		Subscr/Dir Comm Exp (Mdpnt)	$0		0.00%
Tax rate (TAX)	25.93%		Total Expenses (Midpoint)	$1,275,000
A-T Reinvestment Rate(R)	0.21%		Syndicate Expenses (Mdpnt)	$0		0.00%
Est. Conversion Expenses (1)(X)	7.08%		Syndicate Amount	$0
Insider Purchases ($)	$0		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$0		Options as % of Offering (O1)	10.0000%		10.00%
Found. Stk Contrib (% of Total Shrs (FS)	0.0000%		Estimated Option Value (O2)	26.80%
Foundation Tax Benefit (Z)	$0		Option Vesting Period (O3)	5.00	years
Foundation Amount (Mdpt.)	$0		% of Options taxable (O4)	25.00%

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y)	V=	$18,000,000
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$18,000,000
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$18,000,000
	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$18,000,000
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$18,000,000
	1 - P/A * PCT * (1-X-E-M-FC-FS)

						Market Value	Market Value
	Shares Issued	Shares Sold	Foundation	Total Shares	Price Per	of Stock Sold	of Stock Issued
Valuation Conclusion	to MHC	to Public	Shares	Issued	Share	in Offering	in Reorganization
Supermaximum	0	2,380,500	0	2,380,500	$10.00	$23,805,000	$23,805,000
Maximum	0	2,070,000	0	2,070,000	10.00	20,700,000	$20,700,000
Midpoint	0	1,800,000	0	1,800,000	10.00	18,000,000	$18,000,000
Minimum	0	1,530,000	0	1,530,000	10.00	15,300,000	$15,300,000

	Shares Issued	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to MHC	to Public	Shares	Issued
Supermaximum	0.000%	100.000%	0.000%	100.000%
Maximum	0.000%	100.000%	0.000%	100.000%
Midpoint	0.000%	100.000%	0.000%	100.000%
Minimum	0.000%	100.000%	0.000%	100.000%

(1) Estimated offering expenses at midpoint of the offering.

EXHIBIT IV-8

Marathon Bank

Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$15,300,000
	Market Value of Shares Issued to Foundation:	0
	Total Market Value of Company:	$15,300,000

2.	Offering Proceeds of Shares Sold In Offering	$15,300,000
	Less: Estimated Offering Expenses	1,275,000
	Net Conversion Proceeds	$14,025,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$14,025,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Stock Purchases (1)	(1,224,000)
	Less: Non-Cash MRP Stock Purchases (2)	(612,000)
	Net Conversion Proceeds Reinvested	$12,189,000
	Estimated After-Tax Reinvestment Rate	0.21%
	Earnings from Reinvestment of Proceeds	$25,280
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(36,265)
	Less: Stock Programs Vesting (2)	(90,662)
	Less: Option Plan Vesting (3)	(76,692)
	Net Earnings Increase	$(178,339)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion

	12 Months ended September 30, 2020 (reported)	$584,000	$(178,339)	$405,661
	12 Months ended September 30, 2020 (core)	$584,000	$(178,339)	$405,661

		Before	Net Equity	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$21,142,000	$12,189,000	$0	$33,331,000
	September 30, 2020 (Tangible)	$21,142,000	$12,189,000	$0	$33,331,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$172,041,000	$12,189,000	$0	$184,230,000

(1) ESOP stock (8% of offering) amortized over 25 years, amortization expense is tax effected at 25.93%.

(2) Stock programs (4% of offering) amortized over 5 years, amortization expense is tax effected at 25.93%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$18,000,000
	Market Value of Shares Issued to Foundation:	0
	Total Market Value of Company:	$18,000,000

2.	Offering Proceeds of Shares Sold In Offering	$18,000,000
	Less: Estimated Offering Expenses	1,275,000
	Net Conversion Proceeds	$16,725,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$16,725,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Stock Purchases (1)	(1,440,000)
	Less: Non-Cash MRP Stock Purchases (2)	(720,000)
	Net Conversion Proceeds Reinvested	$14,565,000
	Estimated After-Tax Reinvestment Rate	0.21%
	Earnings from Reinvestment of Proceeds	$30,207
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(42,665)
	Less: Stock Programs Vesting (2)	(106,661)
	Less: Option Plan Vesting (3)	(90,226)
	Net Earnings Increase	$(209,344)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion

	12 Months ended September 30, 2020 (reported)	$584,000	$(209,344)	$374,656
	12 Months ended September 30, 2020 (core)	$584,000	$(209,344)	$374,656

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$21,142,000	$14,565,000	$0	$35,707,000
	September 30, 2020 (Tangible)	$21,142,000	$14,565,000	$0	$35,707,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$172,041,000	$14,565,000	$0	$186,606,000

(1) ESOP stock (8% of offering) amortized over 25 years, amortization expense is tax effected at 25.93%.

(2) Stock programs (4% of offering) amortized over 5 years, amortization expense is tax effected at 25.93%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$20,700,000
	Market Value of Shares Issued to Foundation:	0
	Total Market Value of Company:	$20,700,000

2.	Offering Proceeds of Shares Sold In Offering	$20,700,000
	Less: Estimated Offering Expenses	1,275,000
	Net Conversion Proceeds	$19,425,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$19,425,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Stock Purchases (1)	(1,656,000)
	Less: Non-Cash MRP Stock Purchases (2)	(828,000)
	Net Conversion Proceeds Reinvested	$16,941,000
	Estimated After-Tax Reinvestment Rate	0.21%
	Earnings from Reinvestment of Proceeds	$35,135
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(49,064)
	Less: Stock Programs Vesting (2)	(122,661)
	Less: Option Plan Vesting (3)	(103,760)
	Net Earnings Increase	$(240,349)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion

	12 Months ended September 30, 2020 (reported)	$584,000	$(240,349)	$343,651
	12 Months ended September 30, 2020 (core)	$584,000	$(240,349)	$343,651

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$21,142,000	$16,941,000	$0	$38,083,000
	September 30, 2020 (Tangible)	$21,142,000	$16,941,000	$0	$38,083,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$172,041,000	$16,941,000	$0	$188,982,000

(1) ESOP stock (8% of offering) amortized over 25 years, amortization expense is tax effected at 25.93%.

(2) Stock programs (4% of offering) amortized over 5 years, amortization expense is tax effected at 25.93%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$23,805,000
	Market Value of Shares Issued to Foundation:	0
	Total Market Value of Company:	$23,805,000

2.	Offering Proceeds of Shares Sold In Offering	$23,805,000
	Less: Estimated Offering Expenses	1,275,000
	Net Conversion Proceeds	$22,530,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$22,530,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Stock Purchases (1)	(1,904,394)
	Less: Non-Cash MRP Stock Purchases (2)	(952,192)
	Net Conversion Proceeds Reinvested	$19,673,414
	Estimated After-Tax Reinvestment Rate	0.21%
	Earnings from Reinvestment of Proceeds	$40,802
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(56,424)
	Less: Stock Programs Vesting (2)	(141,060)
	Less: Option Plan Vesting (3)	(119,324)
	Net Earnings Increase	$(276,005)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion

	12 Months ended September 30, 2020 (reported)	$584,000	$(276,005)	$307,995
	12 Months ended September 30, 2020 (core)	$584,000	$(276,005)	$307,995

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$21,142,000	$19,673,414	$0	$40,815,414
	September 30, 2020 (Tangible)	$21,142,000	$19,673,414	$0	$40,815,414

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion

	September 30, 2020	$172,041,000	$19,673,414	$0	$191,714,414

(1) ESOP stock (8% of offering) amortized over 25 years, amortization expense is tax effected at 25.93%.

(2) Stock programs (4% of offering) amortized over 5 years, amortization expense is tax effected at 25.93%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT IV-9

Marathon Bank

Pro Forma Analysis Sheet – MHC Basis

EXHIBIT IV-9

PRO FORMA ANALYSIS SHEET

Marathon Bancorp, Inc.

Prices as of November 20, 2020

		Subject at		Thrift Peer Group				All Public Thrifts
Valuation Pricing Multiples	Symbol	Midpoint		Mean		Median		Mean		Median
Price-earnings multiple =	P/E	37.62	x	12.17	x	12.32	x	13.66	x	11.97	x
Price-core earnings multiple =	P/CE	37.62	x	12.37	x	12.50	x	13.89	x	12.29	x
Price-book ratio =	P/B	67.02%		82.38%		80.77%		92.54%		84.09%
Price-tangible book ratio =	P/TB	67.02%		84.29%		83.16%		102.08%		93.15%
Price-assets ratio =	P/A	10.13%		10.75%		8.78%		11.71%		10.43%

Valuation Parameters (2)					As a % of Offering
					+ Foundation
Pre-Conversion Earnings (Y)	$583,793	(12 Mths 9/20)	ESOP Stock Purchases (E)	8.711%	8.00%
Pre-Conversion Core Earnings	$583,793	(12 Mths 9/20)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$21,042,000		ESOP Amortization (T)	25.00	years
Pre-Conv. Tang. Book Value (B)	$21,042,000		Stock Programs Amount (M)	4.356%	4.36%
Pre-Conversion Assets (A)	$171,941,000		Stock Programs Vesting (N)	5.00	years
Reinvestment Rate:	0.28%		Fixed Expenses	$1,226,000
Tax rate (TAX)	25.93%		Variable Expenses	0.00%
A-T Reinvestment Rate(R)	0.21%		Percent Sold (PCT)	45.0000%
Est. Conversion Expenses (1)(X)	15.14%		MHC Assets	$100,000
Insider Purchases	$0		Options as % of Offering (O1)	10.89%	10.89%
Price/Share	$10.00		Estimated Option Value (O2)	26.80%
Foundation Cash Contrib. (FC)	$0		Option Vesting Period (O3)	5.00	years
Foundation Stock Contrib. (FS)	0.00%		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (Z)	$0

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$18,000,000
	1 - P/E * PCT * ((1-X-E-M-C-D)*R - (1-TAX)*E/T - (1-TAX)*M/N)

1. V=	P/E * (Y)	V=	$18,000,000
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * B	V=	$18,000,000
	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * TB	V=	$18,000,000
	1 - P/B * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z)	V=	$18,000,000
	1 - P/A * PCT * (1-X-E-M-FC-FS)

	Shares Issued	Shares Sold	Foundation	Total Shares	Price Per	Mark. Val of Stock Sold in Offering+Issued	Full Value of
Valuation Conclusion	to MHC	to Public	Shares	Issued	Share	to Foundation	Total Shares
Supermaximum	1,309,275	1,071,225	0	2,380,500	$10.00	$10,712,250	$23,805,000
Maximum	1,138,500	931,500	0	2,070,000	10.00	9,315,000	$20,700,000
Midpoint	990,000	810,000	0	1,800,000	10.00	8,100,000	$18,000,000
Minimum	841,500	688,500	0	1,530,000	10.00	6,885,000	$15,300,000

	Shares Issued	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to MHC	to Public	Shares	Issued
Supermaximum	55.000%	45.000%	0.000%	100.000%
Maximum	55.000%	45.000%	0.000%	100.000%
Midpoint	55.000%	45.000%	0.000%	100.000%
Minimum	55.000%	45.000%	0.000%	100.000%

(1) Estimated offering expenses at midpoint of the offering.

(2) Reflects reduction in earnings, equity and assets due to $100,000 contributed to the MHC.

EXHIBIT IV-10

Marathon Bank

Pro Forma Effect of Conversion Proceeds – MHC Basis

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$6,885,000
	Market Value of Shares Issued to Foundation:	0
	Market Value of Shares Issued to MHC:	8,415,000
	Total Market Value of Company:	$15,300,000

2.	Offering Proceeds of Shares Sold In Offering	$6,885,000
	Less: Estimated Offering Expenses	1,226,000
	Net Conversion Proceeds	$5,659,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$5,659,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Purchases (1)	(599,760)
	Less: Non-Cash MRP Purchases (1)	(299,880)
	Net Proceeds Reinvested	$4,759,360
	Estimated net incremental rate of return	0.21%
	Earnings Increase	$9,871
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(2)	(17,770)
	Less: Stock Programs Vesting (3)	(44,424)
	Less: Option Plan Vesting (4)	(37,579)
	Net Earnings Increase	$(89,903)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2020 (reported)	$583,793	$(89,903)	$493,890
	12 Months ended September 30, 2020 (core)	$583,793	$(89,903)	$493,890

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$21,042,000	$4,759,360	$0	$25,801,360
	September 30, 2020 (Tangible)	$21,042,000	$4,759,360	$0	$25,801,360

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$171,941,000	$4,759,360	$0	$176,700,360

(1)	Includes ESOP purchases equal to 3.92% of all shares issued, and stock program purchases equal to 1.92% of all shares issued.
(2)	ESOP stock amortized over 25 years, and amortization expense is tax effected at 25.93%.
(3)	Stock programs amortized over 5 years, and amortization expense is tax effected at 25.93%.
(4)	Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$8,100,000
	Market Value of Shares Issued to Foundation:	0
	Market Value of Shares Issued to MHC:	9,900,000
	Total Market Value of Company:	$18,000,000

2.	Offering Proceeds of Shares Sold In Offering	$8,100,000
	Less: Estimated Offering Expenses	1,226,000
	Net Conversion Proceeds	$6,874,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$6,874,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Purchases (1)	(705,600)
	Less: Non-Cash MRP Purchases (1)	(352,800)
	Net Proceeds Reinvested	$5,815,600
	Estimated net incremental rate of return	0.21%
	Earnings Increase	$12,061
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(2)	(20,906)
	Less: Stock Programs Vesting (3)	(52,264)
	Less: Option Plan Vesting (4)	(44,211)
	Net Earnings Increase	$(105,319)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2020 (reported)	$583,793	$(105,319)	$478,474
	12 Months ended September 30, 2020 (core)	$583,793	$(105,319)	$478,474

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$21,042,000	$5,815,600	$0	$26,857,600
	September 30, 2020 (Tangible)	$21,042,000	$5,815,600	$0	$26,857,600

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$171,941,000	$5,815,600	$0	$177,756,600

(1)	Includes ESOP purchases equal to 3.92% of all shares issued, and stock program purchases equal to 1.92% of all shares issued.
(2)	ESOP stock amortized over 25 years, and amortization expense is tax effected at 25.93%.
(3)	Stock programs amortized over 5 years, and amortization expense is tax effected at 25.93%.
(4)	Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$9,315,000
	Market Value of Shares Issued to Foundation:	0
	Market Value of Shares Issued to MHC:	11,385,000
	Total Market Value of Company:	$20,700,000

2.	Offering Proceeds of Shares Sold In Offering	$9,315,000
	Less: Estimated Offering Expenses	1,226,000
	Net Conversion Proceeds	$8,089,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$8,089,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Purchases (1)	(811,440)
	Less: Non-Cash MRP Purchases (1)	(405,720)
	Net Proceeds Reinvested	$6,871,840
	Estimated net incremental rate of return	0.21%
	Earnings Increase	$14,252
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(2)	(24,041)
	Less: Stock Programs Vesting (3)	(60,104)
	Less: Option Plan Vesting (4)	(50,842)
	Net Earnings Increase	$(120,735)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2020 (reported)	$583,793	$(120,735)	$463,057
	12 Months ended September 30, 2020 (core)	$583,793	$(120,735)	$463,057

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$21,042,000	$6,871,840	$0	$27,913,840
	September 30, 2020 (Tangible)	$21,042,000	$6,871,840	$0	$27,913,840

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$171,941,000	$6,871,840	$0	$178,812,840

(1)	Includes ESOP purchases equal to 3.92% of all shares issued, and stock program purchases equal to 1.92% of all shares issued.
(2)	ESOP stock amortized over 25 years, and amortization expense is tax effected at 25.93%.
(3)	Stock programs amortized over 5 years, and amortization expense is tax effected at 25.93%.
(4)	Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Marathon Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$10,712,250
	Market Value of Shares Issued to Foundation:	0
	Market Value of Shares Issued to MHC:	13,092,750
	Total Market Value of Company:	$23,805,000

2.	Offering Proceeds of Shares Sold In Offering	$10,712,255
	Less: Estimated Offering Expenses	1,226,016
	Net Conversion Proceeds	$9,486,239

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$9,486,239
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash ESOP Purchases (1)	(933,156)
	Less: Non-Cash MRP Purchases (1)	(466,578)
	Net Proceeds Reinvested	$8,086,504
	Estimated net incremental rate of return	0.21%
	Earnings Increase	$16,771
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(2)	(27,648)
	Less: Stock Programs Vesting (3)	(69,119)
	Less: Option Plan Vesting (4)	(58,469)
	Net Earnings Increase	$(138,464)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2020 (reported)	$583,793	$(138,464)	$445,328
	12 Months ended September 30, 2020 (core)	$583,793	$(138,464)	$445,328

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$21,042,000	$8,086,504	$0	$29,128,504
	September 30, 2020 (Tangible)	$21,042,000	$8,086,504	$0	$29,128,504

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2020	$171,941,000	$8,086,504	$0	$180,027,504

(1)	Includes ESOP purchases equal to 3.92% of all shares issued, and stock program purchases equal to 1.92% of all shares issued.
(2)	ESOP stock amortized over 25 years, and amortization expense is tax effected at 25.93%.
(3)	Stock programs amortized over 5 years, and amortization expense is tax effected at 25.93%.
(4)	Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes, branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (40)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (36)	(703) 647-6546	wpommerening@rpfinancial.com
James J. Oren, Director (33)	(703) 647-6549	joren@rpfinancial.com
James P. Hennessey, Director (34)	(703) 647-6544	jhennessey@rpfinancial.com
Gregory E. Dunn, Director (36)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com